RESTON STATION

FAIRFAX COUNTY, VIRGINIA

DEED OF LEASE

between

CRS PLAZA I, LC,

as LANDLORD

and

COMSTOCK HOLDING COMPANIES, INC.,

as TENANT

November 1, 2020

TABLE OF CONTENTS

EXHIBITS

BASIC LEASE INFORMATION

Effective Date: November 1, 2020

Landlord: CRS PLAZA I, LC, a Virginia limited liability company

Tenant: COMSTOCK HOLDING COMPANIES, INC., a Delaware corporation

Premises: 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190. The Premises consist of approximately 21,852 square feet of Net Rentable Area on the 10th floor of the Building (hereinafter defined), as shown on the floor plan attached hereto as Exhibit B.

Term: The initial Lease Term commencing on the Commencement Date (hereinafter defined) and ending on the Expiration Date (hereinafter defined), subject to Landlord's Termination Right (as hereinafter defined).

Commencement Date: November 1, 2020

Rent Commencement Date: November 1, 2020

Expiration Date: October 31, 2030 (*i.e.* the last day of the Tenth (10th) Lease Year (hereinafter defined)) (the "**Initial Expiration Date**"), or any earlier date on which this Lease is terminated or any later date on which this Lease is extended, in each case, in accordance with the provisions hereof.

Base Rent: An annual amount based upon Net Rentable Area (hereinafter defined) as specified below:

Lease Year	Base Rent PSF	Annual Base Rent	Monthly Base Rent
Lease Year 1	$39.00	$852,228.00	$71,019.00
Lease Year 2	$39.98	$873,533.70	$72,794.48
Lease Year 3	$40.97	$895,372.04	$74,614.34
Lease Year 4	$42.00	$917,756.34	$76,479.70
Lease Year 5	$43.05	$940,700.25	$78,391.69
Lease Year 6	$44.12	$964,217.76	$80,351.48
Lease Year 7	$45.23	$988,323.20	$82,360.27
Lease Year 8	$46.36	$1,013,031.28	$84,419.27
Lease Year 9	$47.52	$1,038,357.06	$86,529.76
Lease Year 10	$48.71	$1,064,315.99	$88,693.00

Tenant's Share of Operating Cost: 6.31%, subject to adjustment pursuant to Section 2(b) and based upon 21,852 square feet of Net Rentable Area. A fraction, expressed as a percentage, the numerator of which shall be the Net Rentable Area of the Premises and the denominator of which shall be the Net Rentable Area of the Office Area (as defined in Section 1(b)).

Tenant's Share of Taxes: 6.16%, subject to adjustment pursuant to Section 2(b) and based upon 21,852 square feet of Net Rentable Area. A fraction, expressed as a percentage, the numerator of which shall be the Net Rentable Area of the Premises and the denominator of which shall be the Net Rentable Area of the Building.

Tenant Improvement Allowance: One Hundred Seventy-Six and 00/100 Dollars ($176.00) per square foot of Net Rentable Area (approximately $3,845.952).

Building Operating Hours: Business Days (as defined in Section 9(a)): 8:00 a.m. – 6:00 p.m.
Requested Saturday Mornings (as defined in Section 9(a)): 8:00 a.m. – 1:00 p.m.

Security Deposit: None

Project: Reston Station, a transit-oriented, mixed-use development at the intersection of Wiehle Avenue and Dulles Toll Road in Reston, Virginia, as described in Section 1(b).

Office Area: The Premises and certain other space in the Project (as defined in Section 1(b)) designated by Landlord for office use, as described in Section 1(a). The Net Rentable Area of the Office Area of the Building is 346,320.25 sq. ft.

Building: The building in which the Premises are located, commonly known as 1900 Reston Metro Plaza in Reston, Virginia 20190, and all other improvements located on the Land. The Net Rentable Area of the Building is 354,865.5 sq. ft.

Land: The tax lot(s) on which the Building is built, legally described on Exhibit A attached hereto, subject to adjustment in accordance with Section 1(b).

Parking: Subject to Section 39, two (2) monthly contracts for every 1,000 square feet of Net Rentable Area of the Premises (the "**Tenant's Allocated Parking**"), for the use of unreserved parking spaces in the Office Parking Facilities (as defined in Section 2(a)). See Section 39 for additional details on parking.

Landlord's Notice Address:
CRS Plaza I, LC
c/o Comstock Companies
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190
Attention: Asset Mgt - Reston Station

with a copy to:

Comstock Companies
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190
Attention: General Counsel

Rent Payment Address:
CRS Plaza I, LC
PO Box 744970
Atlanta, Georgia 30384-4970

Tenant's Notice Address: Comstock Holding Companies, Inc.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190
Attention: Asset Mgt - Reston Station

with a copy to:

Comstock Holding Companies, Inc.
1900 Reston Metro Plaza, 10th Floor
Reston, Virginia 20190
Attention: General Counsel

Renewal Option: None.

Brokers: The Tenant hereby represents that it is not represented by a Broker for this Lease, and the Landlord hereby represents that it is not represented by a Broker for this Lease.

DEED OF LEASE

This Deed of Lease (**"Lease"**) is made and entered into as of the Effective Date between Landlord and Tenant. The "**Basic Lease Information**" (above) is incorporated into this Lease as if fully set forth herein. Capitalized terms used and not otherwise expressly defined within the body of this Lease will have the meanings ascribed to them in the Basic Lease Information.

WITNESSETH:

1. PREMISES, PROJECT AND OFFICE AREA.

(a) Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord, the Premises, together with the right to use the Common Areas in accordance with Section 2(a). The Net Rentable Area of the Building and the Premises have been calculated in accordance with this subsection and are hereby stipulated for all purposes hereof to be the square footages set forth in the Basic Lease Information. For the purposes of this Lease, "**Net Rentable Area**" shall be determined by Landlord's architect in accordance with the 2017 Building Owners and Managers Association Standard Methods of Measurement (ANSI/BOMA Z65, 1-2017) Method B (**"BOMA"**).

(b) Project and Office Area.

(i) The Premises are part of a vertically-integrated, mixed-use development known as Reston Station (**"Project"**), which is depicted on Exhibit A-1 attached hereto and generally described in the Basic Lease Information and which is governed by the Project Documents (hereinafter defined). The Project includes improvements owned by Landlord and by other private party owners (including, as applicable, affiliates of Landlord), as well as improvements owned and/or operated by the Board of Supervisors of Fairfax County, Virginia, in its proprietary capacity (or its successors in interest), such as, but not limited to, the public parking facility and its appurtenances (**"Public Garage"**). As used in this Lease, the term "**Project Documents**" refers collectively to that certain Ground Lease (defined hereinafter) and to all declarations, easements, covenants, conditions and restrictions relating to, affecting, or encumbering all or a portion of the Project, including the Premises, now or hereafter recorded, including that certain Reciprocal Easement Agreement, dated July 1, 2014, recorded among the land records of Fairfax County (**"Land Records"**) in Deed Book 23712 at Page 1626, that certain Private Party Declaration for Reston Station, dated July 1, 2014 and recorded among the Land Records in Deed Book 23712 at Page 1678, and that certain Declaration of Parking Availability (**"Parking Declaration"**), dated November 28, 2016 and recorded among the Land Records in Deed Book 24857 at Page 0007, as each and any of the foregoing may have been and may hereafter be further amended, modified, supplemented, restated or replaced from time to time. Landlord represents that it has delivered to Tenant and Tenant acknowledges receipt of true and accurate copies of the Project Documents prior to the date of this Lease. The Project may be increased or decreased from time to time in accordance with the Project Documents. The Premises and all other office space in the Building, together with the Office Common Areas, comprise the "**Office Area**." None of the plans provided by Landlord or any of Landlord's agents depicting the general layout of the Building, Office Area or Project constitutes a warranty, representation or agreement that the Office Area, Building, or Project, or facilities therein, will be exactly as indicated. This Lease is subject to and subordinate to the Project Documents. Landlord shall have the right to amend any Project Document at any time and without the consent of Tenant if doing so will not materially or adversely decrease Tenant's rights or materially or adversely increase Tenant's obligations under this Lease.

(ii) As used herein, the term "**Ground Lease**" means that certain Deed of Lease between the Board of Supervisors of Fairfax County, Virginia in its proprietary capacity (**"Ground Lessor"**) and Landlord, dated November 28, 2016, which term includes the Memorandum of Ground Lease recorded among the Land Records in Deed Book 24856 at Page 2007, as each or any of the foregoing may have been and may hereafter be further amended, modified, supplemented, restated or replaced from time to time, and which term may include a replacement ground lease for all or a portion of the Project containing the Premises between Ground Lessor and Landlord, Landlord's successor-in-interest, any affiliate of either of them, and any successor to any such affiliate. The provisions

of the Ground Lease are not incorporated into this Lease. The terms of this Lease shall control as between Landlord and Tenant.

2. COMMON AREAS.

(a) Common Areas. (i) During the Term, Tenant shall have the non-exclusive right to use the Common Areas (hereinafter defined) for their intended purposes. As used in this Lease, "**Common Areas**" refers collectively to: (A) the portions of and facilities in and on the Building, if any, that are designated for common use by Landlord, Tenant and all other occupants (retail, office and otherwise), tenants and users of the Building, together with any such facilities outside the Building which are not Project Common Areas (hereinafter defined) or Office Common Areas (hereinafter defined) ("**Building Common Areas**", which Building Common Areas include, without limitation, the Common Facilities (as defined in Section 45 below); (B) the portions of and facilities in the Office Area, if any, that are designated for common use by Landlord, Tenant and all other tenants and users of the Office Area ("**Office Common Areas**"); and (C) the portions of and facilities within the Project, if any, that are designated by Landlord, its affiliates, or the Association for common use by Landlord, Tenant and all other owners, occupants, tenants and users of the Project, including common areas in the Project which are owned or maintained by the Association pursuant to the Project Documents ("**Project Common Areas**"), but in all cases excluding the Public Garage. As used herein, "**Association**" refers to the Reston Station Owners Association. The Common Areas may include parking areas, access roads and facilities in or about the Project, including truck ways, driveways, loading bays, zones, docks and areas, delivery areas, multi-story parking facilities, furnished rooftop patio, bike storage facilities package pickup stations, fitness center, conference center, elevators, escalators, pedestrian sidewalks, malls, courts and ramps, landscaped areas, retaining walls, stairways, bus stops, transit facilities, first-aid and comfort stations, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities and those areas within and adjacent to the Project for ingress and egress to and from the Project, as well as any temporary or permanent off-site utility systems or parking facilities serving the Project. All such improvements now or hereafter constructed at the Project which provide or relate to parking for the Office Area (whether exclusive or shared with other users of the Project), including, without limitation, the Building Parking Garage (defined in Section 39(a) below), are referred to herein as the "**Office Parking Facilities**". For clarity, the "Office Parking Facilities" do not include any parking facilities in the Public Garage. Landlord shall use commercially reasonable efforts to cause the Association to manage, operate and maintain the Project Common Areas (including any Office Parking Facilities) in accordance with the standards required by the Project Documents. Costs of the Common Areas shall be included in Operating Cost in accordance with Section 7(c).

(ii) Tenant shall not use the Common Areas for any advertising, sales or display purposes, or for any other purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic, without Landlord's prior written consent.

(b) Reservation of Rights. Landlord hereby reserves, on behalf of itself and its affiliates, the right, from time to time: (i) to alter, modify, increase or decrease the Land, Building, Office Area and Project, including changing and adding or removing spaces, buildings or units from any of the foregoing, and adjusting boundaries of any of them; (ii) to modify, increase, decrease, demolish and construct improvements, and to perform other acts, including changing the shape, size, location and access to improvements, in the Building, the Office Area, the Office Parking Facilities and any other portion of the Project; (iii) to revise the ownership structure of properties at the Project, including by establishing one or more condominium regimes in order to create separate ownership of the uses at the Project (e.g., commercial condominium units for retail, office, etc.) and to sever portions of the Project into separate ground leases as and to the extent contemplated by the Ground Lease; (iv) to change the name of the Building, Office Area and Project, and the names of individual streets and other named areas in the Project or any address therein; and (v) to install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Premises and other parts of the Building. Landlord has the exclusive right to use the exterior faces of all perimeter walls of the Building, the roof, and all air space above the Building. In its exercise of the foregoing rights, Landlord shall use commercially reasonable efforts to minimize any adverse effect upon Tenant's use and enjoyment of the Premises, its operations therefrom, or its access thereto. In the event of any exercise of Landlord's reserved rights, the terms used in this Lease (including "Building" and "Land") and other provisions hereof shall be appropriately modified to reflect such change, and if the Net Rentable

Area of Office Area or the Net Rentable Area of Building, as applicable, is remeasured in accordance with BOMA in connection with an expansion or contraction of the Building or the Office Area, and/or in connection with a change in use of portions of the Building or Office Area, Tenant's Share of Operating Cost and Tenant's Share of Taxes shall be adjusted based upon such remeasured Net Rentable Area of Office Area or remeasured Net Rentable Area of Building, as applicable, effective only after written notice to Tenant from Landlord, supported by reasonable back-up documentation.

3. INITIAL LEASEHOLD IMPROVEMENTS. Landlord shall deliver the applicable portion of the Premises to Tenant in their "as-is" condition on the applicable Commencement Date; provided, however, that Landlord shall construct in the Premises, at Landlord's sole cost and expense, the Landlord's Work (hereinafter defined) in accordance with the terms of the Work Agreement attached hereto as Exhibit C (the "**Work Agreement**"). Tenant, at Tenant's sole cost and expense, subject, however, to the application of the Tenant Improvement Allowance (hereinafter defined), shall construct the Tenant's Work in the Premises in accordance with the terms of the Work Agreement. The Tenant's Work shall be subject to Landlord's prior written approval, shall comply with all applicable building codes, laws and regulations (including, without limitation, The Americans with Disabilities Act (the "**ADA**")), shall not require any changes to or modifications of any of the mechanical, electrical, plumbing or other systems of the Building, and shall otherwise be constructed in strict accordance with the terms of the Work Agreement.

4. TERM. This Lease shall be effective as of the Effective Date. The Term of this Lease shall commence on the Commencement Date, subject to and upon the terms and conditions set forth herein, and shall end on the Expiration Date. Landlord and Tenant shall execute a Declaration of Lease Commencement, in the form attached hereto as Exhibit E, mutually confirming, among other things, the Commencement Date, Rent Commencement Date, and Net Rentable Area of the Premises, each as determined pursuant to the terms of this Lease. If Tenant fails to execute such a declaration, or state Tenant's objection to information contained in such declaration, within ten (10) days after delivery of such declaration to Tenant shall be deemed confirmation of an agreement with the information set forth in such declaration. "Substantially Completed" (and any derivations thereof) shall mean that the work in question has been completed in accordance with the provisions of the Work Agreement applicable thereto and this Lease (except for Punch List Items (hereinafter defined)). "Punch List Items" shall mean any minor details of construction or materials installations that do not materially interfere with Tenant's use or occupancy of the Premises. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that as of the Effective Date, Tenant has inspected the Premises and agrees that the Premises are Substantially Completed as of the Effective Date.

5. USE AND OPERATION.

(a) The Premises shall be used and occupied by Tenant (and its permitted assignees and subtenants) solely for general office purposes (the **"Permitted Use"**), and for no other purpose whatsoever. The Premises shall not be used for any purpose which would tend to impair the first-class character of the Project or otherwise interfere with standard Project operations. Tenant shall be solely responsible for obtaining and maintaining all governmental licenses, permits and operating certificates necessary for Tenant's use of the Premises (other than the base building non-residential use permit which shall permit use of the Premises for general office purposes, which Landlord has obtained), Tenant shall keep current such permit or license at Tenant's sole expense, and shall promptly deliver a copy thereof to Landlord. Tenant hereby represents and warrants that as of the Effective Date of this Lease, Tenant is not a Restricted Party (as defined in Section 11(k) below) and shall not become a Restricted Party during the Term of this Lease.

(b) In addition to and not in limitation of the other restrictions on use of the Premises set forth in this Section 5, Tenant hereby agrees that the following uses of the Premises shall not be considered to be "general office purposes" and shall not be permitted: (i) any use of the Premises by an organization or person enjoying sovereign or diplomatic immunity; (ii) any use of the Premises by or for any medical, mental health or dental practice; (iii) any use of the Premises by or for an employment agency or bureau; (iv) any use of the Premises for classroom purposes (other than internal training purposes); (v) any use of the Premises by or for any user which distributes governmental or other payments, benefits or information to persons that personally appear at the Premises; (vi) any

other use of the Premises or any portion of the Project by any user that will attract a volume, frequency or type of visitor or employee to the Premises or any portion of the Project or the Building which is not consistent with the standards of a high quality, first-class, office building in the Reston submarket area or that will in any way impose an excessive demand or use on the facilities or services of the Premises or the Building.

(c) Tenant acknowledges and agrees it is solely responsible for determining its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations.

(d) Tenant shall not do or permit anything to be done in or about the Premises which will in any way (i) unreasonably interfere with the rights of, or injures, other tenants of the Building; or (ii) unreasonably interferes with the operation of the Building or Project; or (iii) allow the Premises to be used for any improper, immoral, disreputable or objectionable purpose or commit or allow to be committed any waste; or (iv) constitute a public or private nuisance in, on, or about the Premises. Tenant shall keep all doors leading from the Premises to the rest of the Building closed when not in use. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful or permit anything to be done, which would in any way increase the rate of all-risk property insurance coverage carried by Landlord on the Project and/or its contents; it being agreed that the use of the Premises for the Permitted Use or any of the ancillary uses permitted under Section 5(a) shall not violate this sentence if Tenant shall pay for such increased rates.

(e) Without limiting the foregoing or any other provisions of this Lease, Tenant shall observe and conform to the rules and regulations attached hereto as Exhibit I (as the same may be modified from time to time by Landlord in accordance with this Lease) (the "**Rules and Regulations**"). Landlord shall act reasonably in its application of such rules and regulations and shall not enforce same in a manner which discriminates against Tenant. In the event of a conflict between the provisions of such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be bound by any such modification to such rules and regulations that shall increase, except to a *de minimis* extent, Tenant's obligations, or, except to a *de minimis* extent, reduce Tenant's rights, under this Lease.

(f) Subject to compliance with all of the other terms and provisions of this Lease, Tenant shall be entitled, without Landlord's consent, to permit Tenant's clients, business partners, consultants, independent contractors, subsidiaries, affiliates, customers, and vendors with whom Tenant has a direct business relationship to use in the ordinary course of, and incidental to, Tenant's business, portions of the Premises; provided (i) such use is permitted under, and in compliance with, the terms of this Lease and is related to Tenant's business in the Premises and Tenant does not charge such user for such use, (ii) such user does not acquire any possessory interest in the Premises or any portion thereof, (iii) such user complies with the terms of this Lease, including without limitation, the Rules and Regulations, and (iv) the portion of the Premises used pursuant to this Section 5(f) does not have a separate entrance and is not separated from the other portions of the Premises by demising walls or similar slab-to-slab partitions (any such user permitted to use the Premises pursuant to the foregoing shall be referred to as a "**Permitted Desk User**"); it being agreed that any such use and occupancy by any Permitted Desk User shall not be deemed a Transfer (as defined in Section 11(a)) or otherwise subject to the provisions of Section 11. A Permitted Desk User occupying any portion the Premises pursuant to this Section 5(f) shall be deemed not to have sublet any such space for purposes of this Lease. Nothing contained in this Lease or otherwise (including the provision of any services to the Premises) shall be deemed to (a) create any landlord-tenant or other relationship between Landlord and any Permitted Desk User, or (b) create any contractual liability or duty on the part of Landlord to any Permitted Desk User. Any act, omission or default (of any provision of this Lease) by any such Permitted Desk User shall be deemed an act, omission or default by Tenant. Within thirty (30) days after request by Landlord, Tenant shall provide a list to Landlord of all then Permitted Desk Users.

6. RENT.

(a) Commencing on the Rent Commencement Date, Tenant hereby agrees to pay the Base Rent for this lease and use of the Premises, in the amount set forth in the Basic Lease Information. Each successive twelve (12) month period during the Term following the Rent Commencement Date is a "**Lease Year**," provided, however, that, if the

Rent Commencement Date is not the first day of a calendar month, then the first Lease Year shall be extended to end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs.

(b) Tenant shall also pay, as "**Additional Rent**" (i) commencing on the Rent Commencement Date, Tenant's Share of Operating Cost (as defined in Section 7(b)), (ii) commencing on the Rent Commencement Date, Tenant's Share of Taxes (as defined in Section 7(f)), and (iii) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies for default in the payment of any Additional Rent as are available to Landlord in the case of default in the payment of Base Rent. The term "**Rent**" shall mean Base Rent and Additional Rent. Tenant shall pay all Rent and sums provided to be paid to Landlord hereunder at the times and in the manner herein provided.

(c) Commencing on the Rent Commencement Date, Base Rent shall be payable in twelve (12) equal installments in advance on the first day of each calendar month during each Lease Year during the Term, including any extensions or renewals thereof; provided that if the Rent Commencement Date is not the first of a month, then Base Rent for the month in which the Rent Commencement Date occurs shall be prorated (based on the number of days elapsed and the actual number of days in such month) and paid on the Rent Commencement Date. Tenant shall pay Rent to Landlord at Landlord's Rent Payment Address set forth in the Basic Lease Information (or at such other address as may be designated by Landlord upon not less than ten (10) Business Days' prior written notice to Tenant), or by ACH or other commercially recognized electronic payment method, without demand and without any deduction, abatement, counterclaim or setoff, except deductions, abatements and set-offs to which Tenant shall be entitled pursuant to the express terms of this Lease. Without limiting the foregoing, if the Rent Commencement Date occurs on, or if this Lease ends on, any day other than the first (in the case of the Rent Commencement Date) or last (in the case of Lease termination) day of a month, then the Base Rent and other Additional Rent provided for herein for such month shall be prorated on a daily basis based upon a thirty (30)-day month and the installment or installments so prorated shall be paid in advance.

(d) If this Lease does not specifically provide the date by which any sum of money is due and payable, the same shall be due and payable thirty (30) days after delivery of Landlord's invoice or written demand therefor. In the event any sum of money due from Tenant hereunder is not paid within five (5) days after it is due, then Tenant also shall pay to Landlord a late payment fee equal to the greater of (x) Two Hundred Fifty and No/100 Dollars ($250.00) or (y) five percent (5%) of such delinquent payment or any component thereof, for each and every month or part thereof that such payment or any component thereof remains unpaid. In addition, all past due amounts of Rent shall bear interest from the date due until paid at the lesser of the following rates (the "**Interest Rate**"): the maximum rate permitted by applicable law or four percent (4%) above the prime commercial lending rate announced by Bank of America or its successor (or if there is no successor, then the highest prime commercial lending rate published by The Wall Street Journal from time to time), such interest rate to change automatically, effective as of the date of each change in such prime rate. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated will be deemed to be other than on account nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity. Tenant's obligation to pay the Rent due under this Lease for the Term shall survive the expiration or termination of this Lease.

7. OPERATING COST AND TAXES.

(a) Commencing on the Rent Commencement Date, Tenant shall pay Tenant's Share of Operating Cost and Tenant's Share of Taxes as and in accordance with the provisions hereof. As used in this Lease, "**Tenant's Share**" shall be deemed to refer to Tenant's Share of Operating Cost or Tenant's Share of Taxes, as the context may require.

(b) The estimated Operating Cost (hereinafter defined) for any particular calendar year shall be the Operating Cost for such calendar year as estimated by Landlord prior to commencement of such calendar year. Landlord may revise the estimated Operating Cost from time to time during the calendar year, and, upon receipt of the revised estimated Operating Cost statement, Tenant shall pay the revised estimated amount of Tenant's Share of Operating

Cost (subject to the Controllable Operating Cost Cap (hereinafter defined). Tenant's Share of Operating Cost shall be due and payable in advance on the first day of each calendar month during such calendar year in twelve (12) equal installments.

(c) The term "**Operating Cost**" means all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, management, maintenance, repair and operation of all or any portion of the Office Area, and to the extent reasonably and equitably allocable to the Office Area in accordance with the following paragraph, the Building and the Project, including without limitation the following: (i) wages, salaries and related expenses of all on-site and, to the extent of their involvement, off-site personnel engaged in the operation and maintenance and security of the Office Area, Building and the Project, and all costs and expenses of operating a property management office benefitting the Office Area, including but not limited a reasonable market rent and to all costs associated with the telephone system, copiers, computers and other office furniture and equipment; (ii) cost of all supplies, tools, portable equipment, labor, and materials purchased and used in the operation, maintenance, repair, replacement or life safety of the Office Area and the equipment and systems thereof, including any service and maintenance contracts; (iii) costs of accounting and other professional services in connection with the Office Area, including the costs of audits by certified public accountants; (iv) costs of water, sewer, gas, electricity, heating, cooling, and other utilities; (v) premiums and other costs of all insurance maintained by or for the benefit of Landlord on or with respect to the Office Area and Landlord's and the property management company's personal property used in connection therewith, including all-risk property insurance, liability insurance, rental abatement insurance, business interruption insurance and other types of insurance determined by Landlord or any mortgagee to be necessary or desirable ("**Insurance Costs**"); (vi) the Office Area's share of shared expenses and assessments under the Project Documents, (provided, however, Operating Cost shall not include any assessments, expenses, costs or other charges imposed pursuant to the Project Documents for any amounts of the type which, if incurred by the Landlord in connection with the Office Area, the Building or the Project, would be expressly excluded from the definition of Operating Cost or Taxes under this Lease), and other Project-wide agreements, including any expenses for services set forth elsewhere in this Lease to the extent provided by the Association or similar entity; (vii) management fees; (viii) the cost of trash removal, snow removal, landscaping and other operations at the Office Area; (ix) the portion of Project Costs allocated to the Office Area; provided, that "**Project Costs**" includes any costs, expenses or disbursements relating to the owning, operating, managing, repairing, insuring, replacing, maintaining, or cleaning of the Project Common Areas and any payments made by Landlord or assessed or billed to Landlord or the Building or Land pursuant to the Project Documents; (x) costs and expenses incurred by Landlord in repairing, insuring, replacing, operating, and maintaining the improvements that contain all or any portion of the Office Area (including the Building), to the extent such costs and expenses are allocated to the Office Area; and (xi) all other expenses of any nature arising from the ownership and operation of the Office Area (or any portion thereof). If Landlord makes an expenditure for an improvement to the Building and/or the Office Area (or any portion thereof) the cost of which, under generally accepted accounting principles, is required to be capitalized (a "**Capital Expenditure**") (A) by installing energy conservation or labor-saving devices intended to reduce Operating Cost, (B) to comply with any Legal Requirement pertaining to the Land and/or the Building first in effect after the Commencement Date, or (C) to comply with insurance requirements imposed by Landlord's Mortgagee, and if, then the cost thereof shall be amortized over a period equal to the useful life of such improvement as determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof, using an interest rate of twelve percent (12%) per annum, shall be treated as an Operating Cost (any cost permitted to be included in "Operating Cost" pursuant to this sentence, a "**Permitted Capital Expenses**"). If Landlord receives any sales tax credits or other credits, refunds or abatements on account of any Permitted Capital Expenses, then such credits, refunds and abatements shall be applied to reduce the amount of the Permitted Capital Expenses.

(d) Without limiting the foregoing, Landlord and/or the Association shall be entitled to incur costs or purchase services comprising Operating Cost and relating to the Office Area, the Building, and one or more buildings in the Project under a single contract or otherwise together (including, without limitation, use of a shared onsite management office, if any), and Landlord shall (or shall cause the Association to) allocate such costs, expenses or disbursements to the Office Area on a reasonable basis. Operating Cost which are incurred on a building-by-building basis rather than for the entire Project (e.g., Insurance Costs for all-risk property insurance or costs assessed

through the Project Documents to a particular building or lot) shall be aggregated among buildings in the Project, but prior to such aggregation, Landlord shall allocate such Operating Cost among the office and non-office portions of the building on a reasonable basis (such as, by way of example and not limitation, based upon the Net Rentable Area of the Building), using sound accounting principles, consistently applied. If any management office in the Building is included in the core factor and serves one or more buildings in the Project or any other property owned by Landlord or an Affiliate of Landlord, then for purposes of determining Tenant's Share of Operating Cost, Tenant's Share shall be equitably adjusted by Landlord to exclude such portion of the rentable area of the management office allocable to any such other buildings or properties or any retail portion of the Building.

(e) Notwithstanding the foregoing provisions of subsection (b), above, Operating Cost shall not include any costs and expenses related to the following: (i) financing charges and payments of principal and interest on debt or amortization payments on any mortgage and rent or any other payments under any ground lease or other underlying lease, except and to the extent a portion of such rent payments represents the payment of taxes, utilities, insurance or other "net" elements under any such mortgages, ground lease or underlying lease (or payments in lieu thereof); (ii) deductions for income tax purposes on account of depreciation and amortization; (iii) leasing commissions, brokerage fees and advertising expenses incurred in connection with procuring tenants for the Office Area; (iv) costs of preparing space in the Office Area for occupancy by tenants whether for initial occupancy or renewal including tenant allowances and concessions; (v) services performed by Landlord specifically for other tenants in the Office Area to the extent such work or services are in excess of Office Area standard services including the cost of after-hours HVAC, freight elevator and loading dock service billed to other tenants, and costs separately assessable to other tenants; (vi) utilities and services provided to other tenants in the Office Area to the extent Landlord is actually reimbursed the costs therefor by such tenants; (vii) the cost of any repair, restoration, replacement or other item, to the extent Landlord is actually reimbursed therefor by insurance, warranties, or condemnation proceeds; (viii) salaries, wages or other compensation paid to officers, directors and executive employees above the level of senior property manager, except that such expenses may be paid out of the management fee; (ix) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Project, including without limitation, legal fees and disbursements; (x) costs to the extent covered by third party warranties and guaranties recovered by Landlord; (xi) that portion of any Operating Cost which is paid to any entity affiliated with Landlord (or any member of Landlord) which is in excess of the amount which would otherwise be paid to an entity which is not affiliated with Landlord for the provision of the same service; (xii) capital expenditures except Permitted Capital Expenses; (xiii) legal fees and expenses and transfer and recordation taxes incurred in connection with the sale or transfer of an interest in Landlord or the Building; (xiv) costs relating to maintaining Landlord's existence as an entity; (xv) contributions to political organizations; (xvi) Taxes (as defined in subsection (g) below); (xvii) costs of the original construction of the Building or of structural repairs to the Building, and costs of repairing latent defects or inadequacies in the design or construction of the Building, or in any tenant's (including Tenant's) or occupant's premises; (xviii) capital and related costs incurred in connection with the acquisition, sale, financing or other disposition of air rights, transferable development rights, easements or other real property interests; and (xix) the portion of any Operating Cost allocable exclusively to the retail portions of the Building.

(f) Notwithstanding anything to the contrary set forth herein, Landlord shall not include in Operating Cost that portion of Controllable Operating Cost (hereinafter defined) which exceed the Controllable Operating Cost Cap (hereinafter defined) during a calendar year. As used herein, the term "**Controllable Operating Cost Cap**" shall mean (i) for the first calendar year of the Term, the aggregate amount of the Controllable Operating Cost incurred during such calendar year, or (ii) for each calendar year thereafter, an amount equal to the greater of (x) one hundred five percent (105%) of the Controllable Operating Cost Cap that was effective in the immediately-preceding calendar year and (y) one hundred five percent (105%) of the actual amount of Controllable Operating Cost incurred in the immediately preceding calendar year; provided, however, that the Controllable Operating Cost Cap for any year shall be determined on a cumulative and compounding basis throughout the entire Term (i.e., if the Controllable Operating Cost for a calendar year exceeds the Controllable Operating Cost Cap for the calendar year, the excess is permitted to be carried over to any subsequent calendar year in which the Controllable Operating Cost for the calendar year is less than the Controllable Operating Cost Cap for the calendar year). As used herein, the term "**Controllable Operating Cost**" shall mean all Operating Cost, except for Insurance Costs, Taxes, Common Area refuse removal, costs incurred for snow and ice removal, security and costs of compliance with Legal Requirements or other laws not in effect as of the Commencement

Date, utilities and any other Operating Cost outside of the reasonable control of Landlord to determine (without regard to whether any of the foregoing was incurred directly by Landlord or was assessed to Landlord through the Project Documents).

(g) The estimated Taxes for each calendar year shall be the Taxes for such year as estimated by Landlord prior to commencement of such year. Tenant's Share of Taxes shall be due and payable in advance on the first day of each calendar month during such calendar year in twelve (12) equal installments. Landlord may revise the estimated Taxes from time to time during the year, and, upon receipt of the revised estimated Taxes statement, Tenant shall pay the revised estimated amount of Tenant's Share of Taxes.

(h) "**Taxes**" shall mean all taxes, assessments, sewer and vault rents, service payments in lieu of taxes, excises, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority, quasi-public authority, development authority or taxing district upon the Building or Land, including the Building's share of Taxes upon the operation of the Office Area, Landlord's or its affiliates' interest in the Common Areas, to the extent reasonably allocable to the Building, or the Rent provided for in this Lease, including any business, professional, and occupational license fees based on rents or gross receipts (e.g., the "BPOL Tax" administered by Fairfax County), the Transportation Tax (Va. Code §58.1-3221.B), and including any costs and fees incurred by Landlord in any tax contest, appeal or negotiation. Taxes shall not include (i) franchise or "value added" tax, succession or estate tax, taxes on profits, use or occupancy tax, capital gains tax, capital stock tax, revenue tax, excise tax, inheritance tax, gift tax, transfer tax, gross receipts tax, mortgage or deed of trust recording tax, documentary or stamp tax, unincorporated business tax or income tax; and (ii) any taxes on Landlord's, Superior Lessor's or Superior Mortgagee's income (collectively, "**Excluded Items**"); provided, however, that if at any time during the Term there shall be assessed or imposed as a substitute for, or in lieu of, any such taxes, assessments, levies, impositions or charges in effect as of the Effective Date, any taxes, assessments, levies, impositions or charges assessed or imposed, wholly or partially, as an assessment, levy, imposition or charge, on the rents received from the Building or the rents reserved herein or any part thereof, then such assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Building, shall be added to and deemed to be included in Taxes. Taxes shall not include late charges, interest or penalties incurred as a result of Landlord's failing to paying any taxes or assessments as the same shall become due unless such late charges, penalties or interest are due to Tenant's failure to timely pay any amounts due under this Lease. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel or consists of multiple parcels, Landlord shall make a reasonable allocation as to the amount of taxes, assessments, levies or similar charges that should be allocated to the Building for purposes of determining Taxes hereunder. In the event Landlord receives a refund (or credit in lieu of refund or other tax benefit arising solely from Tneant's occupancy of the Premises) of Taxes for any calendar year during the Term or the actual Tenant's Share of Taxes for any calendar year during the Term is less than Tenant's Share of Taxes set forth in the Tax Statement for such calendar year (as a result of reduction or otherwise), Landlord shall pay to Tenant Tenant's Share of the net refund or credit (i.e., after deducting from such refund or credit Landlord's Out-of-Pocket Costs of obtaining the same. As used in this Lease, "**Out-of-Pocket Costs**" shall mean actual, reasonable out-of-pocket costs, without any profit, markup, overhead or administrative fee.

(i) Tenant will be responsible for and will pay all ad valorem taxes on Tenant's Personal Property. As used in this Lease, the term "**Personal Property**" means (i) tangible personal property, including, furniture, furnishings, trade fixtures, inventory, supplies and business equipment of a tenant or occupant for the conduct of its business (collectively, the "**FF&E**"), and (ii) documents, files, papers, computer or other information storage media or materials, any books and records, library materials, or any computer programs or software.

(j) Upon written request by Tenant (no more frequently than one time each year based on when the annual tax assessment for the Building is issued to Landlord by the applicable taxing authority), Landlord shall timely file for an administrative review of the tax assessment of the Building. Notwithstanding the foregoing or any provision hereof to the contrary, in no event shall Landlord be obligated to file an action in the Circuit Court of Fairfax County, Virginia.

8. RECONCILIATION OF OPERATING COST AND TAXES.

(a) In the event that the actual Tenant's Share of Operating Cost for any calendar year during the Term exceeds the estimated Tenant's Share of Operating Cost for such calendar year, Tenant shall pay to Landlord, as Additional Rent for such year, an amount equal to the difference between the estimated amounts for Tenant's Share of Operating Cost for that year and amounts actually paid by Tenant as estimates (the "**Operating Cost Underpayment**"). In the event that the actual Tenant's Share of Taxes for any year during the Term exceeds the estimated amount of Tenant's Share of Taxes for such year, Tenant shall pay to Landlord, as Additional Rent for such year, an amount equal to the difference between the actual and estimated amounts for Tenant's Share of Taxes for that year and amounts actually paid by Tenant as estimates (the "**Taxes Underpayment**").

(b) In the event that the actual Tenant's Share of Operating Cost for any calendar year during the Term is less than the estimated Tenant's Share of Operating Cost for such calendar year, Landlord shall credit to Tenant against future amounts due under this Lease an amount equal to the difference between the estimated amounts of Tenant's Share of Operating Cost for that year and amounts actually paid by Tenant as estimates (the "**Operating Cost Overpayment**"). In the event that the actual Tenant's Share of Taxes for any year during the Term is less than the estimated Tenant's Share of Taxes for such year, Landlord shall credit to Tenant against future amounts due under this Lease an amount equal to the difference between the estimated amounts of Tenant's Share of Taxes for that year and amounts actually paid by Tenant as estimates (the "**Taxes Overpayment**"). If no amounts then remain due to Landlord under this Lease, Landlord will refund such overpayments to Tenant.

(c) Within one hundred fifty (150) days after the end of each calendar year, all or any portion of which falls during the Term, Landlord shall deliver to Tenant a statement showing the determination of Tenant's Share of Operating Cost and Tenant's Share of Taxes for such calendar year (the "**Annual Statement**"). If, according to the Annual Statement, Section 8(a) is applicable, Tenant shall pay the Operating Cost Underpayment or Real Estate Tax Underpayment to Landlord within thirty (30) days after receipt of an invoice therefor, accompanied by a copy of the Annual Statement. If, according to the Annual Statement, Section 8(b) is applicable, Landlord shall credit or refund the Operating Cost Overpayment and Taxes Overpayment to Tenant within thirty (30) days of sending the Annual Statement to Tenant.

(d) If during any calendar year during the Term, (i) less than the entire Net Rentable Area of the Office Area is fully occupied or (ii) any part of the Office Area is leased to a tenant (including Tenant) who provides its own services in lieu of Landlord providing the same, the cost of which would otherwise be included in Operating Cost, then Operating Cost for such period shall be "grossed up" to that amount of Operating Cost that would have been incurred by Landlord if one hundred percent (100%) of the Office Area was occupied or if Landlord had provided and paid for such services with respect to one hundred percent (100%) of the Office Area. In no event shall Landlord gross up any Operating Cost to an amount which would permit Landlord to collect more than the actual amount of the Operating Cost incurred by Landlord, plus any administrative fees set forth herein.

(e) Within one (1) calendar year after receipt of an Annual Statement, Tenant shall be entitled to the following audit right. Notwithstanding the foregoing, in no event shall any audit be permitted during the period from December 1st of any given calendar year through and including April 30th of the next calendar year. Such audit right shall be exercisable by Tenant providing Landlord with a written notice of its election to exercise of such audit right. If Tenant exercises such audit right, Tenant shall have the right to inspect and audit Landlord's books and records relating to the calendar year in question on reasonable advance notice to Landlord, during regular business hours, at Landlord's main office at 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190, or such other address as Landlord provides to Tenant from time to time in accordance with this Section 8(e). Tenant shall have the right to conduct such examination using Tenant's own employees or a reputable independent certified public accounting firm reasonably approved by Landlord. If Tenant elects to employ such accountant, then Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement in form and substance reasonably acceptable to Landlord, Tenant and Tenant's accountant, executed by such accountant, and provide Landlord not less than thirty (30) days' notice of the date on which the accountant desires to examine Landlord's books and records during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord such notice. In no event shall the audit be conducted on a contingency fee basis. Such

audit shall be limited to a determination of whether Landlord calculated the Annual Statement for the calendar year in question in accordance with the terms and conditions of this Lease and Landlord's normal and customary method of accounting for and calculating Tenant's Share of Operating Cost. All costs and expenses of any such audit shall be paid by Tenant, except if such audit discloses that the amounts paid by Tenant to Landlord as a result of demonstrated errors exceeded the amounts to which Landlord was entitled by more than five percent (5%), in which event Landlord shall promptly reimburse Tenant for the reasonable costs and expenses incurred in such audit (not to exceed Two Thousand Dollars ($2,000) in the aggregate). If such audit shows that the amount paid by Tenant to Landlord on account of demonstrated errors in such charges exceeded the amounts to which Landlord was entitled hereunder, Landlord shall pay to Tenant the amount of such excess within thirty (30) days after the date Landlord is notified in writing of the error. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 8(e) only in strict accordance with the foregoing procedures. The audit rights pursuant to this Section 8(e) are personal to the named Tenant under this Lease and non-assignable, and shall not transfer or apply to any assignee or subtenant, or any other person or entity other than the named Tenant under this Lease. In addition, Tenant shall not be entitled to exercise such rights on behalf of any assignee or subtenant, or any other person or entity.

9. UTILITIES AND SERVICES.

(a) (i) Services Provided. From and after the Commencement Date (or such earlier date as may be provided herein), Landlord shall, at Landlord's sole cost and expense (subject to reimbursement directly by Tenant to the extent provided below or to the extent includable in Tenant's Share of Operating Cost) provide the following utilities and services to the Premises: (A) electric current on a direct meter basis up to Building Electrical Standard (hereinafter defined); (B) hot and cold water; (C) lavatory supplies to Common Area restroom facilities; (D) heat, ventilation and air-conditioning ("**HVAC**") during Building Operating Hours (including, only if applicable, Requested Saturday Mornings(hereinafter defined)); (E) freight elevator service via one (1) elevator serving the Premises in common with other tenants of the Building, subject to availability on a "first come, first served" basis and, after Building Operating Hours, subject to prior scheduling with Landlord on a "first come, first served" basis and, if utilized after Building Operating Hours, subject to payment of Landlord's Out-of-Pocket Costs for labor for after-hours usage; (F) access to the loading dock subject to availability on a "first come, first served" basis and, after Building Operating Hours, subject to prior scheduling with Landlord on a "first come, first served" basis and, if utilized after Building Operating Hours, subject to payment of Landlord's Out-of-Pocket Costs for labor for after-hours usage; and (H) trash removal, cleaning and char service (after Building Operating Hours on Monday through Friday, excluding Holidays (hereinafter defined)). As used herein, the term "**Holidays**" shall mean all federally-designated holidays, including without limitation New Year's Day, Martin Luther King's Birthday, President's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holiday designated by the US Government as a "federal holiday" in the future. "**Business Day**" shall mean all days excluding Saturdays, Sundays and Holidays.

(ii) After-Hours HVAC Services. At times other than the Building Operating Hours and days aforesaid, central air conditioning and heating shall be provided to Tenant upon at least twenty-four (24) hours' prior notice from Tenant (and not later than 3:00 p.m. on Friday, or if Friday is a Holiday, then the immediately preceding work day, for weekend service), and upon payment by Tenant of the hourly charge established by Landlord from time to time for each hour (or a portion thereof) of usage before or after Building Operating Hours. The current hourly charge for each hour (or any portion thereof) of after-hours usage of central air conditioning and heating is Sixty and No/100 Dollars ($60.00) per hour (or any portion thereof) per zone (if system is zoned) or per floor (or any portion thereof) of the Building if not zoned, such amount to escalate at three percent (3%) per annum (the "**After-Hours HVAC Charge**"). Such After-Hours HVAC Charge shall be an item of Additional Rent due ten (10) days after rendition of a bill therefor. Landlord reserves the right to adjust, from time to time, the After-Hours HVAC Charge, based on Landlord's reasonable determination of increases in the cost (without mark-up) incurred by Landlord in providing such service (including depreciation and actual overhead); provided, however, Landlord shall provide thirty (30) days prior notice to Tenant of any change thereto. Notwithstanding the foregoing, in the event that Tenant desires HVAC service on a Requested Saturday Morning (excluding Holidays) between the hours of 8:00 a.m. to 1:00 p.m., and provided that Tenant delivers a written request (which may be by facsimile or email) to Landlord prior to 3:00 p.m. on the business day immediately preceding the Saturday on which Tenant request

such HVAC service between the hours of 8:00 a.m. and 1:00 p.m. (the "**Requested Saturday Morning**"), and Tenant specifies in such notice the hours between 8:00 a.m. and 1:00 p.m. during which Tenant requests that Landlord provide such HVAC service, Landlord shall provide HVAC service to the Premises at no additional charge to Tenant during the requested period (but not before 8:00 a.m. or after 1:00 p.m.) on such Requested Saturday Morning.

(iii) Elevator. Landlord shall provide at least one (1) passenger elevator is operating from the Building lobby/first floor to each floor on which the Premises is located twenty-four (24) hours per day, seven (7) days per week, subject to casualty, condemnation, Force Majeure, required inspections as required by law, and emergencies beyond the reasonable control of Landlord.

(iv) Bulbs. All Building standard light bulbs, lamps, ballasts and tubes in the Premises shall be furnished and replaced by Landlord and the cost thereof shall be included in Operating Cost. At Tenant's option, non-Building standard light bulbs, lamps, ballasts and tubes in the Premises shall be installed and replaced by Landlord, in which case Tenant shall reimburse Landlord for Landlord's Out-of-Pocket Costs therefor within thirty (30) days after delivery of a reasonably detailed invoice therefor. Tenant shall furnish its own bulbs, lamps, ballasts and tubes for non-Building standard light fixtures in the Premises, at Tenant's sole cost and expense.

(v) Access. Tenant shall have access to the Premises, the Building and the Office Parking Facilities twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, subject to Force Majeure, casualty, condenation, compliance with Legal Requirements and emergencies beyond Landlord's reasonable control. The Building has an electronic entry system to control access after Building Operating Hours. Landlord shall initially supply Tenant with up to five (5) electronic entry cards to the Building per 1,000 rentable square feet of space contained within the Premises at no charge to Tenant. Tenant shall pay Landlord for the Out-of-Pocket Cost of any additional or replacement entry cards. Landlord acknowledges that Tenant intends to install its own access control system for the Premises, and Landlord shall reasonably cooperate, without additional cost to Landlord, in connection with such installation and the connection of such system to the base building access control system, if applicable, provided: (A) Landlord reasonably determines the access control system installed by Tenant is compatible with Landlord's base building access system, (B) Landlord reasonably determines that the access control system installed by Tenant will not adversely affect Landlord's base building access control system or adversely affect or compromise any warranties for the base building access control system, (C) Landlord is at all times provided with access cards and/or other reasonable means of access to the Premises in accordance with Section 15; and (D) any tie-ins to the base building access control system performed by Tenant are subject to the provisions of Section 12.

(b) Electricity. Tenant will not, without the prior written consent of Landlord, use any electrical apparatus or device in the Premises with constitutes Special Equipment. As used herein, "**Special Equipment**" shall mean (i) any equipment or fixture which uses current in excess of the Building Electrical Standard (hereinafter defined) or (ii) supplementary air conditioning equipment or equipment of like energy draw. Tenant will not connect to electric current any apparatus or device for the purpose of using electric current or water, except through existing electrical outlets in the Premises or water pipes. As used in this Lease, the term "**Building Electrical Standard**" means six (6) watts per usable square foot of the Premises (including any supplemental HVAC installed by Tenant, but exclusive of base Building HVAC and base Building lighting).

(c) Additional Electricity and Water. If Tenant shall desire to install Special Equipment, require electricity in excess of the Building Electrical Standard or water in excess of that which would otherwise be furnished or supplied for the intended use of the Premises, Tenant shall first secure the written consent of Landlord for the use thereof, which consent Landlord may refuse in its discretion. Landlord may condition its consent upon the requirement that a water submeter or electric current meter or submeter be installed so as to measure the amount of water and electric current consumed for any such excess use in the Premises. The cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant promptly upon demand by Landlord or, if Tenant is billed separately therefor, promptly upon receipt of a bill for

same. Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install or require Tenant to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

(d) Tenant's Equipment Operation. Subject to the provisions hereof, Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used in modern offices. Tenant shall not install equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Building without first obtaining the prior written consent of Landlord, which consent may be conditioned upon, but not limited to, Tenant first securing at its expense additional capacity for any said service in the Building; provided, however, Tenant shall be responsible for paying for any excess utility consumption arising from any such change, replacement, use or addition, such payments to be based on Landlord's reasonable estimate or, at Landlord's option, a submeter or similar device to measure such usage (said device to be installed at Tenant's expense). Additionally, in the event that Landlord reasonably determines that Tenant's electrical consumption exceeds the Building Electrical Standard, Tenant shall pay the amount of such excess electrical consumption, as reasonably determined by Landlord, within ten (10) days after demand therefor. Machines, equipment and materials belonging to Tenant which cause vibration, noise, cold, heat, fumes or odors that may be transmitted outside of the Premises to such a degree as to be objectionable to Landlord in Landlord's sole opinion or to any other tenant in the Building shall be treated by Tenant at its sole expense so as to eliminate such objectionable condition, and shall not be allowed to operate until such time as the objectionable condition is remedied to Landlord's satisfaction.

(e) Additional/Special Services. If Tenant desires any Additional Service (hereinafter defined) Tenant shall make request for Additional Service to Landlord, the property manager or to such other party designated by Landlord from time to time in writing according to Building procedures. "**Additional Service**" means any additional, after hours, overtime or premium pay service requested by Tenant to Landlord which is in addition to those services expressly required to be provided by Landlord pursuant to this Lease. Except as otherwise expressly set forth in this Lease, in the event Tenant requests any Additional Service, Tenant shall pay to Landlord, Landlord's Out-of-Pocket Costs of providing such Additional Service, plus Landlord's Fee) (it being agreed that Landlord's Fee shall not be applicable to any amounts charged to Landlord by any third-party utility), in either case, within thirty (30) days after delivery of a reasonably detailed invoice therefor from Landlord. If Landlord is required to furnish additional cleaning services to Tenant because of (i) the carelessness of Tenant, (ii) the use of portions of Premises for other than normal office purposes requiring greater or more difficult cleaning than office areas or (iii) removal of any refuse and rubbish from the Premises (except for discarded material placed in wastepaper baskets and left for emptying as an incident to Tenant's normal cleaning of the Premises) in excess of that ordinarily accumulated in business office occupancy, then, in each such case, Tenant shall pay to Landlord, Landlord's Out-of-Pocket Costs of providing such Additional Service, plus Landlord's Fee, within thirty (30) after delivery of a reasonably detailed invoice therefor from Landlord.

(f) Interruptions. Except as otherwise set forth in this Lease, failure by Landlord to any extent to furnish any services to Tenant, the Premises and the Project, or any cessation thereof, shall not render Landlord liable in any respect for damages to person, property or otherwise, nor be construed as an eviction of Tenant, nor work as an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Except in a case of emergency, Landlord shall provide Tenant with reasonable advance notice of any interruption, curtailment or cessation, and in an emergency or unanticipated event, Landlord shall provide such notice as is practicable. In the event of any interruption, cessation or curtailment of services, Landlord shall, however, use reasonable diligence to promptly repair or restore (or cause the Association or applicable provider to repair or restore) any affected systems and services. Except in the case of an emergency, an unanticipated event, or as otherwise directed by any governmental authority having jurisdiction, Landlord shall, if reasonably practicable, confine all such interruptions, cessations or curtailments affecting the Premises to times that are not Building Operating Hours. Notwithstanding the foregoing, in the event of such failure which (i) renders the Premises untenantable and Tenant ceases operating therein, (ii) is within Landlord's control to remedy (Tenant hereby acknowledging that public utilities are not within

the reasonable control of Landlord), (iii) was not caused by Tenant or any employee, contractor, or agent of Tenant, and (iv) continues uninterrupted for a period of five (5) business days, Base Rent shall abate for the number of days such failure continues beyond such five (5) business day period.

10. CARE AND MAINTENANCE; REPAIRS.

(a) Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises or the Building, and at the termination of this Lease, by lapse of time or otherwise, to deliver up the Premises to Landlord in the condition required under Section 20 below.

(b) Tenant shall keep the Premises, the Improvements (hereinafter defined) made thereto, and the fixtures and equipment located therein (including repair or replacement as necessary or appropriate) in good repair and in a clean, safe, sanitary and otherwise first-class condition and in compliance with all applicable Legal Requirements at all times during the Term, at Tenant's sole cost and expense. Landlord shall have no obligation to Tenant to make any repairs in or to the Premises or any Improvements therein. Prior to Tenant making any such repairs which affect or may affect the Building's mechanical, electrical, plumbing, life safety, fire alarm, heating, ventilation and air conditioning systems outside the Premises, Tenant shall give notice to Landlord of the nature and extent of such repairs and, if Landlord so elects, Tenant shall retain the services of Landlord or a maintenance company reasonably selected by Landlord to perform such repairs and Tenant shall pay Landlord's actual cost of providing such repair services (to the extent that such actual cost does not exceed the then-current market rate for such services being charged by qualified third party maintenance companies) as Additional Rent hereunder within ten (10) days after receipt of an invoice therefor.

(c) At Tenant's own cost and expense, Tenant shall (i) repair or replace any damage or injury done to the Building or Project caused by Tenant or Tenant's agents, contractors, employees, invitees or visitors and (ii) make any structural changes necessary, in whole or in part, as a result of any Improvements made by Tenant or as a result of Tenant's (as opposed to other tenants in general) specific use of the Premises by Tenant; provided, however, that Landlord may, at its option, make such structural repairs or replacements or changes, and Tenant shall repay Landlord's actual cost thereof plus Landlord's Fees within ten (10) days following Tenant's receipt of written demand therefor. Notwithstanding the foregoing, any damage or injury to the Building or its systems and any damage or injury to Tenant's Improvements which affects the Building's structural components or major mechanical, electrical or plumbing systems, caused by Tenant or its agents, contractors, employees, invitees or visitors shall be repaired or replaced by Landlord, but at Tenant's expense plus Landlord's Fees. As used in this Section 10, the terms "damage" and "injury" are not intended to include permitted alterations and improvements performed in accordance with the provisions of Section 12 or Exhibit C. Subject to the provisions of this Section 10, Landlord shall make improvements or repairs or replacements as may be required to repair the structural elements of the Building, the costs of which may be included in Operating Cost to the extent permitted in Section 7 hereof. Landlord shall use commercially reasonable efforts to cause the Association to make repairs to the Common Areas maintained by the Association. This Section 10 shall not create any obligation of Landlord to repair any damage by fire or other casualty.

11. ASSIGNMENT AND SUBLETTING.

(a) Neither this Lease nor the interest of Tenant in this Lease shall be sold, assigned, transferred, mortgaged, pledged, hypothecated or otherwise disposed of, whether by operation of law or otherwise, nor shall the Premises or any part thereof be sublet or subject to any license or concession (each of the foregoing, a "**Transfer**") without the prior written consent of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, but which approval shall be subject to the terms and conditions of this Section 11. The sale or transfer of stock or membership or partnership interest constituting a controlling interest in Tenant shall be considered for the purpose of this Lease to be a Transfer, and likewise shall require Landlord's prior written consent. Except as specifically set forth herein, for the purposes of this Lease, the entering into of any management agreement or any similar agreement which transfers control of the business operations of Tenant in the Premises shall be treated as a Transfer of this Lease and shall require Landlord's prior written consent. Other than a Transfer made to a Qualified Tenant Affiliate, any attempted Transfer made without Landlord's prior written consent shall be void and confer no rights

upon any third party. Landlord's consent to the matters set forth in this Section 11(a) the conditions for Landlord's reasonable approval of any Transfer being set forth in Section 11(c) below may be granted or withheld in Landlord's sole and absolute discretion. Any proposed Transfer shall be subject to and conditioned upon the written consent of Landlord's mortgagee if such required by the terms of any mortgage or by a collateral document securing the same obligations as are secured by such mortgage.

(b) Tenant shall initially occupy the Premises. In the event Tenant should desire to Transfer more than twenty percent (20%) of the Premises pursuant to a sublease or partial assignment of this Lease, Tenant shall give Landlord written notice thereof, which notice shall include the proposed date of Transfer and to the extent then available, the name of the proposed sublessee or assignee and then-current financials for such sublessee or assignee (**"Tenant's Transfer Notice"**). Landlord shall then have a period of thirty (30) days following receipt of the Tenant's Transfer Notice within which to notify Tenant in writing whether Landlord elects (i) to terminate this Lease with respect to the proposed subletting or partial assignment, effective as of the date of the proposed effective date of such Transfer, in which event upon Tenant's timely surrender in accordance with Section 20, Tenant thereafter will be relieved of all further obligations hereunder as to such space, (ii) to reject Tenant's Transfer request, based on the standards set forth below; or (iii) to permit Tenant to Transfer (by way of a subletting or partial assignment of this Lease) subject to the conditions set forth below. If Landlord should fail to notify Tenant in writing of such election within said thirty (30) day period, Landlord shall be deemed to have elected to reject Tenant's Transfer request.

(c) If Landlord elects to permit Tenant to Transfer all or any portion of the Premises or this Lease, the following shall apply (and be conditions thereto):

(i) At the time of any such Transfer, this Lease is in full force and effect and no Event of Default, or condition which with the giving of notice and the passage of time would constitute an Event of Default exists.

(ii) Tenant shall notify Landlord of the proposed sublessee or assignee (**"Transferee"**) within three (3) months after Landlord has notified Tenant that it will permit Tenant to Transfer this Lease as set forth in Section 11(b) (failure to deliver such notice shall render Landlord's consent to Transfer null and void and the provisions of Section 11(b) shall reactivate) and at least thirty (30) days in advance of the subletting or assignment (which notification shall include current financial data with respect to the party proposed and a complete copy of the fully executed proposed assignment or sublease document) and Landlord shall approve or disapprove the proposed Transferee within thirty (30) days of Landlord's receipt of such notice and all information reasonably requested by Landlord in order to make an informed judgment as to the proposed Transferee, including the Transferee's certified financials, business plan and history. So long as no Event of Default exists at the time of the request, Landlord's approval of the Transferee will not be unreasonably withheld or delayed if the proposed sublessee or assignee (A) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease (and in the event of assignment, at least the net worth of Tenant as of the date of this Lease), (B) is of a type and quality consistent with the first-class nature of the Building, (C) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity, (D) will not impose any additional material burden upon Landlord in the operation of the Building (to an extent greater than the burden to which Landlord would have been had Tenant continued to use such part of the Premises), (E) not a tenant in the Building or Project or a potential tenant with whom Landlord or any affiliate of Landlord is engaged in active negotiations or has been so engaged within the immediately preceding ninety (90)-day period, and (F) approved by Landlord's mortgagee. Within thirty (30) days after Tenant's receipt of a statement therefor, Tenant shall reimburse Landlord for all reasonable legal fees and expenses incurred by Landlord in connection with each Transfer proposed by Tenant. In no event shall the following be considered as suitable Transferees under this subsection: any governmental body, agency or bureau (of the United States, any state, county, municipality or any subdivision thereof); any foreign government or subdivision thereof; any health care professional or health care service organization; schools or similar organizations; employment agencies; radio, television or other communication stations; courier services; banks; loan offices and other financial institutions; travel agencies and other transportation ticket offices; persons whose proposed use would be in violation of the Project Documents; persons that constitute Prohibited Transferees (hereinafter defined).

(iii) Any Transfer shall be subject and subordinate to all the terms, covenants and conditions of this Lease, including the Permitted Use required by this Lease, and any assignee must assume in writing all of the obligations of Tenant under this Lease. Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person.

(d) In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any subtenant and hereby authorizes each such subtenant to pay said Rent directly to Landlord. Nothing in this Section 11, however, shall result in any obligation of Landlord to any subtenant of Tenant. Collection or acceptance of Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

(e) If the aggregate rental, bonus or other consideration paid by the Transferee (other than a Qualified Tenant Affiliate) exceeds the sum of (A) Tenant's rent to be paid to Landlord for the Premises (or portion subleased) during such period and (B) the out-of-pocket costs and expenses actually incurred by Tenant under or in connection with such Transfer (including costs and expenses of finishing out or renovation of the space involved, cash rental concessions and rental commissions actually paid), then fifty percent (50%) of such excess shall be paid to Landlord within fifteen (15) days after receipt by Tenant.

(f) A transfer of a direct or indirect interest in Tenant that results in a change of control of Tenant shall constitute a Transfer for purposes of this Lease. As used in this subsection, "control" means the ownership of, or power to direct, fifty percent (50%) or more of the ownership interests in the controlled entity. Notwithstanding anything to the contrary contained herein, Tenant may upon at least thirty (30) days prior written notice to Landlord (the "**Affiliate Notice**"), but without Landlord's prior written consent, assign this Lease, or sublet the Premises to a Qualified Tenant Affiliate (hereinafter defined), provided, that the business operations of the proposed assignee or subtenant (which shall be disclosed in the Affiliate Notice) do not conflict with any exclusivity or other limitation that may be imposed upon Landlord, no Event of Default by Tenant exists hereunder and such Qualified Tenant Affiliate uses the Premises solely for the Permitted Use. A "**Qualified Tenant Affiliate**" shall mean a corporation or other entity which (A) shall control, be controlled by or be under common control with Tenant or which results from a merger with Tenant or which acquires all or substantially all of the business and assets (or stock) of Tenant, (B) is of a type and quality consistent with the first-class nature of the Building, (C) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, (D) is not a party by whom any suit or action could be defended on the ground of sovereign immunity, and (E) in the case of a merger or acquisition, has a net worth and general creditworthiness immediately after the transfer at least equal to the net worth and general creditworthiness of Tenant immediately prior to the transfer. In the event of any Transfer to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant shall execute such guaranty or other agreement as Landlord shall request to confirm such liability.

(g) Any Transfer by Tenant shall not relieve Tenant of any obligation under this Lease; the granting of any such release shall be at Landlord's sole discretion and must be set forth in writing. At the sole discretion of Landlord, any Transfer by Tenant of this Lease or Premises for which Landlord's approval is required under this Section 11 and for which such approval has not been granted in violation of the terms of this Section 11 shall be void and shall constitute a default hereunder.

(h) Any sublease document shall contain substantially the following provision: "This sublease may not be assigned or the premises demised hereunder further sublet, in whole or in part, without the prior written consent of the underlying Landlord."

(i) Any consent by Landlord to a particular Transfer shall not constitute Landlord's consent to any other or subsequent Transfer and any proposed further Transfer by Tenant or a sublessee of Tenant shall be subject to the provisions of this Section 11. The restriction against Transfer described in this Section 11 shall be deemed to include a restriction against Tenant's mortgaging its leasehold estate as well as against an assignment or sublease

which may occur by operation of law (but shall not apply to any financing of equipment or other personalty). If, at the time an Event of Default occurs under this Lease and while the same is continuing, the Premises or any part thereof have been sublet, Landlord, in addition to any other remedies herein provided or available at law or in equity, may, at its option, collect directly from such subtenant all rents due and becoming due to Tenant under such sublease and apply such rent against the Rent due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. No portion of the Premises shall be subject to more than one subletting at any given time during the Term.

(j) With respect to any of the consents requested by Tenant, regardless of whether Landlord has consented thereto, Tenant shall pay to Landlord all reasonable counsel fees and disbursements and all other expenses incurred by Landlord in connection therewith.

(k) In no event, and notwithstanding anything set forth in this Lease to the contrary, shall Tenant be permitted to undertake any Transfer (and Landlord's consent to any such Transfer shall be deemed to be automatically denied) to any of the following Transferees (each, a "**Prohibited Transferee**"): (a) any Restricted Party (hereinafter defined); and (b) any person or entity which is an affiliate of a Restricted Party with the ownership of, or power to direct, twenty percent (20%) or more of the ownership interests in the controlled entity or with the power to control the day-to-day management or operations of such controlled entity. The term "**Restricted Party**" shall mean each of the following entities, or any person or entity which is an Affiliate (as hereinafter defined) of the Restricted Parties listed in (1) through (10): (1) Amazon, (2) Apple, (3) Facebook, (4) LinkedIn, (5) Microsoft, (6) Yahoo, (7) IBM, (8) Mapbox, (9) Oracle, (10) Salesforce, (11) General Electric, (12) Pratt & Whitney, (13) United Technologies Corp., (14) Bombardier, (15) Embraer, (16) General Dynamics, (17) Boeing, and/or (18) Airbus/EADS. As used in this subsection (k), an "**Affiliate**" means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity; and "**control**" (and with correlative meaning, "**controlled by**" and "**under common control with**") means (x) the ownership or voting control of (directly or indirectly) fifty percent (50%) or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question, or (y) the ability to manage or direct the day-to-day operations of the entity in question (notwithstanding that one or more other persons or entities may have the right to approve, reject or direct specified "major" decisions).

12. ALTERATIONS, IMPROVEMENTS AND TENANT'S PERSONAL PROPERTY.

(a) Tenant shall not make or allow to be made any Alteration (hereinafter defined) in or to the Premises, without first obtaining the written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, in accordance with the provisions of Section 12(b) below, except Landlord's consent shall not be required for any Permitted Alteration (hereinafter defined). If Tenant fails to obtain Landlord's consent prior to making any Alteration or Improvement for which Landlords' consent is required, then Landlord may correct or remove the same and Tenant shall be liable for any and all loss, damage, cost or expense (including attorneys' fees and court costs) incurred by Landlord in the performance of this work as well as Landlord's Out-of-Pocket Costs and Landlord's Fee. As used in this Lease, the term "**Alteration**" means the construction, installation, relocation or removal of any Improvement other than Tenant's Work (which shall be governed by the terms of the Work Agreement). As used in this Lease, the term "**Improvement**" means any addition, improvement or equipment installed in or attached to, or serving, the Premises, regardless of by whom, excluding Personal Property.

(b) "**Permitted Alteration**" shall mean any non-Material Alteration, including any Decorative Work (hereinafter defined). "**Material Alteration**" shall mean an Alteration that (i) materially and adversely affects the structure of the Building; (ii) affects the proper functioning of any Building systems; (iii) is not limited to the interior of the Premises or affects the exterior of the Building (including the exterior appearance to the extent readily visible from ground level); (iv) requires the issuance of a building permit to undertake, (v) materially and adversely impacts the use or operation of any other tenant or occupant of the Building or (vi) costs in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate. Tenant shall not be required to obtain the prior written consent of Landlord for any Permitted Alteration; however, Landlord must receive no less than five (5) Business Days' written notice prior to the commencement of any Permitted Alteration (including any decorative work (e.g., painting,

carpeting, hanging pictures) ("**Decorative Work**")) and Tenant must otherwise comply with the terms of this Section 12, and nothing herein shall be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, Building or Land to any mechanic's or materialman's liens which may be filed in respect to such Alterations made by or on behalf of Tenant. Tenant shall provide Landlord with its plans and specifications and any proposed contractors for a Material Alteration within five (5) Business Days after Tenant notifies Landlord of such Material Alterations. Landlord shall have ten (10) business days after Landlord's receipt of the plans and specifications and proposed contractors for Material Alterations to provide approval. Landlord shall have five (5) Business Days after receipt to review any resubmissions. If Landlord disapproves any part of Tenant's submission, such disapproval shall set forth in reasonable detail the reasons for such disapproval and detail any portions of the plans so disapproved. Landlord's consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with Legal Requirements, and Tenant shall be solely responsible for ensuring all such compliance. Tenant shall comply with (and shall cause all of its contractors and subcontractors to comply with) the rules and regulations attached hereto as Exhibit M (the "**Alterations Rules and Regulations**"), including, without limitation, all insurance requirements contained therein. Landlord reserves the right from time to time to make modifications to the Alterations Rules and Regulations (including the insurance requirements contained therein).

(c) In connection with Tenant's performance of Tenant's Work and Alterations in the Premises, Landlord shall have the right to post notices of non-responsibility and similar notices, as appropriate in and about the Premises. Tenant shall not allow any liens or notices of liens to be filed against the Premises or the Project in connection with any Tenant's Work and/or Alterations performed in the Premises. If any such liens or notices of liens shall be filed, Tenant shall cause the same to be discharged of record, released and/or bonded over within ten (10) days after Tenant's receipt of notice thereof. If Tenant does not so discharge, release, remove or bond over any such lien within such ten (10) day period, Landlord shall have the right to pay the amounts claimed to remove the same or otherwise bond over such lien, and Tenant shall repay Landlord's Out-of-Pocket Costs therefor, together with Landlord's Fee (measured against Landlord's Out-of-Pocket Costs to cure) within thirty (30) days after delivery of a reasonably detailed invoice therefor.

(d) At Landlord's option, with respect to Material Alterations, Landlord may require Tenant to reimburse Landlord for Landlord's Out-of-Pocket Costs in reviewing any plans with respect to any such Material Alterations. All Alterations shall be performed in compliance with applicable Legal Requirements (including the Americans With Disabilities Act of 1990, as amended and the regulations promulgated thereunder (the "**ADA**") and in a good and workmanlike manner.

(e) Tenant shall indemnify and hold Landlord harmless from all Out-of-Pocket Costs, damages, claims and expenses (including reasonable attorneys' fees) arising out of or relating to the performance of any Alterations performed in the Premises, including any occasioned by the filing of any lien.

(f) Within thirty (30) days after the completion of any Material Alterations performed in the Premises, Tenant shall furnish Landlord with a statement of costs thereof, "as built" architectural and engineering working drawings therefor and final unconditional waivers of lien from all contractors, suppliers and materialmen furnishing labor or materials for such Alterations.

(g) Upon termination of this Lease by lapse of time or otherwise, Tenant shall, at Tenant's sole cost remove all of Tenant's Personal Property from the Premises and repair any damage caused by the installation and/or removal of same. If Tenant fails to remove any such Personal Property on or before the Expiration Date, the same shall be deemed abandoned and Landlord may have the same removed and any resulting damage repaired at Tenant's expense, and Tenant shall repay Landlord's Out-of-Pocket Costs for such removal, together with an additional charge to cover overhead in an amount equal to twenty percent (20%) of such cost as Additional Rent hereunder within thirty (30) days after delivery of a reasonably detailed invoice therefor. In such event, such Personal Property will automatically become the property of Landlord and may be retained by Landlord or disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant or any claim of conversion. Any Improvements shall be the property of Tenant during the Term and, upon the expiration or earlier termination of

this Lease, shall become the property of Landlord and, except as otherwise set forth in this Lease, shall be surrendered to Landlord at the end of the Term unless Landlord notifies Tenant in writing at the time of plan approval of Landlord's election to require Tenant to remove any or all of any Specialty Alterations (hereinafter defend) set forth in the applicable plan (each, a "**Designated Specialty Alteration**"), in which event, such Designated Specialty Alterations shall be removed by Tenant on or prior to the Expiration Date or earlier termination of this Lease at Tenant's sole cost and expense. "**Specialty Alterations**" means any and all of (i) any cooking kitchens (but not any pantries, cafeterias or seating areas), (ii) vaults, (iii) structural reinforcements (provided that structural reinforcements below the slab shall not be deemed Specialty Alterations if same shall not impact future tenant installations or reduce the useable area of the leasable space below such reinforcements, in each case, except to a *de minimis* extent), (iv) dumbwaiters; (v) conveyors; (vi) supplemental HVAC units; and (vii) internal stairwells. If Tenant does not remove any such Designated Specialty Alterations at the end of the Term following written demand therefor by Landlord to Tenant, in addition to its other remedies provided for in this Lease or otherwise under law, Landlord shall have the right to remove the same, and Tenant shall repay Landlord's actual cost for such removal and for repairing any damage caused by such removal plus Landlord's Fee within thirty (30) days after delivery of a reasonably detailed invoice therefor. The provisions of this Section 12(g) shall survive termination of this Lease.

(h) Landlord shall use commercially reasonable efforts to cooperate with Tenant (i) to obtain all permits and approvals for Alterations, at no cost to Landlord; (ii) to sign all applicable governmental applications as may be required to obtain such permits and approvals, at no cost to Landlord, and (iii) to obtain any third party consents and approvals, at no cost to Landlord, provided, that Landlord shall have no liability for any failure to secure the same.

13. SIGNS/ BUILDING DIRECTORY; BUILDING STANDARD SIGNAGE; ADVERTISING. Subject to the terms of Section 47 hereof, no sign, advertisement or notice shall be inscribed, painted, affixed or displayed by Tenant on any part of the outside or the inside of the Building or within the Premises if the same is visible from outside of the Premises, and if any such sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord may remove the same and Tenant shall be liable for Landlord's Out-of-Pocket Costs incurred in connection therewith. Landlord shall provide, at Landlord's expense, as part of Tenant's initial occupancy, a listing on the Building directory for Tenant (which may be electronic) and on the suite entry door(s) of the Premises, in such places, number, size, color and style as are reasonably determined by Landlord. Any additions or changes after the Commencement Date to either the Building directory listing or the suite entry signage for Tenant shall be made by Landlord at Landlord's reasonable discretion and at Tenant's sole cost. Landlord shall have the right to prohibit any advertisement of Tenant in, on or about the Building or naming the Building or its address which in Landlord's opinion tends to impair the reputation of the Building or its desirability as a high-quality office building, and, upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Directory listing and/or signs for approved assignees or approved subtenants shall be at Landlord's sole discretion based on the availability of space. Tenant agrees that any reference to the Project in any Tenant advertising (electronic or on site signage) shall refer to the Project as "Reston Station". Subject to all applicable Legal Requirements, the comprehensive sign plan for the Project, the rights of existing tenants as of the Effective Date of this Lease, and Landlord's ability to offer exterior Building signage and/or monument signage to a future tenant leasing at least one (1) full floor of the Building, Landlord reserves the right to offer Tenant an exterior Building signage opportunity either on the façade of the Building or the monument sign. In the event Landlord offers Tenant such signage opportunity, the parties will negotiate and execute, in good faith, a written agreement with mutually acceptable terms governing such exterior signage opportunity.

14. COMPLIANCE WITH LAWS; ADA.

(a) Tenant shall, and shall cause its contractors, subcontractors, agents and suppliers to, comply with all present and future laws, ordinances, orders, rules and regulations (federal, municipal or promulgated by other agencies or bodies having any jurisdiction thereof) and with the Project Documents and all documents of record relating to the use, condition or occupancy of the Premises ("**Legal Requirements**"). Tenant shall indemnify Landlord from, against and with respect to all expense or liability that may be claimed against Landlord as a result of a violation of any of the covenants in this Section 14(a) by Tenant, or Tenant's contractors, subcontractors, agents and suppliers.

Tenant's obligations to indemnify Landlord as aforesaid shall survive the expiration or earlier termination of this Lease.

(b) Without limiting the generality of Section 14(a), Tenant shall comply with the applicable provisions of the ADA as amended from time to time and all regulations promulgated thereunder with respect to all portions of the Premises, access thereto (path of travel), and the operation of Tenant's business therein; provided, however, notwithstanding anything to the contrary in this Lease, Tenant shall not be obligated to construct, install and make any improvements which may be required from time to time by the ADA to any areas outside of the Premises or to any facilities or systems (or the portions thereof) that do not exclusively serve the Premises, unless such improvements are required due to Tenant's (as opposed to other tenants in general) specific use of the Premises or due to Tenant's Work or Alterations made by Tenant.

15. LANDLORD'S ENTRY; LANDLORD'S RESERVATION. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours to inspect same, clean or make repairs, alterations or additions thereto, as Landlord may be required or permitted to make pursuant to the terms of this Lease, to exhibit the Premises to prospective tenants (within the final twelve (12) months of this Lease Term), lenders, or purchasers or to any mortgagee, to post notices of non-responsibility, and to affix and display "For Rent" signs, and Tenant shall not be entitled to any abatement or reduction of any sums due under this Lease by reason thereof. Landlord shall use commercially reasonable efforts to minimize any interference to Tenant's ongoing business in connection with any entry by Landlord into the Premises pursuant to this Section 15 and, except in the case of emergencies (or resolving any safety issue or hazardous situation) or Landlord's maintenance operations provided pursuant to Sections 9(a) and 10(c) hereof (in which cases no notice shall be necessary), Landlord shall provide Tenant with reasonable prior notice of such entry. Landlord shall not be liable to Tenant for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant. The Rent reserved herein shall not abate while the Landlord's rights under this Section 15 are exercised, and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant. In addition, Landlord reserves the right to install wiring, plumbing, ductwork and other materials in the space measured downward two feet (2') from the slab above the Premises to provide services to the Premises or other portions of the Building. Tenant will not interfere with Landlord's access to or use of this reserved area.

16. MORTGAGE; SUBORDINATION.

(a) Subordination, General. This Lease is subject and subordinate to any mortgage, ground lease, or deed of trust which may now or hereafter encumber the Land and Building and to all renewals, modifications, consolidations, replacements and extensions thereof (any of the foregoing, a "**mortgage**" and the holder of such mortgage, a "**mortgagee**"). In the event of the enforcement by the trustee or the beneficiary or ground lessor under any such mortgage of the remedies provided for by law or by such mortgage, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement ("**Successor**") (at the sole election of such Successor), automatically attorn to and become the Tenant of the Successor without change in the terms or other provisions of this Lease; provided, however, that such Successor shall not be (i) subject to any offsets or defenses which Tenant may have against any prior landlord, (ii) bound by any payment of Rent for more than one month in advance, (iii) bound by any amendment or modification of this Lease made after such lien is placed against the Building or Land (provided Tenant has been given notice thereof) without the written consent of such trustee or such beneficiary, or (iv) liable for any act or omission of any prior landlord (including Landlord) under this Lease. In such event, the Successor shall have all the rights of Landlord under this Lease, including the right to collect any rent or other sums due or accruing to Landlord and to enforce those rights by court proceeding or otherwise. Tenant waives the provision of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed or in the event any ground lease is terminated. Notwithstanding the foregoing, Tenant agrees that at any time, the holder of a mortgage on the Building or Land may unilaterally subordinate its lien, in whole or in part, to this Lease, effective upon notice from Landlord or such mortgagee. The provisions of this Section shall be self-operative and no further instrument of subordination need be required by any mortgagee. Tenant shall, however, within ten (10) days after Landlord's

request, execute and deliver any appropriate certificate or instrument in confirmation of such subordination and attornment in form acceptable to Landlord's lender. Within fifteen (15) days after the Effective Date, Landlord shall use commercially reasonable efforts to cause its current lender to deliver to Tenant, at no cost to Tenant, a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit H ("**SNDA**"). Landlord represents and warrants that as of the date hereof, no mortgages or ground lease affects the Building and/or the Land, except for the mortgage identified in the SNDA and the Ground Lease. Notwithstanding anything to the contrary contained in this Section 16(a), with respect to any mortgage hereafter encumbering the Building, it shall be a condition precedent to Tenant's subordination hereunder that Landlord obtains from the mortgagee in question a commercially reasonable non-disturbance agreement in favor of Tenant on such mortgagee's standard form.

(b) Ground Lease Requirements. Without modifying or mitigating the provisions set forth in this Lease, including those set forth in Section 16(a) above, the following shall apply for all purposes under this Lease:

(i) Tenant hereby represents and warrants that no person or entity having an interest (directly or indirectly) in Tenant constituting or exceeding five percent (5%) or greater in the aggregate (x) has ever been convicted of a felony, (y) is a person or entity against whom a legal action or administrative proceeding is then-pending to enforce the rights of the County of Fairfax, Virginia (or any agency, department, public authority or any public benefit corporation thereof) arising out of a real property dispute or a property management dispute, or (z) is a person or entity with respect to whom any notice of substantial monetary default which remains uncured has been given by the County of Fairfax, Virginia (or any agency, department, public authority or any public benefit corporation thereof) in respect of real property or a property management agreement.

(ii) Tenant shall use and occupy the Premises consistent with Legal Requirements.

(iii) This Lease is subject and subordinate to all of the terms, covenants, agreements, provisions and conditions of the Ground Lease.

(iv) Tenant shall not pay Base Rent under this Lease more than one (1) month in advance of its due date hereunder (excluding any security and other deposits required under this Lease).

(v) If there is a termination of the Ground Lease, or if Ground Lessor shall exercise its rights to dispossess Landlord or to re-enter the Project or Premises, Tenant shall, at Ground Lessor's election, attorn to Ground Lessor and Ground Lessor shall have all rights of Landlord under this Lease, including the right to collect any rent or other sums due or accruing to Landlord under this Lease, and to enforce those rights by court proceeding or otherwise.

(vi) Tenant shall not mortgage or pledge its interest in this Lease.

(vii) All indemnities and waivers of Tenant set forth in this Lease shall benefit Ground Lessor in addition to the listed beneficiaries set forth therein.

(viii) All policies of insurance for which Tenant is required to list Landlord as an additional insured or loss payee shall also list the Ground Lessor as additional insured thereunder.

(ix) The following uses are Prohibited Uses: (A) massage parlor (excluding massage services provided at day spas, salons or other similar reputable businesses), (B) a store for providing off-track betting or gambling (excluding lottery, lotto, Keno or similar type of gaming), (C) a store whose primary purpose is the sale of drug paraphernalia (e.g., a "head shop"), (D) a store whose primary purpose is the sale, rental or display of pornographic materials, (E) a store whose primary purpose is for the sale or display of firearms or other weapons, (F) a strip club, or (G) any illegal purpose or for any other use prohibited by the Project Documents.

(c) If the holder of any mortgage of which the Premises are a part shall reasonably require a modification of the terms and provisions of this Lease as a condition to continuing its financing for the Building or any lender shall reasonably require such modification as a condition to granting a new mortgage loan for the Building, Tenant shall

execute and deliver within thirty (30) days after Landlord's request therefor, a written agreement incorporating such modifications into this Lease; provided, however, that the modifications required do not decrease, except to a *de minimis,* extent, Tenant's rights or increase, except to a *de minimis* extent, Tenant's obligations hereunder. If Tenant fails or refuses to execute the requested modification, within such thirty (30) day period, then such failure shall constitute an Event of Default hereunder entitling Landlord to exercise its remedies for such default as provided in Section 26 below.

17. ESTOPPEL CERTIFICATE. At Landlord's written request, within ten (10) Business Days after receipt (but in no event more than three (3) times in any twelve (12) month period), Tenant will execute and deliver to Landlord an estoppel certificate, which certificate may be relied upon by Landlord, mortgagee or any prospective purchaser or mortgagee of the Building or Land, certifying as to such facts (if true; and to Tenant's knowledge, if applicable) as Landlord (or such other aforementioned party) may reasonably request (including reasonable notice provisions, term commencement, Tenant's acceptance of the Premises, the absence of defaults and other factual matters concerning this Lease). If any requested statements are untrue, Tenant shall specify the reasons therefor in such certificate.

18. LIMITATION OF LIABILITY. Except for injury to person or property damage directly caused by the gross negligence or intentionally wrongful acts or omissions of Landlord or any Landlord Party, neither Landlord nor any Landlord Party shall be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members, guests or trespassers for loss or damage to any property or injury to or death of persons for any reason, including those arising from (i) the repairing or construction of any portion of the Building or Project, (ii) any interruption in the use of the Premises, (iii) accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators, escalators, or heating, cooling, electrical or plumbing equipment or apparatus, (iv) the termination of this Lease by reason of the destruction of the Premises or a taking or sale in lieu thereof by eminent domain, (v) any fire, robbery, theft, criminal act and/or any other casualty, (vi) any leakage in any part of the Premises or the rest of the Building or Project, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the rest of the Building or Project, or from drains, pipes or plumbing work in or about the Building, or (vii) any other cause whatsoever. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord have any liability to Tenant on account of any claims for the interruption of or loss to Tenant's business or for any indirect damages or consequential losses. All goods, property or personal effects stored or placed by Tenant in or about the Premises or Project shall be at the sole risk of Tenant. The agents and employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such agent or employee receives any such package or articles, such agent or employee shall be the agent of Tenant for such purposes and not of Landlord. No shareholder, member, manager, principal, trustee, partner, director, officer, employee, representative or agent of Landlord (a "**Landlord Party**") shall be personally liable in respect of any covenant, condition or provision of this Lease. Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of the then-existing Landlord in and to the Building and the Land in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, shall be limited to such estate and property of Landlord in and to the Building. No other properties or assets of Landlord or any Landlord Party or any other person or entity other than the estate, interest and property of Landlord in and to the Building and the Land shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Landlord's estate or interest in the Building shall include (i) all rent or other consideration received by Landlord by reason of any lease, license, occupancy or other agreement, including, without limitation, any lease or operating agreement with respect to the Office Parking Facilities; (ii) the net proceeds of a sale, financing or refinancing of the Building or the Land (or any portion thereof), or of Landlord's estate or interest therein, or in any property, equipment or improvements in or about the Building or the Land (or any portion thereof); and (iii) any insurance proceeds or condemnation awards relating to any portion of the Building or the Land (to the extent in excess of any restoration costs and net of all costs of obtaining such proceeds or awards).

19. INTENTIONALLY OMITTED.

20. SURRENDER; HOLDING OVER.

(a) Upon the expiration or earlier termination of this Lease, Tenant shall (i) surrender possession of the Premises to Landlord broom clean and in the same condition as on the Commencement Date (subject to Tenant's removal obligations set forth in this Lease), reasonable wear and tear, casualty, condemnation and the obligations of Landlord under this Lease, excepted and (ii) comply with all of Tenant's covenants under this Lease respecting turnover of the Premises to Landlord.

(b) In the event of holding over by Tenant after expiration or termination of this Lease, Tenant shall pay, as Base Rent, the greater of (i) one hundred fifty percent (150%) of the monthly amount of Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or any part thereof of any such holdover period (plus any Additional Rent) or (ii) one hundred fifty percent (150%) of the fair market rental value for the Premises as determined by Landlord (plus any Additional Rent); such amount shall be deemed earned by Landlord for the entire month and shall not be prorated for partial months. No holding over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding over, (A) Landlord shall have the right to regain possession of the Premises by any legal process in force at such time, (B) the Security Deposit provided to Landlord pursuant to the terms of this Lease shall be forfeited, and (C) Tenant shall indemnify and hold Landlord harmless from all claims for damages arising from such holding over, including all legal costs and fees and all claims by any other lessee to whom Landlord may have leased all or any part of the Premises covered hereby. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month on the terms agreed upon by Landlord and Tenant.

21. CASUALTY.

(a) In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord.

(b) If the Premises shall be partially destroyed by fire or other casualty so as to render the Premises untenantable in whole or in part for a period in excess of ten (10) days, the Base Rent provided for herein shall abate thereafter as to the portion of the Premises rendered untenantable from the first day of such damage until the earlier of (i) the date that the Premises is made tenantable or (ii) sixty (60) days after Landlord has completed Landlord's Restoration Work (as set forth in Section 21(d) below). Each of Landlord and Tenant agrees to commence and prosecute its respective repair work promptly and with all due diligence or, if required by the Project Documents, Landlord agrees to take whatever action is necessary to cause the Association to undertake such repairs. Notwithstanding the foregoing, in the event (A) such destruction results in the Premises being untenantable in whole or in substantial part for a period reasonably estimated by Landlord to be one hundred eighty (180) days or longer after commencement of construction of the Landlord's Restoration Work set forth in subsection (d) below (due allowance being given for the time required for adjustment and settlement of insurance claims and for such other delays as may result from government restrictions or permitting), or compliance with the requirements under the Ground Lease, (B) of damage or destruction of the Building or Project from any cause for which the period to restore is reasonably estimated by Landlord to be one (1) year or longer after the casualty, or of damage or destruction that affects fifty percent (50%) or more of the Building, (C) Landlord does not receive sufficient insurance proceeds to perform Landlord's Restoration Work (whether due to disbursement of such proceeds to any mortgagee or otherwise), or (D) the Premises is substantially damaged by casualty during the last year of the Term, then, in any of the foregoing instances, Landlord shall have the right to terminate this Lease and all Rent owed up to the time of such destruction or termination shall be paid by Tenant (it being understood that Tenant shall pay Rent on all tenantable space until termination of this Lease; provided that such tenantable space is of such size and configuration as to allow Tenant to continue its business therefrom). Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 21(b) within sixty (60) days after any such damage or destruction.

(c) In the event of destruction to the Premises resulting in the Premises being untenantable in whole or in substantial part for a period reasonably estimated by Landlord to be one hundred eighty (180) days or longer after commencement of construction of Landlord's Restoration Work set forth in subsection (d) below (due allowance being given for the time required for adjustment and settlement of insurance claims and for such other delays as

may result from government restrictions, permitting or compliance with the requirements of the Ground Lease) and Landlord has not then terminated this Lease as provided in Section 21(b), then Tenant shall have the right, within thirty (30) days after Landlord delivers the written estimate to Tenant of time to restore, to terminate this Lease by written notice to Landlord and all Rent owed up to the time of such termination shall be paid by Tenant (it being understood that Tenant shall pay Rent on all tenantable space until termination of this Lease; provided that such tenantable space is of such size and configuration as to allow Tenant to continue its business therefrom).

(d) Landlord shall be obligated to restore or rebuild the Building only to the condition existing as of the Effective Date, prior to installation of the Tenant's Work (**"Landlord's Restoration Work"**), and nothing herein shall be construed to obligate Landlord under any circumstances to repair or restore any other tenant finish work. Tenant shall be obligated to diligently proceed to perform the work necessary to restore and replace Tenant's Work, any of Tenant's Alterations and its Personal Property therein. At Landlord's sole option, Landlord may repair and restore, on Tenant's behalf, all (or any portion) of the Tenant's Work or Alterations in the Premises that Tenant is required to repair and restore pursuant to this Section, in which case, Tenant shall make all of its insurance proceeds available to Landlord for such use; provided, however, that in no event shall Landlord be required to spend more on any such repair or restoration than the amount of insurance proceeds Landlord actually receives from Tenant. Landlord may require Tenant to pay Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs and expenses incurred in connection with any such repair or restoration undertaken or supervised by Landlord.

(e) Notwithstanding the foregoing provisions of this Section 21, to the extent not contrary to the provisions of Section 29 of this Lease, in the event of any casualty arising from the negligence or willful misconduct of Tenant or any of Tenant's owners, officers, employees, agents, contractors, invitees or customers, Tenant shall indemnify and hold Landlord harmless from any and all costs, expenses and damages of any kind whatsoever arising therefrom, and Rent shall not be abated.

(f) All goods, property or personal effects stored or placed by Tenant in or about the Premises or Project shall be at the sole risk of Tenant.

22. CONDEMNATION.

(a) Except in connection with a temporary taking, if all or substantially all of the Premises shall be taken or condemned by any governmental, quasi-governmental, public or other authority for any public or quasi-public use or purpose (including sale under threat of such a taking), herein referred to as a **"Taking,"** then the Term shall cease and terminate as of the date of the Taking, and all Rent shall be abated as of such date. If less than substantially all of the Premises is the subject of a Taking, the Rent shall be equitably adjusted as of the date of the Taking and this Lease shall otherwise continue in full force and effect, and Landlord shall restore the Premises to a complete architectural unit, as necessary. If the Taking is temporary, all Rent shall abate for the period of the Taking only, after which, this Lease shall continue in full force and effect, unmodified. Notwithstanding the foregoing, in the event of a Taking of so substantial a part of the Building that Landlord concludes, in its reasonable discretion, that it is impracticable to continue to operate the Building, then Landlord, at its option, shall have the right to terminate this Lease by giving Tenant termination notice specifying a date not earlier than thirty (30) days after the date of such notice as of which this Lease will terminate.

(b) All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Landlord; provided, however, that nothing hereunder shall restrict the right of Tenant to claim separately for any award or compensation in respect of Tenant's Work and/or Tenant's Alterations, Improvements and/or Personal Property, and/or relocation expenses to which Tenant may otherwise be entitled to receive and as may be allowed in the condemnation proceedings; provided that such award or compensation shall be made in addition to and not in reduction of the amount of the award made for the Land and the Building or the part thereof so taken and only so long as such a claim by Tenant does not result in the reduction of Landlord's award.

23. ATTORNEYS' FEES. If, as a result of any breach or default in the performance of any of the provisions of this Lease, litigation ensues, then the losing party in any such litigation shall reimburse the prevailing party (as

specifically determined by the court presiding over such action) upon demand for any and all reasonable attorneys' fees and expenses (excluding "in-house" legal fees) so incurred by the prevailing party after rendering of a final, non-appealable judgment, within thirty (30) days after delivery of a reasonably detailed invoice therefor. Tenant will pay to Landlord within thirty (30) days after delivery to Tenant of a reasonably detailed invoice therefor and as Additional Rent all reasonable third-party legal fees Landlord actually incurs in enforcing this Lease, including reasonable court costs arising from an Event of Default of Tenant hereunder.

24. ASSIGNMENTS BY LANDLORD. Landlord or any successor-in-interest to Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building, Project and property referred to herein, and in such event and upon the transferee Landlord's assumption of transferor Landlord's obligations thereafter accruing hereunder (any such transferee to have the benefit of, and be subject to, the provisions of Section 16), Landlord shall be released automatically from all liabilities and obligations thereafter accruing against transferor Landlord hereunder from and after the date of such assumption of transferor Landlord's obligations. Upon request by transferor Landlord, Tenant agrees to execute a certificate certifying such covenant and facts as transferor Landlord may reasonably require in connection with any such assignment by transferor Landlord.

25. DEFAULT BY TENANT. Landlord may treat the occurrence of any one or more of the following events as a breach of this Lease (each, an "**Event of Default**"): (a) Tenant fails to pay Base Rent, Tenant's Share of Operating Cost or Tenant's Share of Taxes in full on the date such sums are due, although no legal or formal demand has been made therefor; provided, however, that no Event of Default shall occur for the first occasion of failure to pay Base Rent, Tenant's Share of Operating Cost or Tenant's Share of Taxes in any calendar year so long as Tenant pays the sum in full within five (5) days after notice that the same is past due (however, Landlord shall not be required to provide notice of failure to pay Base Rent, Tenant's Share of Operating Cost or Tenant's Share of Taxes more than once per calendar year during the Term, and the second and each additional failure to pay Base Rent, Tenant's Share of Operating Cost or Tenant's Share of Taxes as and when due during any calendar year will constitute an Event of Default without the requirement of notice); (b) Tenant fails to pay any other Additional Rent due under this Lease in full on the date such sum is due; provided, however, that no Event of Default shall occur for the first occasion of failure to pay Additional Rent (other than Tenant's Share of Operating Cost or Tenant's Share of Taxes) in any calendar year so long as Tenant pays the sum in full within five (5) days after notice that the same is past due (however, Landlord shall not be required to provide notice of failure to pay Additional Rent more than once per calendar year during the Term, and the second and each additional failure to pay Additional Rent as and when due during any calendar year will constitute an Event of Default without the requirement of notice); (c) Tenant fails to make the deliveries required pursuant to Sections 16 or 17 of this Lease within the ten (10) day period required for such deliveries; (d) Tenant fails to maintain the insurance coverage required by Section 29 hereof; (e) default shall be made in the performance of any of the other, non-monetary covenants or conditions which Tenant is required to observe and to perform, and such default shall continue for twenty (20) days after notice thereof (or such additional time as is reasonably necessary, provided Tenant commenced to cure such default within such twenty (20) day period and is diligently prosecuting such cure to completion, which additional time, however, shall in no event exceed ninety (90) days after Landlord's default notice) (however, Landlord shall not be required to provide notice of default for non-monetary covenant or condition failure more than twice per calendar year during the Term, the third and each additional failure to perform Tenant's covenants or abide the conditions of this Lease during any calendar year will constitute an Event of Default without the requirement of notice); (f) if a petition is filed by or against Tenant (the term "Tenant" shall include, for the purpose of this paragraph of Section 25, any guarantor of Tenant's obligations hereunder): (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (iv) for the reorganization or modification of Tenant's capital structure; however, if such a petition is filed against Tenant, then such filing shall not be a default unless Tenant fails to have the proceedings initiated by such petition dismissed within thirty (30) calendar days after the filing thereof, or if Tenant shall be liquidated or dissolved; (g) Tenant shall vacate the Premises during the Term or any renewals or extensions thereof; or (h) at the option of Landlord, if Tenant shall attempt to assign this Lease or sublet any portion of the Premises except as permitted herein, or if Tenant is a corporation or limited liability company, and Tenant shall cease to exist as a corporation or limited liability

company, as applicable, in good standing in both the Commonwealth of Virginia and the state of its formation or if Tenant is a partnership or other entity, and Tenant shall be dissolved or otherwise liquidated.

26. REMEDIES. If an Event of Default has occurred, Landlord shall have any one or more of the following rights and remedies, in addition to any other rights and remedies provided in this Lease or allowed at law or in equity, without further notice or demand of any kind:

(a) Landlord may make any payment or perform any act required of Tenant but the making of such payment or the doing of such act by Landlord shall not operate to cure such Event of Default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Tenant shall repay Landlord's actual cost for such payment or act, plus Landlord's Fee (measured against the cost to cure) within ten (10) days of receipt of a bill therefor.

(b) Landlord, with or without terminating this Lease or Tenant's right of possession hereunder, may recover any damages including those contemplated under subsections (d)(i), (ii) and (iv) below which are capable of being calculated at that time or delinquent payments due hereunder, in separate actions, from time to time or in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that no cause of action shall be deemed to have accrued until the expiration of the Term). Tenant hereby waives all notices and rights of recovery in connection with Landlord's recovery or retaking possession of the Premises and contents thereof, including any statutory right to a notice to quit or right of redemption.

(c) Landlord, immediately or at any time after an Event of Default, may terminate this Lease and forthwith repossess the Premises without demand or notice of any kind to Tenant (including any notice to quit, which right to receive is hereby waived by Tenant), whereupon this Lease shall end and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided. Upon such termination by Landlord, Tenant shall immediately surrender possession of the Premises to Landlord and remove all of Tenant's effects therefrom, and Landlord may reenter and repossess the Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action or by using such force as may be necessary. Neither Landlord nor its agents shall be liable by reason of any such reentry, repossession or removal. Tenant's failure to vacate shall be treated as a holdover without consent under Section 20(b) of this Lease.

(d) In the event of any such termination of this Lease, Landlord may recover damages. The amount of damages which Landlord may recover in the event of such termination shall include, without limitation, the following:

(i) The worth, at the time of the award, of the unpaid Rent that had been earned at the time of termination of this Lease;

(ii) The worth, at the time of the award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;

(iii) The worth, at the time of the award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided; and

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including costs incurred by Landlord in recovering the Premises,

(v) restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, the entirety of any tenant improvement allowance provided to a replacement tenant subsequently taking possession of the Premises (regardless of whether all or any portion of such allowance is used for work within the Premises, within other premises occupied by such replacement tenant or

elsewhere within the Project) and any brokerage commissions and reasonable attorneys' fees incurred by Landlord in reletting the Premises.

"The worth, at the time of the award," as used in clauses (i) and (ii) above, is to be computed by allowing interest at the maximum rate an individual is permitted by law to charge. "The worth, at the time of the award," as referred to in clause (iii) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of Richmond at the time of the award, plus one percent (1%). For the purpose of determining the unpaid rent in the event of a termination of this Lease, the monthly rent reserved in this Lease shall be deemed to be the sum of Base Rent, and Additional Rent (specifically including Tenant's Share of Operating Cost and Tenant's Share of Taxes). Operating Cost and Taxes shall be calculated to include the monthly average of all such amounts payable to Landlord during the one-year period prior to tenant's default.

(e) Landlord may terminate Tenant's right of possession (with or without terminating this Lease) and may enter upon and take possession of the Premises by any lawful means without demand or notice of any kind to Tenant (including any notice to quit) and without terminating this Lease, and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, and all property therefrom, without being liable for prosecution or any claim for any damages or liability therefor. If Landlord so elects, Landlord may make such alterations and repairs as, in Landlord's reasonable discretion, may be necessary to relet the Premises, and Landlord may (without any obligation on Landlord's part to do so) relet the Premises or any part thereof, without notice to Tenant, for such rent and such use, and for such period of time and subject to such terms and conditions as Landlord, in its reasonable discretion, may deem advisable and receive the rent therefor. Tenant shall be responsible for all costs of reletting, including costs to alter, decorate, and repair the Premises to prepare it for reletting, and legal fees and brokerage commissions incurred by Landlord in connection with leasing the Premises (or any portion thereof) to a substitute tenant, which amounts shall constitute Additional Rent hereunder. Upon each such reletting, all rent received by Landlord from such reletting shall be applied against amounts due from Tenant under this Lease, but in all events, such rent shall be Landlord's sole property. Tenant agrees to pay Landlord, on demand, any deficiency that may arise by reason of such reletting. Tenant shall be liable for all damages sustained by Landlord, including without limitation deficiency in rent, interest, attorneys' fees, other collection costs, all court costs and all other expenses (including, without limitation, leasing fees) of placing the Premises in first-class rentable condition. Landlord shall not be liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting. It is agreed that commencement and prosecution of any action by Landlord in unlawful detainer, ejectment or otherwise, or any judgment obtained in an action to recover possession of the Premises or other re-entry or removal shall not be construed as an election to terminate this Lease and shall not discharge Tenant from any of its obligations hereunder. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such prior default.

(f) Landlord shall have the right, at its option, to take exclusive possession of Tenant's Personal Property and any other property located in the Premises and to use such property without charge therefor, except for that property subject to any lien rights pursuant to liens permitted in this Lease or property otherwise properly removed prior to termination in accordance with the provisions of this Lease. Subject to the provisions of this Lease, Landlord, to the extent permitted by law, shall have (in addition to all other rights) a right of distress for rent and a lien on all Tenant's Personal Property and any other property in the Premises as security for all Rent payable under this Lease.

27. **NON-WAIVER.** Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time thereafter.

28. **DEFAULT BY LANDLORD.** In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord or upon Rent due Landlord), but prior to any such action Tenant will give Landlord and any mortgagee notice, (the existence of which Tenant has received) specifying such default with particularity, and Landlord and/or such mortgagee shall have thirty (30) days after receipt of such notice in which to cure any such default; provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in

default if Landlord and/or mortgagee shall within such period commence to cure such default and shall diligently prosecute the same to completion. Unless and until Landlord and/or any mortgagee fails so to cure any default after notice, Tenant shall have no remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; all such obligations will be binding upon Landlord only during the period of its ownership of the Building and not thereafter; and no default or alleged default by Landlord shall relieve or delay performance by Tenant of its obligations to continue to pay Base Rent and Additional Rent hereunder as and when the same shall be due. If Landlord fails to perform any of Landlord's non-monetary obligations under this Lease and such failure materially and adversely affects Tenant's ability to conduct Tenant's business in the Premises, then Tenant shall give Landlord a written notice (**"Tenant's S/H Notice"**) identifying such failure in detail and notifying Landlord of Tenant's intention to exercise its rights under this Section 28 with respect thereto. If such failure by Landlord shall continue for ten (10) Business Days (or such shorter period, if any, as may be feasible in case of any emergency) after Landlord's receipt of Tenant's S/H Notice (or, if such failure is not reasonably susceptible of cure within such period, such longer period as may be reasonably necessary to complete the same with due diligence; provided that Landlord commences the cure within said ten (10) Business Day period and prosecutes the same with reasonable diligence), then Tenant may provide Landlord with a second Tenant's S/H Notice, and if Landlord fails to commence the cure within five (5) Business Days following Landlord's receipt of the Second Tenant's S/H Notice (or thereafter fails to prosecute the cure with reasonable diligence), Tenant shall have the right (but not the obligation), for the account of Landlord, subject to the terms and limitations of this Section 28, to perform the obligation which Landlord so failed to perform, with such performance being in accordance with all Legal Requirements and the minimum necessary to cure the immediate problem. In the event of an emergency, Tenant shall have the right (but not the obligation), for the account of Landlord, to perform the obligation which Landlord so failed to perform subject to the terms and limitations of this Section 28 regardless of whether Tenant delivers Tenant's S/H Notice; provided that Tenant notifies Landlord of such emergency, there is imminent danger to persons or property, and Landlord fails to cure the same within twenty-four (24) hours after such notice is given. If Tenant performs any of Landlord's obligations under this Lease in accordance with this Section 28, Landlord shall repay Tenant's Out-of-Pocket Costs, plus a fee to Tenant in an amount equal to ten percent (10%) of such Out-of-Pocket Costs, within thirty (30) days after delivery of a reasonably detailed invoice therefor. If Landlord shall fail timely to pay Tenant's Out-of-Pocket Costs within such thirty (30) day period, Tenant shall have the right to set-off the unpaid amount (including the aforesaid fee), together with interest on Tenant's Out-of-Pocket Costs (but not on the aforesaid fee) at the Interest Rate, against the next installment(s) of Base Rent due and payable under this Lease. In no event, however, shall Tenant be entitled to exercise the self-help/cure rights set forth in this Section 28 with respect to any of the Common Areas or other portions of the Building outside the Premises or with respect to any base Building system or structural components, except with respect to any base Building systems within the Premises (provided that the work performed by Tenant could not adversely affect any other part of the Building or any services provided to any other part of the Building or occupant of the Building). In addition, Tenant shall not be entitled to exercise the cure rights set forth in this Section 28 while Tenant is in default under this Lease. In the event Tenant seeks to cure or remedy any event or condition which gives rise to Tenant's remedies set forth in this Section 28, Tenant shall (1) proceed in accordance with all applicable Legal Requirements (2) use only such contractors, suppliers, etc. as are duly licensed in the Commonwealth of Virginia and insured to effect such repairs and who perform such repairs in first class buildings in the normal course of their business; (3) upon commencing such repairs, complete the same within a reasonable period of time, (4) effect such repairs in a good and workmanlike quality; (5) use new or like-new materials; (6) make reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building; and (7) indemnify and hold harmless the Landlord Indemnified Parties against any Claims arising out of or resulting from Tenant's exercise of such rights.

29. INSURANCE.

(a) Landlord shall maintain "all-risk" property insurance on the Building (excluding all Improvements within the Premises, which Tenant will insure for their full replacement cost) in amounts sufficient to avoid the provisions of co-insurance under the applicable insurance policies. Landlord may maintain other insurance as Landlord determines in its sole judgment is reasonably necessary, the costs of which shall be included in Operating Cost. Insurance shall be maintained with an insurance company authorized to insure properties in the Commonwealth of Virginia. If the annual premiums to Landlord for this property insurance exceed the standard premium rates because

of the nature of Tenant's operations, contents or Improvements (including Tenant's Work) or because the same result in extra hazardous exposure, then Tenant shall upon receipt of copies of appropriate premium invoices reimburse Landlord for such increases in such premiums.

(b) Tenant shall carry Causes of Loss - Special Form (i.e., "all risk") or its equivalent, property damage insurance, including insurance for fire, water, sprinkler, extended coverage, windstorm, vandalism, malicious mischief, flood, earthquake, and other casualty for the full replacement cost (including an agreed amount endorsement) of (i) all furniture, fixtures and equipment, or any personal or other removable property in the Premises, whether or not owned by Tenant, and (ii) all Tenant's Work and any other improvements now in or hereinafter installed in the Premises. Additionally, Tenant shall carry business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, and all Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months; All property insurance shall name Landlord and any other party designated by Landlord, including the Ground Lessor, any other mortgagee, Landlord's affiliates, lenders and agents, as their interests may appear, as loss payees. In the event Tenant provides any insurance in this Section (or Section 29(c), below) in the form of a blanket policy, Tenant shall furnish Landlord with satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.

(c) Tenant shall maintain a policy or policies of commercial general liability insurance (including bodily injury and contractual liability coverage) written on an occurrence basis with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than $2,000,000.00 combined single limit, with a $4,000,000.00 annual aggregate, for bodily injury and property damage. This policy shall contain a contractual liability endorsement. In addition, Tenant will carry the following coverages throughout the Term: a policy of worker's compensation insurance as required by applicable law and employer's liability insurance with limits of no less than $1,000,000.00 per accident, $1,000,000.00 disease-policy limit and $1,000,000.00 disease - per employee; a policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than $1,000,000.00; and umbrella insurance coverage over all risks set forth in Sections 29(b) and (c) of not less than $10,000,000.00. (All such insurance shall name Landlord and any other party designated by Landlord, including the Ground Lessor, any other mortgagee, Landlord's affiliates, lenders, and agents, as additional insureds thereunder).

(d) All insurance policies required to be carried by Tenant under this Lease (including this Section 29) shall be subject to the prior approval of Landlord, and shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry. In addition, all insurance policies carried by Tenant shall be issued by a company or companies licensed to do business in the jurisdiction in which the Project is located and rated not lower than "Class A/VIII", as rated in the most recent edition of the Alfred M. Best Company, Inc.'s Key Rating Guide for insurance companies and otherwise approved by Landlord. Certificates of insurance (using an ACORD Form 28 or its then-current replacement form, or other form satisfactory to Landlord) (or copies of policies, if requested by Landlord from time to time) evidencing the effectiveness of the insurance coverage Tenant is required hereunder to maintain shall be delivered to Landlord at least annually by Tenant, and within fifteen (15) days after request by Landlord, and each policy shall contain an endorsement that will prohibit its cancellation or material modification prior to the expiration of thirty (30) days after notice of such proposed cancellation or material modification to Landlord. Tenant shall be required to maintain the insurance required hereunder no later than the date that Tenant or any agent, employee or contractor of Tenant first has access to the Premises or the Building, unless an earlier date is otherwise provided herein. Any deductible/self-insured retention in excess of $10,000.00 per occurrence requires Landlord's written consent. Tenant shall cause all contractors providing services to the Premises to carry insurance as set forth in Section 12 herein, which insurance shall be subject to Landlord's approval, and which shall name Landlord, and any other party designated by Landlord in a written notice to Tenant, including Landlord's affiliates, lenders and agents, as their interests may appear, as additional insureds.

30. WAIVER OF CLAIMS AND SUBROGATION. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against

the other, its agents (including partners, both general and limited), officers, directors, shareholders, employees or representatives, for any loss or damage that may occur to the Premises, or any Improvements therein, or the Building of which the Premises are a part, or any Improvements therein, or any personal property of such party therein, by reason of fire, the elements or any other cause which are, or are required by this Lease to be, insured against under a policy(ies) containing a waiver of subrogation or permission to release liability and to the extent that such loss or damage would have been recoverable under such insurance policies, notwithstanding the negligence of Landlord or any Landlord Party or Tenant or any Tenant Party (as applicable). Each of Landlord and Tenant shall have the policies required under this Lease endorsed with a waiver of subrogation clause whereby the insurance provider's right of subrogation is waived with respect to the other party hereto, or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.

31. HOLD HARMLESS; INDEMNITY. Except to the extent arising from the gross negligence or willful misconduct of Landlord, or any Landlord Parties shall not be liable to Tenant, or to Tenant's agents, servants, employees, contractors, customers or invitees for death or injury to persons or damage to or loss of property from any cause whatsoever including, without limitation, by reason of theft, fire, act of God, public enemy, terrorism, injunction, riot, strike, insurrection, war, court order requisition or order of governmental body, or authority, or for any other causes beyond Landlord's control. Except to the extent caused by the negligence or willful misconduct of Landlord, or any Indemnified Party, and except as otherwise provided in Section 29 hereof, Tenant shall, and does hereby, indemnify, hold harmless and defend (with counsel satisfactory to Landlord) Landlord, its partners, members, managers, property manager, mortgagees, Ground Lessor, invitees and their officers, directors, agents and employees (collectively, the "**Indemnified Parties**"), from and against any loss, damage, liability, cost or expense (including reasonable attorneys' fees and all court costs) incurred by the Indemnified Parties and occasioned by or in any way related to or connected with (i) the making or removal of any Improvements or the use or occupancy of the Premises, the Building, or the Project by Tenant, its agents, employees, invitees, and any other persons who gain access to the Premises including by way of violation of any Legal Requirements, (ii) the negligence or willful misconduct of Tenant, its agents, employees and invitees, (iii) any default, breach or violation of this Lease by Tenant, its agents, employees and invitees, and (iv) injury or death to individuals or damage to property sustained in or about the Premises. Subject to Section 30 and except as may be caused by the negligence or willful misconduct of Tenant or its agents and employees, Landlord shall indemnify Tenant from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property arising from our out of (i) Landlord's' intentional breach of this Lease or (ii) any occurrence in, upon or at the Common Areas of the Building occasioned wholly or in part by the gross negligence or willful misconduct of Landlord, its agents or employees.

32. RESERVED.

33. SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

34. NOTICES. All notices, demands, consents and approvals (each, a "**Notice**") which may or are required to be given by either party to the other hereunder shall be in writing and delivered by (i) personal delivery, (ii) the United States mail, certified or registered, postage prepaid; or (iii) nationally recognized overnight courier, in each case, addressed to the party to be notified at the notices address for such party set forth in the Basic Lease Information, or to such other place as the party to be notified may from time to time designate by at least five (5) Business Days' notice to the notifying party. Each Notice shall be deemed to have been given, delivered or received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

35. SUCCESSORS. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment is permitted under this Lease or otherwise consented to (or deemed consented to) by Landlord, Tenant's assigns.

36. ENTIRETY. This instrument and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous promises, inducements, representations or agreements, oral or otherwise, between the parties hereto not embodied herein shall be binding or have any force or effect. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease. Landlord and Tenant each acknowledge that they have been represented by counsel in the negotiation of this Lease. In the event of any ambiguity in the terms and conditions of this Lease, the doctrine of contra proferentem shall not be applicable, and there shall be no assumption that this Lease is to be construed more or less strongly against either party.

37. BROKERS. Landlord and Tenant each hereby warrant and represent that it has not dealt with any brokers or intermediaries entitled to any compensation in connection with this Lease or Tenant's occupancy of space in the Project. Each party hereby agrees to hold the other party, its partners and representatives harmless from any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees) arising from any claim for any commissions or other fees by any broker or agent acting or purporting to have acted on behalf of such party.

38. INTENTIONALLY OMITTED.

39. PARKING.

(a) Provided that Tenant is occupying the Premises and no Event of Default exists under this Lease, Tenant, its employees, licensees and visitors, shall have the right to the number of parking space contracts set forth in the Basic Lease Information on an unreserved basis and in accordance with the reasonable rules and regulations promulgated by Landlord or the Association from time to time for use of the Office Parking Facilities on the terms and conditions as established by the Association from time to time. The parking contracts will be at the prevailing rate charged from time to time. The monthly parking cost per unreserved space is Seventy-Five Dollars and 00/100 ($75.00), which shall be subject to market increases. The Office of Parking Facilities comprise portions of the parking garage below the Building and portions of the existing and to-be-built garages elsewhere at the Project. The parking spaces subject to Tenant's parking spaces contracts may be located below the Building or elsewhere in the Project. Parking spaces shall be available on a first-come, first-served basis subject, however, to the rights of any other tenant of the Building to park automobiles in reserved parking spaces as provided in its lease. Landlord reserves the right, at any time or from time to time during the Term, to establish reserved parking spaces for the tenants in the Building and, in such event, Tenant shall utilize only those spaces assigned to Tenant. Landlord reserves the right, at any time or from time to time during the Term, to limit access to parking, by use of mechanical or electric devices or otherwise, to tenants of the Building and their employees and invitees only. Neither Tenant nor any of its employees shall use any of the Office Parking Facilities for storage of vehicles (or any other item such as boats or trailers) or park its or their automobiles in any portion of the Building parking areas reserved for visitor or handicapped parking (except pursuant to a valid permit) or for parking of automobiles belonging to other tenants of the Building. Landlord reserves the right to relocate any or all reserved spaces from time to time, upon ten (10) business days' prior written notice or on no notice in the event of casualty, condemnation, or Force Majeure. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Landlord may require execution of an agreement with respect to the use of such Office Parking Facilities by Tenant and/or its officers and employees in form reasonably satisfactory to Landlord as a condition of any such use.

(b) If Tenant fails to elect to purchase the full number of monthly parking space contracts to which it is entitled as set forth in the Basic Lease Information on or before the Rent Commencement Date, Tenant's right to purchase the remaining contracts shall expire and be of no further force or effect. If Tenant returns any parking contracts or fails to

pay all sums due with respect to any parking contract as and when due, Tenant's rights to use such parking contracts shall terminate and be of no further force or effect. Notwithstanding the foregoing, if at any time Tenant is not purchasing the full number of monthly parking space contracts to which it is entitled as set forth in the Basic Lease Information, then upon thirty (30) days' notice from Tenant, subject to availability, Landlord shall provide Tenant with additional parking space contracts, the total number of Tenant's parking space contracts not to exceed, in any event, the number of parking space contracts set forth in the Basic Lease Information. All monthly parking space contracts obtained by Tenant are non-transferable other than to permitted subtenants and assignees hereunder. Use of the Office Parking Facilities by Tenant, its employees, and business invitees is subject to the reasonable rules and regulations of the Association and/or its parking management company as may be promulgated or amended from time to time. Tenant shall have access to the Building and Office Parking Facilities 24 hours per day, 365 days per year. Landlord shall have no liability to Tenant in the event of a temporary limited access to parking spaces due to striping, resurfacing or other maintenance or development of the Project.

(c) Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building imposed by any governmental or quasi-governmental agencies or transportation management authority, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees, clients and occupants located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or Project-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. In furtherance of the foregoing, the Building participates in a transportation demand management plan (as the same may be amended from time to time in coordination with the Fairfax County Department of Transportation, the "**TDM Plan**") to encourage the use of transit, high-occupant vehicle commuting modes, walking, biking and teleworking in order to reduce automobile trips generated by the Project. Tenant shall participate in the TDM Plan with respect to Tenant's employees, and shall use commercially reasonable efforts to encourage its clients to participate in the TDM Plan, including by complying, as applicable, with those provisions of the TDM Plan set forth on Exhibit M; provided, however, that Tenant's clients shall not be treated as Tenant's employees for purposes of complying with the TDM Plan.

(d) Tenant may procure additional monthly parking contracts in excess of Tenant's Allocated Parking for unreserved spaces in the Office Parking Facilities, subject to availability, at market rates. In addition, upon Tenant's request, Landlord will use commercially reasonable efforts to assist Tenant in leasing additional parking spaces in the Public Garage on terms mutually acceptable to Tenant and the County

40. QUIET ENJOYMENT. So long as no Event of Default exists, Tenant shall quietly enjoy the Premises without disturbance by any person lawfully claiming by, through, or under Landlord, subject, however, to the provisions of this Lease.

41. FINANCIAL STATEMENTS. Tenant shall furnish Landlord with current financial statements within thirty (30) days after the end of each calendar quarter, certified as accurate and complete by an officer of Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor's statement, reflecting Tenant's then current financial condition, or, if Tenant is a single-purpose or special-purpose entity, the consolidated financial condition of all persons or entities under Common Control (as hereinafter defined) with Tenant, in such form and detail as Landlord may reasonably request. For purposes hereof, "**Common Control**" shall mean all persons or entities that directly or indirectly control, or are controlled by, or are under common control with Tenant (for this purpose, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise).

42. HAZARDOUS MATERIALS.

(a) Tenant, its agents and employees, shall not violate or cause to be violated any federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the Premises or the Building, or the Land, including soil and ground water conditions. Tenant, its agents and employees shall not cause or permit the introduction, use, generation, storage, acceptance or disposal of on, under or about the Premises, the Building, or the Land or transport to or from the Premises, the Building, or the Land any hazardous wastes, toxic substances or related materials. "**Hazardous Materials**" shall mean any petroleum product, asbestos product or asbestos containing material, or any other material, substance or waste that is now, or hereafter recognized as being hazardous or dangerous to health or the environment by any federal, state or local agency having jurisdiction over the Building. "Hazardous Materials" shall include, but not be limited to, substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 *et seq.*; Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; and Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 *et seq.* and any other substances considered hazardous, toxic or the equivalent pursuant to any other applicable Legal Requirements (collectively, the "**Environmental Laws**"). "Hazardous Materials" shall not include any cleaning or other supplies in such amounts as are customary for office purposes and used and stored in compliance with Legal Requirements.

(b) Tenant shall clean up and remove or cause to be cleaned up and removed from, under or about the Premises, the Building or the Land any Hazardous Materials that Tenant or its agents or employees have or have caused to be introduced, at Tenant's sole cost and expense.

(c) Tenant shall and does hereby indemnify, defend and hold Landlord, any Superior Mortgagee, Ground Lessor, and its and their successors and assigns harmless from and against any losses (including reasonable attorneys' fees and court costs incurred in connection therewith) which Landlord, any Superior Mortgagee, Ground Lessor, or its or their successors and assigns actually incur by reason of Tenant's failure to comply with the requirements of this Section 42 hereof.

(d) If at any time there shall be discovered in the Premises any Hazardous Materials which were not introduced by Tenant or anyone claiming by, through or under Tenant, then Landlord, at Landlord's sole cost and expense, shall promptly clean-up, remove or remediate (or cause to be cleaned-up, removed or remediated) the same as required by applicable Legal Requirements.

(e) This Section 42 shall survive the expiration or earlier termination of this Lease.

43. LANDLORD'S TERMINATION OPTION.

(a) Landlord shall have a one (1) time right to terminate this Lease (and cause to be terminated any subleases entered into by Tenant), without penalty, subject to the terms and conditions set forth in this Section 43. Landlord may exercise such option to terminate this Lease by delivering to Tenant an irrevocable written notice of termination (the "**Termination Notice**") at least twelve (12) months prior to the Termination Date (as hereinafter defined) set forth in the Termination Notice, time being of the essence. In the event that Landlord timely delivers the Termination Notice to Tenant, this Lease shall terminate as of the Termination Date, provided that Landlord has fulfilled all of the conditions set forth in this Section 43. As used herein, the term "**Termination Date**" shall mean the date set forth in the Termination Notice, which shall be the later to occur of (x) the earlier of (i) January 1, 2028, or (ii) the first (1st) day of the seventh (7th) Lease Year (calculated from the first day of the sixth (6th) full calendar month after the Commencement Date), and (y) twelve (12) months after Landlord's deliver of the Termination Notice. The Termination Date may be any day of the month, and any legal requirement that the Termination Date may be the last day of the month is hereby expressly waived. Tenant acknowledges and agrees that such Termination Right is in conjunction with certain expansion rights that an existing tenant in the Building has for the Premises.

(b) If this Lease is terminated pursuant to and in accordance with the provisions of this Section 43, then, as of the Termination Date, neither Landlord nor Tenant shall have any rights or obligations under this Lease and Landlord shall be free to lease the Premises to any persons or entities for a term beginning after the Termination

Date; provided that Tenant shall vacate the Premises in accordance with the terms and conditions of this Lease on or before the Termination Date; and provided further, however, that Tenant shall remain obligated for any liabilities or obligations under this Lease (including without limitation the obligation to pay Base Rent and all other amounts payable under this Lease) accruing prior to the Termination Date, which obligation shall survive indefinitely the termination of this Lease.

(c) Should Tenant fail to surrender the Premises to Landlord on or before the Termination Date in accordance with the terms and provisions of this Lease, time being of the essence, then Tenant shall be liable to Landlord as a hold-over tenant under this Lease and shall be subject to the terms and conditions of Section 20, above and shall further be liable to Landlord for all costs, expenses, claims and damages incurred by Landlord as a result of Landlord's inability to retake possession of the Premises from Tenant on or before the Termination Date, including, without limitation, damages or expenses incurred in connection with the existing tenant having expansion rights for the Premises or any other prospective tenant for the Premises, lost rents or profits, and reasonable attorneys' fees and expenses, as Additional Rent.

44. MISCELLANEOUS.

(a) Time is of the essence with respect to Landlord's and Tenant's rights and obligations under this Lease.

(b) The words "include" and "including" shall be construed for purposes of this Lease as being followed by the phrase "without limitation."

(c) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

(d) This Lease is declared to be a Commonwealth of Virginia contract, and all of the terms hereof shall be construed according to the laws of the Commonwealth of Virginia, without resort to its conflicts of laws rules.

(e) LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT OR ADDITIONAL RENT, OR COMMENCES ANY OTHER ACTION OR PROCEEDING AGAINST TENANT IN CONNECTION WITH THIS LEASE, TENANT WILL INTERPOSE NO COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, UNLESS TENANT'S FAILURE TO INTERPOSE SUCH COUNTERCLAIM IN SUCH PROCEEDING OR ACTION WOULD RESULT IN THE WAIVER OF TENANT'S RIGHT TO BRING SUCH CLAIM IN A SEPARATE PROCEEDING UNDER APPLICABLE LAW.

(f) Tenant hereby submits to the personal jurisdiction of any court sitting in Fairfax County, Virginia with respect to all claims and controversies arising out of this Lease or the enforcement thereof. Landlord hereby (i) submits to the personal jurisdiction of any court sitting in Fairfax County, Virginia with respect to all claims and controversies arising out of this Lease or the enforcement thereof and (ii) for purposes of Section 55-218.1 of the Annotated Code of Virginia, appoints Christopher Clemente, whose address is c/o Comstock Partners, 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190, as Landlord's resident agent for service of process in any such claim or controversy, and agrees that service upon such agent shall constitute personal service upon Landlord so long as notice of such service is given in accordance with the provisions of Section 33.

(g) For purposes of Section 55-2 of the Annotated Code of Virginia, this Lease is and shall be deemed a deed of lease.

(h) This Lease may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

(i) Nothing contained in this Lease shall be construed to create a partnership, joint venture or other relationship between Landlord and Tenant other than that of landlord and tenant.

(j) Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in, instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys' fees and costs) arising from or related to any breach of the foregoing certification.

(k) This Lease shall not be recorded. At the request of Tenant, Landlord and Tenant shall enter into a memorandum of this Lease ("**Memorandum**"), provided that such Memorandum contains commercially reasonable and industry standard terms mutually acceptable to Landlord and Tenant. Tenant shall be solely responsible for the payment of all costs, fees, expenses, and taxes including any grantor taxes payable to any governmental agency or official (including, without limitation, at the federal, state or local level) incurred as a result of recording the Memorandum.

(l) If two (2) or more persons or entities shall sign this Lease as Tenant, the liability of each such person or entity to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several and each such partner or member shall be fully obligated hereunder and bound hereby as if each such partner or member had personally signed this Lease.

(m) The submission of this Lease by Landlord to Tenant for examination shall not constitute an offer to lease or a reservation of or option for the Premises. Tenant's execution of this Lease shall be deemed an offer by Tenant, but this Lease shall become effective only upon execution thereof by both parties and delivery thereof to Tenant.

(n) It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor's closets, bathrooms, break rooms and around outside walls) for mold prevention. Tenant shall inspect the Premises on the Commencement Date and shall certify to Landlord that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations.

(o) Whenever in this Lease a day is appointed on which, or a period of time is appointed within which, either party hereto is required to perform or complete any act, matter or thing, the time for performance or completion shall be extended by a period of time equal to the number of days on or during which such party is prevented from the performance or completion of such act, matter or thing as a result of strikes, lock-outs, embargoes, general unavailability of labor or materials (for reasons not caused by the party claiming Force Majeure), wars, insurrections, rebellions, declarations of national emergencies, acts of God or other causes beyond such party's reasonable control ("**Force Majeure**"); provided, however, that no Force Majeure shall relieve Landlord or Tenant of its obligations hereunder to make full and timely payments of monetary sums and to obtain insurance as required by this Lease.

(p) This Lease does not grant Tenant any easement concerning light, air or view, and the hindrance, elimination or shutting off of light, air or view by any structure shall in no way affect Tenant's obligations under this Lease or give rise to any liability of Landlord to Tenant with respect thereto.

(q) Tenant will provide to Landlord copies of all keys for all locks to the Premises. The locks used by Tenant shall be consistent with the lock set of the Building. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises and give to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

(r) This Lease may not be altered, changed or amended, except by an instrument in writing, signed by both parties hereto.

(s) As used in this Lease, the term "**Landlord's Fee**" shall mean an additional charge payable to cover overhead associated with Landlord's performing certain work hereunder, in an amount equal to twenty percent (20%) of the cost of such work, which shall be Additional Rent.

(t) Neither Tenant, nor any of Tenant's employees, partners, officers, directors, members, shareholders, agents or brokers, shall issue or make any public statement, comment, announcement, or press release regarding this Lease, the Premises, the Project or Landlord without first receiving Landlord's approval as to form and content, it being expressly agreed that in no event shall any entity or individual issue or make a public statement, comment, announcement or press release regarding this Lease that would coincide with or precede any public statement, comment, announcement or press release of Landlord regarding this Lease, unless such information is publically available. During the Term, in any publication (whether in print or electronic) identifying the location of the Premises, Tenant agrees to include reference to "Reston Station" in any such publication.

45. COMMON FACILITIES. From time to time, Landlord may, at Landlord's sole cost and expense (except to the extent includable in Operating Cost pursuant to Section 7), provide for use in common by any tenants and occupants in the Building (including, without limitation, Tenant and any Permitted Users) and others as Landlord may in its sole judgment direct (including without limitation, tenants of other buildings in the Project), certain facilities within the Building or the Project, including, without limitation the existing fitness center, bike room, conference center and shared roof top deck currently in the Building (the existing amenities in the Building described herein are collectively, the "**Existing Building Amenities**" and together with any other similar common facilities made available for use by tenants of the Building or Project, are collectively the "**Common Facilities**"); provided that, notwithstanding anything to the contrary contained herein, at all times during the term, Landlord shall maintain the following Common Facilities, if and when existing in the Building: (i) fitness center, (ii) bike room and (iii) shared roof top deck. Tenant agrees that its use of the Common Facilities shall be subject to and in accordance with such written rules and regulations as Landlord may promulgate from time to time in accordance with the provisions of Section 5(e) with respect to the Rules and Regulations, applied *mutatis mutandis*, covering the use of the Common Facilities (including any requirement that the user of any Common Facilities execute Landlord's standard waiver of liability form in connection with such use), and that any use of the Common Facilities by Tenant, its employees or invitees, shall be at their sole risk, cost and expense. The Common Facilities may be temporarily closed from time to time in connection with any renovations or repairs of such Common Facilities. Landlord shall not be responsible for any injury, loss or damage suffered by Tenant, its employees or invitees, arising out of or in any way connected with or related to their use of the Common Facilities. Landlord shall throughout the Term continue to provide the Existing Tenant Amenities for use by tenants and occupants of the Building, subject to such modifications in the operation, size, location or configuration thereof as Landlord may deem appropriate: provided that to the extent such amenities are no customarily being provided by landlords of class A office buildings in Reston, Virginia, Landlord may elect to discontinue the provision of one or more of the Existing Building Amenities.

46. LEED CERTIFICATION.

(a) At Landlord's option, the Building may be operated in accordance with the U.S. Green Building Council's Leadership in Energy and Environmental Design program's standards, as amended, supplemented or replaced from

time to time and any similar standards with which Landlord may cause the Building to comply (hereinafter referred to as "**LEED**"), including to satisfy proffered obligations. Tenant shall comply with the Building's LEED requirements as set forth in Exhibit J attached to this Lease, as they may be reasonably supplemented or amended by Landlord by written notice to Tenant from time to time ("**LEED Conditions**").

(b) If Tenant fails to observe, perform or otherwise comply with the LEED Conditions for thirty (30) days after written notice (unless a shorter period is necessary in order for Landlord to comply with the LEED Conditions), then Landlord may enter the Premises to perform such act or replace such materials as may be reasonably necessary to keep the Building in compliance with the LEED Conditions. Tenant shall pay Landlord, as Additional Rent, all costs (including reasonable attorneys' fees) incurred by Landlord in connection with any action taken by Landlord to enforce the LEED Conditions, within thirty (30) days of Landlord's demand therefor. Tenant shall pay any penalties, fines or other enforcement obligations imposed by any federal, state or local governmental agency against Tenant solely for Tenant's failure to comply with the LEED Conditions on or prior to the date such payment is due. If Landlord pays any such amounts on behalf of Tenant, or if any penalties, fines or other enforcement obligations are imposed against Landlord solely as a result of Tenant's failure to comply with the LEED Conditions, then Tenant shall pay Landlord, as Additional Rent, the full amount of the fine, penalty or other enforcement obligation, within thirty (30) days after Landlord's demand therefor.

47. RIGHT OF FIRST REFUSAL.

(a) During the Term of this Lease and subject to the rights of existing tenants prior to the Effective Date of this Lease, Tenant shall have the ongoing right of first refusal to add to the Premises the Offered Space (as hereinafter defined), subject to the terms and conditions hereinafter set forth. "**Offered Space**" shall mean the remainder of the Tenth (10th) Floor of the Building, not otherwise leased by Tenant as of the Effective Date of this Lease, consisting of approximately 3,778 square feet of Net Rentable Area.

(b) If Landlord intends to enter into a lease (the "**Proposed Lease**") for all or a portion of the Offered Space with anyone other than an existing tenant as of the Effective Date hereof (the "**Proposed Tenant**"), then Landlord shall, after it has received a bona fide offer from the Proposed Tenant, offer to Tenant the right to lease such Offered Space upon the terms and conditions of the Proposed Lease to the Proposed Tenant for the Offered Space. Tenant may only exercise the right of first refusal described herein if as of the date that Tenant elects to exercise such right pursuant to Tenant's First Refusal Notice (as hereinafter defined) and as of the commencement date of the term of the lease of the Offered Space, no Event of Default exists under this Lease.

(c) Landlord shall offer the Offered Space to Tenant in a written notice (the "**First Refusal Notice**") which shall designate the space being offered and shall specify the terms of the Lease, which shall be the same as those offered in the Proposed Lease to the Proposed Tenant. Tenant may accept the offer set forth in the First Refusal Notice by delivering to Landlord an unconditional acceptance in writing ("**Tenant's First Refusal Notice**") within ten (10) Business Days after delivery by Landlord of the First Refusal Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant's First Refusal Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Section with respect to the Offered Space designated in the First Refusal Notice, Landlord shall be under no further obligation to Tenant with respect to such space by reason of this Section 47.

(d) In order to send the First Refusal Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a description of the material economic terms. Tenant must accept all of the Offered Space offered by Landlord at any one time in a First Refusal Notice if Tenant desires to accept any of such Offered Space and may not exercise its right with respect to only a portion of such space. If Tenant accepts the offer, then within twenty (20) days of Tenant's First Refusal Notice, Landlord and Tenant shall execute a lease amendment prepared by Landlord and reasonably approved by Tenant and reflecting the addition of the Offered Space to the original Premises pursuant to the terms and provisions described in the First Refusal Notice with the other terms of this Lease remaining unchanged.

48. CONTRACTION OPTION. Tenant shall have ongoing option during the Term of the Lease (the "**Contraction Option**") to terminate this Lease with respect to a portion of the Premises ("**Contraction Space**"), provided that (i) Tenant delivers written notice to Landlord of its exercise of the Contraction Option (the "**Contraction Option Exercise Notice**") six (6) months prior to the proposed date of the contraction, which notice shall contain Tenant's election of the Net Rentable Area of the desired Contraction Space and proposed location of the Contraction Space, and (ii) no Event of Default has occurred under the Lease. If Tenant timely delivers the Contraction Option Exercise Notice and satisfies the other conditions to the exercise of the Contraction Option, Landlord and Tenant shall, within fifteen (15) business days thereafter, mutually agree to the size, access and demising configuration of the Contraction Space such that, *inter alia*, the Contraction Space shall be in a configuration that may be readily leased at market rates for general office use, and Landlord and Tenant shall execute an amendment modifying the Lease to remove the Contraction Space from the Premises (the "**Contraction Space Amendment**"). Tenant, using Building-standard materials and finishes selected by Landlord in Landlord's sole discretion, shall bear the cost to (i) demise the remaining portion of the Premises separately from the Contraction Space, including the separation of mechanical, engineering and plumbing systems as directed by Landlord, and (ii) remove any internal stairway providing access between floors of the Building included within the Premises and those floors that are part of the Contraction Space and perform any associated work necessary to restore the floor slabs and related finishes following such removal, all as to be more particularly described in the Contraction Space Amendment. In the event that Tenant fails to comply with any condition to the exercise of the Contraction Option within the time period set forth above, Tenant's exercise of the Contraction Option shall be void. The Lease remain in full force and effect with respect to the portion of the Premises not identified as the Contraction Space.

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IN WITNESS WHEREOF, the parties hereto have executed this Deed of Lease under seal by their duly authorized officials or agents as of the date aforesaid.

LANDLORD:

CRS PLAZA I, LC,
a Virginia limited liability company

By: Comstock Management Services, LC
Its Manager

By: __________________________ [SEAL]
Name: Christopher Clemente
Title: Manager

APPR. BY LEGAL

TENANT:

COMSTOCK HOLDING COMPANIES, INC.,
a Delaware corporation

By: __________________________ [SEAL]
Name: Christopher Guthrie
Title: Chief Financial Officer

APPR. BY LEGAL

EXHIBIT A

DESCRIPTION OF LAND

All of that certain lot or parcel of land situated, lying and being in Fairfax County, Virginia, and being more particularly described as set forth in a Memorandum of Lease dated November 28, 2016 and recorded among the Land Records in Deed Book 24856 at Page 2007.

EXHIBIT A-1

THE PROJECT



Comstock HQ (1886)
Building A
Building B
Building C
Building D
Reston Station Blvd
Wiehle Avenue (Route 828)
Founding Farmers (1904)
BLVD (1908)
OB1 (1900)
OB3 (1906)
OB2 (1902)
Dulles Toll Road (Route 267)
Metro (Wiehle-Reston East Station)
CMC Building V
CMC Building IV
CMC Building III
Existing Comstock Development
Existing Comstock Development
Future Comstock Development

<u>EXHIBIT B</u>

<u>FLOOR PLAN OF PREMISES</u>

(see attached)

EXHIBIT C

WORK AGREEMENT

This Work Agreement (the "**Work Agreement**") is attached to and made part of that certain Deed of Lease (the "**Lease**") dated November 1, 2020, by and between **CRS PLAZA I, LC** (as "**Landlord**") and **COMSTOCK HOLDING COMPANIES, INC.** (as "**Tenant**"). It is the intent of this Work Agreement that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with applicable building codes and requirements of law, including without limitation the Americans With Disabilities Act (the "**ADA**"), and with sound architectural and construction practice in first-class office buildings and in accordance with the terms of this Work Agreement. Capitalized terms not otherwise defined in this Work Agreement shall have the meanings set forth in the Lease. In the event of any conflict between the terms hereof and the terms of the Lease, the terms hereof shall prevail for the purposes of design and construction of the Tenant's Work.

1. **BASE BUILDING AND TENANT'S WORK.**

(a) Landlord's Work. Landlord, at Landlord's sole cost and expense (not chargeable to Tenant, through inclusion in Operating Cost or otherwise, or the Tenant Improvement Allowance), shall construct on the Land, the base Building improvements ("**Landlord's Work**") described on Schedule C-1 attached hereto and incorporated herein by reference ("**Base Building Improvements**"). Landlord reserves the right to make changes to the Base Building Improvements to comply with applicable laws or to correct construction defects or hazardous conditions. The Landlord's Work shall be constructed in a workmanlike manner by a general contractor and subcontractors selected by Landlord in its sole discretion.

(b) Tenant's Work. Tenant, at its sole cost and expense, shall furnish and install in the Premises in accordance with the terms of this Work Agreement, the improvements set forth in the Tenant's Plans (hereinafter defined) which are subject to Landlord's approval in accordance with Paragraph 2, below ("**Tenant's Work**"). The costs of all design, space planning, and architectural and engineering work for or in connection with the Tenant's Work, including all drawings, plans, specifications, permits or other approvals relating thereto, and all insurance, bonds and other requirements and conditions hereunder, and all costs of demolition and construction, including supervision thereof, shall be at Tenant's sole cost and expense, subject to the application of the Tenant Improvement Allowance in accordance with the terms of this Work Agreement.

2. **PREPARATION OF TENANT PLANS; CHANGES.**

(a) Preliminary Plans; Space Planner; Engineers.

(i) Tenant shall retain the services of HKS, Inc. (the "**Space Planner**") to design the Tenant's Work in the Premises and prepare the Final Documents (hereinafter defined) and the construction documents for Tenant's Work. The Space Planner shall meet with the Landlord and/or Landlord's building manager from time to time to obtain information about the Building and to ensure that the improvements envisioned in the Tenant's Plans do not interfere with and/or affect the Building or any systems therein. The Space Planner shall prepare all space plans, working drawings, and plans and specifications described in this Paragraph 2 in conformity with the Base Building Improvements and systems, and the Space Planner shall coordinate its plans and specifications with the Engineers (hereinafter defined) and Landlord. All fees of the Space Planner shall be borne solely by Tenant, subject to application of the Tenant Improvement Allowance as hereinafter provided.

(ii) Tenant shall retain the services of mechanical, electrical, plumbing and structural engineers approved by Landlord (the "**Engineers**") to (i) design the type, number and location of all mechanical systems in the Premises, including the heating, ventilating and air conditioning system therein, fire alarm system and to prepare all of the mechanical plans, (ii) to assist Tenant and the Space Planner in connection with the electrical design of the Premises, including the location and capacity of light fixtures, electrical receptacles and other electrical elements, and to prepare all of the electrical plans, (iii) to assist Tenant and the Space Planner in connection with plumbing-related issues involved in designing the Premises and to prepare all of the plumbing plans and (iv) assist Tenant and the Space Planner in connection with the structural elements of the Space Planner's design of the Premises and to prepare all of the structural

plans. All fees of the Engineers shall be borne solely by Tenant, subject to application of the Tenant Improvement Allowance as hereinafter provided.

(iii) The Tenant's Work shall be based upon the preliminary test fit plan described on the attached Schedule C-2 (the "**Preliminary Plans**"), which have been approved by both parties.

(b) Tenant Plans Development.

(i) Within five (5) business days following the Effective Date, Tenant shall deliver to Landlord final layout and proposed finishes for approval (the "**Final Documents**") prepared by the Space Planner, in consultation with Landlord and the Engineers. The Final Documents shall contain the information and otherwise comply with the requirements therefor described in Schedule C-3 attached hereto.

(ii) Within seven (7) business days after Tenant delivers to Landlord the Final Documents, Landlord shall advise Tenant of Landlord's approval or disapproval of the Final Documents. Tenant shall promptly revise the proposed Final Documents to meet Landlord's objections, if any, and resubmit the Final Documents to Landlord for its review and approval within three (3) days of Tenant's receipt of Landlord's objections, if any. If Tenant desires to make revisions in the Final Documents that after such Final Documents have been approved, then such changes shall be made only pursuant to Paragraph 2(d) hereof.

(iii) Within ten (10) business days after Landlord approves the Final Documents, Tenant shall furnish to Landlord for its review and approval, all architectural plans, working drawings and specifications (the "**Contract Documents**") necessary and sufficient (i) for the construction of the Tenant's Work; and (ii) to enable Tenant to obtain a building permit for the construction of the Tenant's Work by the Contractor (hereinafter defined). The Contract Documents shall contain the information and otherwise comply with the requirements therefore described in Schedule C-4 attached hereto and shall set forth the location of any core drilling by Tenant (the approval of same shall be subject to Landlord's approval in its sole discretion). Landlord shall advise Tenant of Landlord's approval or disapproval of the Contract Documents, or any of them, within ten (10) business days after Tenant submits the Contract Documents to Landlord. Tenant shall promptly revise the Contract Documents to meet Landlord's objections, if any, and resubmit the Contract Documents to Landlord for its review and approval within three (3) days of Tenant's receipt of Landlord's objections, if any. Landlord shall advise Tenant of Landlord's approval or disapproval of the revised Contract Documents within five (5) business days after Tenant submits same. This iterative process shall continue until Landlord and Tenant mutually agree upon the Contract Documents for Tenant's Work. Notwithstanding anything herein to the contrary, approval by Landlord of the Contract Documents shall not constitute an assurance by Landlord that the Contract Documents: (a) satisfy applicable law, (b) are sufficient to enable Tenant to obtain a building permit for the undertaking of the Tenant's Work in the Premises, or (c) will not interfere with, and/or otherwise affect, base Building or base Building systems. Tenant shall be solely responsible for causing the Final Documents and Contract Documents to be in compliance with applicable building codes.

(iv) The Contract Documents, as revised (if revised), once they have been approved by Landlord, are hereinafter referred to as the "**Tenant's Plans**". Landlord's approval of the Contract Documents and changes thereto will not be unreasonably withheld, conditioned or delayed, except to the extent the same adversely affects the structure of the Building or adversely affects the systems of the Building. In the event Landlord disapproves the Contract Documents, Landlord shall include Landlord's reason for disapproval and the changes required in the same so that they will meet Landlord's approval.

(v) Tenant's Work shall be of first-class quality, commensurate with the level of improvements for a first-class tenant in a first-class office building in the Reston, Virginia area. The Tenant's Plans shall be prepared in accordance with a Data Cadd or convertible DXF format for working drawings (using 1/8" reproducible drawings) in conformity with the Base Building Improvements and Building systems and with information furnished by and in coordination with Landlord and Engineers. Tenant's Plans shall comply with all applicable building codes, laws and regulations (including the ADA), shall not contain any improvements which interfere with or require any changes to or modifications of the Building's HVAC, mechanical, electrical, plumbing, life safety or other systems or to other Building operations or functions, and, unless Tenant agrees in writing to pay all such excess costs or charges, shall not increase maintenance or utility charges for operating the Building in excess of the standard requirements for normal first-class office buildings in the Reston, Virginia area. Notwithstanding anything to the contrary contained in this Work

Agreement, Landlord shall have the right to disapprove, in its sole discretion, any portion of the Tenant's Plans that Landlord believes will or may affect the exterior or structure of the Building or will or may affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems.

(vi) Notwithstanding anything to the contrary contained herein, Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for all actual, reasonable, out-of-pocket costs and expenses incurred by Landlord in connection with Landlord's, or its agents, review of Tenant's Plans.

(c) Base Building Changes. If Tenant requests work to be done in the Premises or for the benefit of the Premises that necessitates revisions or changes in the design or construction of the base Building or Building systems, any such changes shall be subject to prior written approval of Landlord, in its sole discretion, and Tenant shall be responsible for all costs and delays resulting from such design revisions or construction changes, including architectural and engineering charges, and any special permits or fees attributed thereto. Before any such design and/or construction changes are made, Tenant shall pay to Landlord the full costs incurred by Landlord in connection with such changes including without limitation the Construction Supervision Fee (hereinafter defined) attributable thereto, or, at Landlord's election, Landlord shall deduct such amounts from the Tenant Improvement Allowance.

(d) Changes.

(i) Once the Tenant's Plans have been approved by Landlord and Tenant, no changes shall be made to the Tenant's Plans without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Landlord shall have the right to disapprove, in its sole discretion, any such change that Landlord believes will (x) adversely affect the exterior or structure of the Building, (y) will be seen from the exterior of the Premises, or (y) will adversely affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems. All requests for Change Orders (hereinafter defined) shall be in writing. Landlord shall not be responsible for delay in occupancy by Tenant because of any changes to the Tenant Plans after approval by Landlord and Tenant. As used herein, the term "**Change Order**" shall mean any change in the Tenant Plans.

(ii) In the event that Tenant requests any changes to the Tenant Plans after Tenant and Landlord have approved same, and Landlord approves such changes, Tenant shall be responsible for all costs and expenses and for all delay resulting therefrom, including without limitation costs or expenses relating to (i) any additional architectural or engineering services and related design expenses, (ii) any changes to materials in process of fabrication, (iii) cancellation or modification of supply or fabricating contracts, or (iv) removal or alteration of work or plans completed or in process. Tenant shall be required to pay the costs incurred in connection with any changes to the Tenant Plans to Landlord, in full, within ten (10) days after invoice, or, at Landlord's election, Landlord shall deduct such amounts from the Tenant Improvement Allowance.

3. COST OF THE TENANT'S WORK

(a) The term "**Cost of Tenant's Work**" shall (A) mean all of the hard and direct costs of construction of the Tenant's Work, (B) all costs of design, planning and engineering services incurred in connection with the Tenant's Work (including obtaining all necessary permits), and (C) all demolition costs, and (D) all direct and indirect construction costs, insurance, bonds and other requirements, any Change Orders, and the Construction Supervision Fee. All Cost of Tenant's Work shall be paid by Tenant, subject, however, to the application of the Tenant Improvement Allowance described in Paragraph 3(b), below, not previously disbursed pursuant to this Work Agreement (the "**Available Allowance**"). Tenant shall deliver to Landlord a budget for the Cost of Tenant's Work ("**Budget**") simultaneously with Tenant's submittal of the Contract Documents, which Budget shall be subject to the approval of Landlord, not to be unreasonably withheld, conditioned or delayed.

(b) Landlord shall provide an allowance up to the amount of the Tenant Improvement Allowance set forth in the Basic Lease Information, based on the terms and conditions set forth below, to be applied solely to the Cost of Tenant's Work. Notwithstanding the foregoing Tenant shall be permitted to use the Tenant Improvement Allowance towards moving costs, the acquisition and installation of furniture, fixtures, equipment and telecommunications cabling, and any applicable project management fees until the Tenant Improvement Allowance has been totally depleted. Provided that

Tenant has fully performed all of its obligations under the Lease and this Work Agreement, the Cost of Tenant's Work shall be disbursed by Landlord from the Available Allowance, as and when such costs are actually incurred by Tenant. Tenant shall submit to Landlord, from time to time, but not more often than once per calendar month, requests for direct payments to third parties, of or for reimbursement to Tenant for Cost of Tenant's Work incurred by Tenant out of the Available Allowance, which requests shall be accompanied by (a) paid receipts or invoices substantiating the costs for which payment is requested; (b) a signed statement from Tenant certifying that the costs were actually incurred for the stated amount; (c) lien waivers from the party supplying the services or materials for which payment is sought; and (d) such other information as Landlord reasonably requires. Provided Tenant delivers to Landlord an approved draw request, prepared as set forth above, Landlord shall pay the costs covered by such payment request within thirty (30) days following receipt thereof (but Landlord shall not be obligated to make more than one (1) such payment in any calendar month). Notwithstanding the foregoing, in no event shall Landlord be obligated to pay, in the aggregate, an amount in excess of eighty percent (80%) of the Improvement Allowance until satisfaction of the following conditions: (A) Tenant's occupancy of the Premises; (B) Tenant's execution and delivery to Landlord of the Declaration of Lease Commencement attached to the Lease as Exhibit E; (C) receipt by Landlord of appropriate paid receipts or invoices and a final lien waiver from each subcontractor and supplier covering all work performed by the subcontractors and all materials used in connection with the construction of the Tenant's Work; and (D) Tenant's delivery to Landlord of all receipts, invoices or other documentation necessary to substantiate all costs payable by Landlord hereunder. All amounts of Available Allowance remaining unused on the date that is one (1) year after the Commencement Date shall be automatically deemed forfeited by Tenant and retained by Landlord. **Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Landlord, or its affiliate, acting as the Construction Supervisor for Tenant's Work, shall pay the Contractor (and any other vendors providing materials and labor for Tenant's Work) the Tenant Improvement Allowance directly and no funds shall be paid to Tenant directly from the Tenant Improvement Allowance.**

(c) **Costs Exceeding Available Allowance.** All Cost of Tenant's Work outstanding upon exhaustion of the Tenant Improvement Allowance shall be borne exclusively by Tenant, and Tenant agrees to indemnify Landlord from and against any such costs. Within ten (10) days after the Contractor (hereinafter defined) is selected in accordance with Section 4(a) hereinbelow, Tenant shall deposit with Landlord the difference between (i) the Cost of Tenant's Work and (ii) the Available Allowance (**"Excess Cost"**). The initial estimate of Excess Cost shall be based upon the construction contract and other known sums at the time of Contractor selection. Once the full amount of the Excess Cost held by Landlord has been used to pay Cost of Tenant's Work, Landlord shall apply the Tenant Improvement Allowance to Cost of Tenant's Work as provided above. All amounts payable by Tenant pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease. If required by Landlord, Tenant shall provide evidence satisfactory to Landlord that Tenant has sufficient funds available to pay all Cost of Tenant's Work in excess of the Tenant Improvement Allowance.

(d) **Test Fit Allowance**. In addition to the Tenant Improvement Allowance, Tenant shall receive an allowance in the amount of twelve cents ($0.12) per rentable square foot of the Premises, which shall be applied towards a test fit for the Premises ("**Test Fit Allowance**"). The Test Fit Allowance shall be payable upon receipt of an invoice therefor from Tenant.

4. CONSTRUCTION

(a) Contractor. Tenant shall retain a general contractor licensed in the Commonwealth of Virginia and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, to undertake construction of Tenant's Work (the "**Contractor**"). The Contractor shall be responsible for obtaining, at Tenant's cost, all permits and approvals required for the construction of the Tenant's Work. In undertaking the Tenant's Work, Tenant and the Contractor shall strictly comply with the following conditions:

(i) No work involving or affecting the Building's structure or the plumbing, mechanical, electrical or life/safety systems of the Building shall be undertaken without (i) the prior written approval of Landlord in its sole discretion, whether pursuant to its approval of Tenant's Plans or otherwise, (ii) the supervision of Landlord's building engineer, the actual cost of which shall be borne by Tenant if more than one (1) hour of such engineer's time is spent in connection with the Tenant Improvements during any single day; (iii) compliance by Tenant with

the insurance requirements set forth in Paragraph 4(a)(iii), below; and (iv) compliance by Tenant with all of the terms and provisions of this Work Agreement;

(ii) All Tenant Improvement work shall be performed in strict conformity with (A) the final approved Tenant's Plans; (B) all applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises; (C) valid building permits and other authorizations from appropriate governmental agencies, when required, which shall be obtained by Tenant, at Tenant's expense; and (D) Landlord's construction policies, rules and regulations, as the same may be reasonably modified by Landlord from time to time (**"Construction Rules"**). Any work not acceptable to the appropriate governmental agencies or not reasonably satisfactory to Landlord shall be promptly replaced at Tenant's sole expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor; and

(iii) Before any work is commenced or any of Tenant's, Contractor's or any subcontractor's equipment is moved onto any part of the Building, Tenant shall deliver to Landlord policies or certificates evidencing the following types of insurance coverage in the following minimum amounts, which policies shall be issued by companies approved by Landlord, shall be maintained by Tenant at all times during the performance of the Tenant Improvements, and which shall name Landlord as additional insured:

(A) Worker's compensation coverage in the maximum amount required by law and employer's liability insurance in an amount not less than $500,000.00 and $500,000.00 per disease;

(B) Commercial general liability policy to include products/completed operations, premises/operations, blanket contractual broad form property damage and contractual liability with limits in an amount per occurrence of not less than $1,000,000.00 Combined Single Limit for bodily injury and property damage and $1,000,000.00 for personal injury; and

(C) Automobile liability coverage, with bodily injury limits of at least $1,000,000.00 per accident.

(b) Construction Supervision. All Tenant's Work shall be performed by the Contractor. Tenant hereby selects Landlord, or Landlord's affiliate (the "**Construction Supervisor**"), to act as Tenant's construction manager for the performance of Tenant's Work at no cost to Tenant.

(c) Landlord Inspection. Landlord is authorized, at its sole cost and expense, to make such inspections of the Premises during construction as it deems reasonably necessary or advisable

(d) Delays. If Landlord shall be delayed in substantially completing the Landlord's Work or in delivering the Premises to Tenant, as a result of any act, neglect, failure or omission of Tenant, its employees or agents (including without limitation any contractor or subcontractor employed by Tenant performing work at the Premises), such delay shall be deemed a "**Tenant Delay**." Tenant Delay shall not postpone or defer the Commencement Date, the Rent Commencement Date or Tenant's obligation to pay Rent as of the Rent Commencement Date, but the Commencement Date and Rent Commencement Date shall occur on the day when it would otherwise have occurred if such delay or delays had not occurred. In addition, Tenant shall pay to Landlord all additional costs incurred by Landlord resulting from any Tenant Delay within ten (10) days after demand therefor by Landlord. Any costs payable by Tenant to Landlord hereunder may be satisfied from the Tenant Improvement Allowance and shall be deemed to be Additional Rent under the Lease, and in the event of any default by Tenant in any payment thereof, Landlord shall (in addition to all other rights and remedies) have the same rights and remedies arising under the Lease in the event of an Event of Default regarding the payment of Rent. Landlord shall be entitled to suspend construction of any of the Landlord's Work and/or performance of any of Landlord's obligation hereunder while Tenant is late on the payment of any amount payable under the Lease (including without limitation, any provision of this Work Agreement) or while Tenant is in violation or default of any provision of the Lease (including without limitation, any provision of the Work Agreement), beyond the expiration of any applicable notice and cure period, and any delay resulting therefrom shall be deemed a Tenant Delay.

5. **TENANT'S AGENT**. Tenant hereby designates Scot Miller whose address is 1900 Reston Metro Plaza, 10th Floor, Reston, Virginia 20190 and whose telephone number is 703.230.1985, to act as Tenant's agent for purposes of authorizing and executing any and all documents, workletters or other writings and changes thereto needed to effect this Work Agreement, and any and all changes, additions or deletions to the work contemplated herein, and Landlord shall have the right to rely on any documents executed by such authorized party. Landlord shall not be required to proceed with any Tenant's Work without authorization by Tenant's Agent.

6. **EARLY ACCESS**. For the period commencing approximately three (3) weeks prior to the date Landlord anticipates the Commencement Date will occur and ending on the day immediately preceding the Commencement Date (the **"Pre-Occupancy Period"**), subject to the terms and conditions set forth in this Paragraph 6, Tenant and its consultants and contractors shall be permitted to enter the Premises solely for the purpose of installing Tenant's voice and data cabling and wiring, furniture, fixtures and equipment in the Premises; provided that (i) Tenant shall have delivered copies of certificates evidencing the existence and amounts of insurance required by Landlord prior to Tenant's initial entry into the Premises during the Pre-Occupancy Period, and (ii) Tenant shall be responsible for obtaining any and all permits necessary to install such materials or equipment prior to the installation thereof. In connection with the undertaking of any work by Tenant in the Premises during the Pre-Occupancy Period, Tenant and Tenant's contractors shall comply with the then-current construction rules and regulations for the Building (the current construction rules and regulations are attached to the Lease as Exhibit M). Any such entry into and occupancy of the Premises by Tenant and its consultants and contractors shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically including the provisions of Section 12 of the Lease, and excluding only the covenant to pay Base Rent. Tenant shall indemnify Landlord and hold Landlord harmless from any injury to the Building (or any property in or around the Building) or injury to, or death of, persons which occurs during the Pre-Occupancy Period and which results from the actions of Tenant or its contractors during the Pre-Occupancy Period.

Schedule C-1	**Base Building Improvements**
Schedule C-2	**Approved Test Fit**
Schedule C-3	**Requirements for Interim Plans**
Schedule C-4	**Requirements for Contract Documents**

SCHEDULE C-1

BASE BUILDING IMPROVEMENTS

Building Height	220 feet (total building height)
Building Stories	16 stories
Below Grade Parking	662 total parking spaces directly underneath Building

Structural Information
Building structure will consist of a cast-in-place post-tensioned concrete flat plate system using 30′ x 40′ typical bays (limited free-standing interior columns.) Floor structure includes provisions for future addition of connecting stairs between levels. The 5th and 6th floors will be 80 lb. psf live load and 20 lb. psf partition load.

Lobby/Exterior Glass
Thermally improved fixed aluminum curtain wall and window wall glazing systems with high performing Low E insulated glazing; mullions spaced at five foot (5′) horizontal modules. Main lobby entry includes glazed vestibule with glass doors tied to building access control system.

Exterior Walls
Floor to ceiling glass finished to allow for Tenant fit out.

Building Loading/Access
Three (3) total loading bays accessible from the southern Reston Station access road. [Two (2) exclusive to office and retail tenants and one (1) bay for a combination of waste removal and recycling.]

Elevators
Four (4) Low Rise Destination Dispatch elevators with 3,500 lb. capacity service the 16th floor through the Ground floor. Three (3) parking shuttle elevators will service the parking floors G8 through the ground level. One 4,000 lb capacity freight elevator will service floors G8 through 17.

Common Areas
Finished elevator openings, frames, sills and cab finishes. Elevator lobby walls will be dry-walled and taped, prepared for future finishes.

Core Finishes
Doors above grade shall be veneer-faced; one and three-quarter inch (1.75″) thick and not less than 7′-10″ tall; solid core; painted welded hollow-metal frames with mortise type lever handled locksets in polished stainless steel. Stair doors to be equipped with electric mortise locksets tied to fire alarm system and building/tenant security system.

Restrooms
Fully ADA compliant restrooms. Restroom finishes include brushed stainless toilet partitions; polished quartz vanities with chrome fixtures; frameless mirrors above the vanities extending to ceiling level; floor tile with matching six-inch (6″) base tile and full-height tiles at wet walls; vinyl wall covering; painted ceilings; and automatic water-saving, sensor-operated vanity faucets and urinal and toilet flushometers.

Parking Garage
Parking for approximately six hundred and sixty-two (662) self-parked spaces below grade, with at least 531 available for office. Parking provisions for bicycles shall be provided in the G1 bike room and at sidewalk level. Parking levels shall receive the following finishes/features:

- Painted traffic stripping, directional arrows, curbing and stop bars

- Glass screened vestibules at shuttle elevators

Telephone/Data

Four-inch (4") conduits for incoming service conductors by local providers. Four-inch (4") conduits will connect main telephone room to the vertically stacked telephone closets. Telephone closets will be provided with six-inch (6") sleeves for installation of future tenant service cables.

HVAC System

Dedicated Outside Air System (DOAS) with Sensible Cooling Fan Terminal Units: chilled water is produced by a central water-cooled chilled water plant with high-efficiency centrifugal chillers and cooling towers. Chilled water is distributed to a central dedicated outside air supply (DOAS) VAV Air Handling Unit located in the penthouse.

Sensible Cooling Fan Terminal Units (SCFTU) (similar to VAV units) are located above the ceilings of each floor on which the Premises is located, each with a cooling coil located on the terminal unit plenum inlet.

Central DOAS Air Handling Unit delivers low dewpoint (50-52F) air to each of the floors on which the Premises is located via a supply air shaft in the core.

Low dewpoint outside air (primary air) and medium temperature chilled water are delivered via ductwork/piping to SCFTU's above the ceiling. SCFTUs deliver a mixture of primary air and cooled plenum to satisfy the space temperature setting. The majority of the space cooling needs are delivered by the SCFTU chilled water coils.

AHU units are not provided at each floor. AHU systems are at the penthouse only.

Supplemental Cooling

Access to a 24/7 chilled water loop will be provided to all office tenants. Sub-metering costs for accessing this system shall be borne by tenant.

Plumbing System

Connection points for domestic cold water, waste and plumbing vent will be provided at two points along the core.

Electrical System

Network service will be provided by Dominion Power transformers located below grade. Secondary service at 277/480 volts for the Building provided by two 4,000-amp switchboard located in the basement. Two 4,000-amp bus ducts riser through the Building to the penthouse.

Fire and Life Safety

There will be a central addressable fire alarm system with a fire command station located in the main lobby. The Building will be fully equipped with an automated sprinkler system and valved connection at each floor on which the Premises is located to the main loop and branch piping, per Fairfax County code requirements. The Building will be equipped with a voice alarm and signaling system in accordance with high-rise building code requirements.

Emergency Power

Base Building will be equipped with an emergency diesel standby generator (3-phase, 4-wire, 265/460 volt, 350 kw at 0.8 PF) shall provide power to exit lights, emergency white lights, fire alarm system, elevators (one per bank at a time), fire pumps and other appropriate systems.

Energy Management

Temperature controls shall be computer based DDC/electronic type Building Automation System (BAS). The BAS shall function on "Peer to Peer" distributed control system with a network of decentralized stand-alone control units, terminal control units, etc. A central operator's control station shall be furnished with computer operator's terminal, color graphics command/control system, software, two modems, two color printers and two hand-held portable operator's terminals. System shall be capable of WEB or LAN based communication protocol. Interface shall also

include alarm monitoring/reporting for the Building Fire/Life Safety systems, sewage ejectors, duplex sump pumps, domestic water booster pumps, emergency generators and associated fuel oil storage tanks.

SCHEDULE C-2

APPROVED TEST FIT

SCHEDULE C-3

REQUIREMENTS FOR FINAL DOCUMENTS

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement and reflected ceiling plans (three (3) sets), including the following information:

a. identify the location of conference rooms and density of occupancy;

b. indicate the density of occupancy for all rooms;

c. identify the location of any food service areas;

d. identify areas, if any, requiring twenty-four (24) hour air conditioning;

e. indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f. identify the location of rooms for, and layout of, telephone equipment other than building core telephone closet;

g. identify the locations and types of plumbing required, other than core facilities;

h. indicate light switches in offices, conference rooms and all other rooms in the Premises;

i. indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j. indicate the dimensioned location of: (A) electrical receptacles (one hundred twenty (120) volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant's business equipment which requires two hundred eight (208) volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., (D) special audio-visual requirements, and (E) computers, servers and other electronic equipment;

k. indicate proposed layout of sprinkler and other life safety and fire protection equipment, including any special equipment and raised flooring;

l. indicate the swing of each door;

m. indicate a schedule for doors and frames, complete with hardware, if applicable; and

n. indicate any special file systems to be installed.

SCHEDULE C-4

REQUIREMENTS FOR CONTRACT DOCUMENTS

Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including the following information and/or meeting the following conditions:

a. materials, colors and designs of wallcoverings, floor coverings and window coverings and finishes;

b. paintings and decorative treatment required to complete all construction;

c. complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building's base mechanical systems; and

d. all final drawings and blueprints must be drawn to a scale of one-eighth (1/8) inch to one (1) foot. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant's agent and authorized to bind Tenant in all respects with respect to the design and construction of the Premises.

e. for all new construction, Tenant shall, if it so elects in its sole discretion purchase from Landlord (or its suppliers) and install in the Premises the following building standard equipment and materials: (1) ceiling tiles and suspension system, (2) diffusers, (3) doors (interior and exterior) and (4) door frames and hinges; and

f. notwithstanding anything to the contrary set forth herein, in the Work Agreement or in the Lease, Tenant shall not request any work which would: (1) require changes to structural components of the Building (unless Tenant agrees to pay for such changes) or the exterior design of the Building; (2) require any material modification to the Building's mechanical installations or installations outside the Premises, unless Tenant agrees to pay for such modifications); (3) not comply with all applicable laws, rules, regulations and requirements of any governmental department having jurisdiction over the construction of the Building and/or the Premises, including specifically the Americans With Disabilities Act; (4) be incompatible with the building plans filed with the appropriate governmental agency from which a building permit is obtained for the construction of the Tenant Improvements or with the occupancy of the Building as a first-class office building; or (5) materially delay the completion of the Premises or any part thereof. Tenant shall not unreasonably oppose or delay changes required by any governmental agency to the plans for the Tenant Improvements in the Premises.

EXHIBIT D

RESERVED

EXHIBIT E

DECLARATION OF LEASE COMMENCEMENT

This **Declaration of Lease Commencement** is dated as of November 1, 2020 between CRS PLAZA I, LC, a Virginia limited liability company (**"Landlord"**) and COMSTOCK HOLDING COMPANIES, INC. (**"Tenant"**).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Deed of Lease dated November 1, 2020 (the "**Lease**") relating to premises in the project known as Reston Station, located in Fairfax County, Virginia.

NOW, THEREFORE, Landlord and Tenant hereby confirm as follows:

1. The Commencement Date of the Premises is November 1, 2020.

2. The Rent Commencement Date of the Lease is November 1, 2020 and the scheduled Expiration Date is October 31, 2030, unless sooner terminated in accordance with the Lease.

3. The Net Rentable Area of the Premises is approximately 21,852 square feet.

4. No free rent, rent abatements, allowances and other concessions are currently due and owing to Tenant from Landlord in connection with the Premises, except with respect to any final reimbursements from the Tenant Improvement Allowance.

5. Capitalized terms not defined herein shall have the meaning given to such terms in the Lease.

IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration as of the date first set forth above.

LANDLORD:

CRS PLAZA I, LC,
a Virginia limited liability company

By: Comstock Management Services, LC, its Manager

By: ______________________ [SEAL]
Name: Christopher Clemente
Title: Manager

APPR. BY [illegible] LEGAL

TENANT:

COMSTOCK HOLDING COMPANIES, INC.,
a Delaware corporation

By: ______________________ [SEAL]
Name: Christopher Guthrie
Title: Chief Financial Officer

APPR. BY [illegible] LEGAL

EXHIBIT F

RESERVED

<u>EXHIBIT G</u>

RESERVED

EXHIBIT H

FORM OF SUPERIOR MORTGAGEE SNDA

(see attached)

EXHIBIT I

RULES AND REGULATIONS

1. The sidewalks, lobbies, passages, elevators and stairways shall not be obstructed by the Tenant and used by the Tenant for any purposes other than ingress and egress from and to the Tenant's offices. The Landlord shall in all cases retain the right to control or prevent access thereto by any person whose presence, in the Landlord's reasonable judgment, would be prejudicial to the safety, peace, character or reputation of the Building or of any tenant of the Building. No Tenant shall permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, corridors, elevators and other public portions or facilities of the Building.

2. The Tenant shall not use the toilet rooms, water closets, sinks, faucets, plumbing and other service apparatus of any kind for any purpose other than those for which they were installed. Tenants shall not use restrooms or drinking fountains for washing dishes. No sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be intentionally placed in restrooms or used in connection therewith by the Tenant, or left by the Tenant in the lobbies, passages, or stairways of the Building.

3. No skylight, window, door or transom of the Building shall be covered or obstructed by the Tenant, and no window shade, blind, curtain, screen, storm window, awning or other material shall be installed or placed on any window or in any window space, except as approved in writing by the Landlord. If the Landlord has installed or hereafter installs any shade, blind or curtain in the Premises, the Tenant shall not remove it without first obtaining the Landlord's written approval thereto. Tenant shall have the right to install Building standard window blinds/systems in the Premises.

4. No sign, lettering, insignia, advertisement, notice or other thing shall be inscribed, painted, installed, erected or placed in any portion of the Premises which may be seen from outside the Premises, or on any window, window space or other part of the exterior or interior of the Building, unless first approved in writing by the Landlord. In the event that Tenant violates the foregoing, Landlord may remove such unapproved sign(s) without liability, and may charge the expense incurred by such removal to the Tenant. Names on suite entrances shall be provided by and only by the Landlord in accordance with the Lease, using in each instance lettering of a design and in a form consistent with the other lettering in the Building, and first approved in writing by the Landlord. Other than as specifically provided in the lease, the Tenant shall/will not erect any stand, booth or showcase or other article or matter in or upon the Premises and/or the Building without first obtaining the Landlord's written approval thereto.

5. Other than as specifically provided in the Lease, the Tenant shall not place any additional lock, security devices, or graphics upon any door or wall within or outside the Premises or elsewhere in the Building without Landlord's approval, and shall surrender all keys for all such locks at the end of the Term. All locks that are approved by Landlord shall be coordinated with the Building's keying system. The Landlord shall provide the Tenant with one set of keys to the Premises when the Tenant assumes possession thereof.

6. Tenant shall not do or permit to be done anything which unreasonably obstructs or interferes with the rights of any other tenant of the Building. The Tenant shall not keep anywhere within the Building any matter having an offensive odor, or any kerosene, gasoline, benzene, camphene, fuel or other explosive or highly flammable material. No bicycles, pets or other animals (with the exception of dogs registered to provide assistance to visually impaired or disabled individuals) shall be kept in or about the Premises or brought into the Building at any time.

7. So that the Premises may be kept in a good state of preservation and cleanliness, the Tenant shall, while in the possession of the Premises, permit only the Landlord's employees and contractors to clean the Premises unless prior thereto the Landlord otherwise consents in writing. The Tenant shall make reasonable efforts to see each day that the doors are securely locked before leaving the Premises, and that all lights and standard office equipment within the Premises (including personal computers and printers not in use) are turned off.

8. Other than as approved by Landlord as part of the initial improvements to the Premises, if the Tenant desires to install signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices within the Premises, the Landlord shall approve where and how they are to be installed and, except as so directed, no installation, boring or cutting shall be permitted. The Landlord shall have the right (a) to prevent or interrupt the transmission of unreasonably excessive, dangerous current of electricity or otherwise into or through the Building or the Premises, (b) to require the changing of wiring connections or layout, at the Tenant's expense, to the extent that the Landlord may reasonably deem necessary to comply with current electrical codes except with respect to initial installation, (c) to require compliance with such reasonable rules as the Landlord may establish relating thereto, and (d) in the event of noncompliance with such requirements or rules, upon prior written notice and failure to cure (except in event of emergency) immediately to cut wiring to do whatever else it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. Each wire installed by the Tenant must be clearly tagged at each distributing board and junction box and elsewhere where required by Landlord, with the number of the office to which such wire leads and the purpose for which it is used, together with the name of the Tenant or other concern, if any, operating or using it.

9. No furniture or large equipment may be received in the Building, except during such hours as are designated for such purpose by the Landlord, and only after Tenant gives notice thereof to the Landlord. The Landlord shall have the exclusive right to prescribe the method and manner in which any of the same is brought into or taken out of the Building, and the right to exclude from the Building any heavy furniture, safe or other article which in Landlord's reasonable opinion may create a hazard and/or to require it to be located at a designated place in the Premises. The Tenant shall not place any weight anywhere beyond the safe carrying capacity of the Building. The reasonable cost of repairing any damage to the Building or any other part of the Project caused by taking any of the same in or out of the Premises, or any damage caused while it is in the Premises or the rest of the Building, shall be borne by the Tenant as Additional Rent.

10. Without the Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (a) no connection shall be made to any electrical wire (excluding plugging into an existing outlet) for running any fan, motor or other apparatus, device or equipment, (b) no large machinery of any kind, other than customary small business machinery and network equipment with an Internet service provider, shall be allowed in the Premises, and (c) no mechanic shall be allowed to work in areas that may affect the base building systems in or about the Building, other than one employed by the Landlord, unless approved in writing by Landlord.

11. The Landlord shall in no event be responsible for admitting or excluding any person from the Premises. In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right to bar or limit access to the Building to protect the safety of occupants of the Building, and/or any property within the Building.

12. The use of any room within the Building as sleeping quarters is strictly prohibited at all times.

13. The Tenant shall keep the windows and doors of the Premises (including those opening on corridors and all doors between rooms entitled to receive heating or air conditioning service and rooms not entitled to receive such service), closed while the heating or air conditioning system is operating, in order to minimize the energy used, and to conserve the effectiveness of, such system. The Tenant shall comply with all reasonable Rules and Regulations from time to time promulgated by the Landlord with respect to such system or their use.

14. Canvassing, soliciting and peddling in the Building are prohibited. Tenant shall cooperate to prevent the same.

15. All Tenants' deliveries that require a hand truck or any other conveying equipment shall be brought into the Building via the loading dock and freight elevator. No deliveries (other than courier and other small deliveries brought in by hand) shall be permitted through the main lobby. Any hand trucks used in the Building must be equipped with rubber tires.

16. Tenant shall be responsible for cleaning and maintenance of all suite finishes which are non-standard, such as kitchens, private bathrooms, wallpaper, marble, wood flooring, special lights, etc. Should the

need for repairs or maintenance arise, Landlord can arrange for the work to be done at Tenant's expense. Landlord shall furnish and install light bulbs for the building standard fluorescent and incandescent fixtures only. Bulbs for special fixtures shall be installed at the Tenant's expense.

17. The Building is a non-smoking building. Smoking of any and all types of products (including electronic and vapor cigarettes) is prohibited at all times within the entire Project, including all leased premises, as well as all public/common areas and parking areas for the Project, including the parking garage structure. This prohibition applies during business and non-business hours to restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, and any other Common Area, as well as to all areas within the premises leased by tenants.

18. The Building and Project is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas. This prohibition applies to all public areas, including restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the building.

EXHIBIT J

LEED CONDITIONS

For the Building to achieve LEED-CS certification, there are certain LEED requirements that shall be binding upon any tenant of the Building, some of which may also be covered by applicable building code. The requirements, which relate to plumbing fixture selection, minimum energy performance, banning of CFC-based refrigerants, and indoor air quality performance (including environmental tobacco smoke control), are as follows:

1. Plumbing Fixtures [Water Efficiency (WE)]

WEp1 & WEc3: Water Use Reduction

Intent: Maximize water efficiency within the building to reduce the burden on municipal water supply and wastewater systems.
Binding Tenant LEED Requirement:
Wherever tenants install their own plumbing fixtures, tenant selections must meet or perform better than the LEED prerequisite baseline requirements as listed below. Retail tenants must have their plumbing fixtures (water closets, urinals,lavatories aerators, kitchen sink aerators, and showerheads, as appicable) approved by ownership prior to install.
Tenant Water Fixtures Baseline:

- Low-Flow Pressure Assist Water Closets (1.28 gpf)
- Retail Water Closets (1.6 gpf)
- High-Efficiency Flush Urinals (0.125 gpf)
- Retail Urinals (1.0 gpf)
- Metering Faucet (0.09 gpm with auto shut-offs)
- Retail Faucet (0.5 gpm)
- Low-Flow Kitchen Sink (1.8 gpm)
- Shower (2.5 gpm)
- Shower (ADA) (1.5 gpm)

2. Minimum Energy Performance [Energy and Atmosphere (EA)]

EAp2 & EAc1 : Minimum Energy Performance
Intent: To establish the minimum level of energy efficiency for the tenant space systems to reduce enviornmental and econommic impacts associated with excessive energy use.
Binding Tenant LEED Requirements:
Because the base building has met the standards of ASHRAE Standard 90.1-2007, the tenant spaces must also meet the requirements of the ASHRAE Standard 90.1-2007. Tenant spaces must comply with the mandatory provisions of ASHRAE 901.2007. Tenant spaces must reduce connected lighting power density 10% below that allowed by ASHRAE 90.1-2007 and install ENERGYSTAR-rated equipment for at least 50% (by rated power) of ENERGYSTAR-eligible equipment installed as part of the tenant's scope of work.

3. CFC-Based Refrigerants Prohibited

EAp3: Fundamental Refrigerant Management
Intent: To reduce stratospheric ozone depletion.
Binding Tenant LEED Requirement: Any HVAC, refrigeration, or fire suppression system installed in the building as part of a tenant scope of work, regardless as to who is responsible for installing it, must not use any Chlorofluorocarbon (CFC)-based refrigerants for any reason.

EAc4: Enhanced Refrigerant Management

Intent: To reduce ozone depletion and support early compliance with the Montreal Protocol while minimizing direct contributions to climate change.
Binding Tenant LEED Requirement: Any new refrigerant-using systems shall not use more than 0.5 pounds of refrigerant.

4. **Indoor Air Quality Performance [Indoor Environmental Air Quality (IEQ)]**

IEQp1 : Minimum Indoor Air Quality Performance
Intent: To establish minimum indoor air quality performance to enhance indoor air quality in buildings
Binding Tenant LEED Requirements:
For any HVAC equipment installed within the tenant scope of work, mechanical and natural ventilation systems must be designed to meet or exceed ASHRAE 62.1-2007.

IEQp2: Environmental Tobacco Smoke (ETS)
Intent: Prevent exposure of building occupants, indoor surfaces and ventiliation air distribution systems to environmental tobacco smoke.
Buiding Tenant LEED Requirements:
Tenants shall not smoke or permit any other person to smoke in the Leased Premises. The tenant hereby acknowledges that smoking (a) is prohibited within the Building, including, but not limited to, any garage areas, and (b) is prohibited in all outdoor areas that are within twenty-five feet (25') of (i) an entry into any of the building of the Project, or (ii) any outdoor air intakes associated with the buildings in the Project.

IEQc2: Increased Ventilation
Intent: To provide additional outdoor air ventilation to improve indoor air quality (IAQ) for improved occupant comfort, well-being and productivity.
Binding Tenant Requirements: Increase breathing zone outdoor air ventilation rates to all occupied spaces by at least 30% above the minimum rates required by ASHRAE Standard 62.1-2007 (with errata but without addenda) as determined by the base building's IEQ Prerequisite 1: Minimum Indoor Air Quality Performance.

IEQc3: Indoor Air Quality Management Plan
Intent: To reduce indoor air quality (IAQ) problems resulting from construction or renovation and promote the comfort and well-being of construction workers and building occupants.
Binding Tenant Requirements:
Develop and implement an IAQ management plan for the construction and preoccupancy phases of the tenant space as follows:
During construction, meet or exceed the recommended control measures of the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) IAQ Guidelines For Occupied Buildings Under Construction, 2nd Edition 2007, ANSI/ SMACNA 008-2008 (Chapter 3).
Protect stored on-site and installed absorptive materials from moisture damage.
If permanently installed air handlers are used during construction, filtration media must be used at each return air grille that meets one of the following criteria below. Replace all filtration media immediately prior to occupancy.

- Filtration media with a minimum efficiency reporting value (MERV) of 8 as determined by ASHRAE Standard 52.2-1999 (with errata but without addenda1)
- Filtration media is Class F5 or higher, as defined by CEN Standard EN 779-2002, Particulate air filters for general ventilation, Determination of the filtration performance
- Filtration media with a minimum dust spot efficiency of 30% or higher and greater than
- 90% arrestance on a particle size of 3–10 µg

IEQc5: Indoor Chemical and Pollutant Source Control
Intent: To minimize building occupant exposure to potentially hazardous particulates and chemical pollutants.
Binding Tenant Requirements:

- If Tenant space has direct access to the exterior, employ permanent entryway systems at least 10 feet in length in the primary direction of travel for the capture of dirt and particulates. Acceptable systems include grates, grills, and slotted systems. Roll-out mats are acceptable only when maintained on a weekly basis by a contracted servicing agent.
- Provide sufficient exhaust to create negative pressure and floor to deck walls/partitions in any spaces where hazardous gases, chemicals, or other hazardous materials are stored.
- Tenant space mechanical systems must use MERV 13 rated filters.
- Hazardous liquid wastes or hazardous materials must be disposed of in appropriate building provided spaces.

EXHIBIT K

TDM COMPLIANCE

The TDM Plan for the Project requires the following with respect to office components of the Project:

1. Integration of transportation information and education materials into office leases.

2. A parking management plan for the Building.

3. Distribution of an employee benefits package to new tenants, including site-specific transit-related information referencing the nearest Metro station and bus routes, and encouraging all employees to use Metrorail, bus service, shuttle service, carpool/vanpool, bicycling or walking.

4. Landlord's encouragement and agreement to coordinate Building tenants' and their employees' participation in the Washington Council of Government's ride-matching and guaranteed ride home programs.

5. Landlord's encouragement of Building tenants to provide financial incentives to their employees to travel other than by single occupancy vehicles.

6. Landlord's advising each tenant that a private TDM program exists and encouragement that each tenant participate and contact the TDM Program Manager (through Landlord's property manager) or FCDOT for participation opportunities.

7. Landlord's reservation of no fewer than three (3) parking spaces convenient to parking garage entrance and exit points for car and vanpools, which spaces shall be clearly identified as so reserved.

8. Landlord's encouragement of Building tenants to offer employee benefit options including pre-tax/payroll subsidies for transit and van pool fares, flex time and alternative work schedule programs, live-near work incentives and telework programs.

In addition, the TDM Plan requires a that a survey be developed that is targeted at measuring how the office employees achieve the trip reduction goals. This survey will credit all non-single occupancy vehicle (SOV) modes toward the trip reduction goal. Tenant shall respond and encourage its employees to respond in order to evaluate the effectiveness of the TDM Plan.

EXHIBIT L

RESERVED

EXHIBIT M

ALTERATIONS RULES AND REGULATIONS

(see attached)

Comstock Companies
Contractor Rules and Regulations
Revised 11/7/2018

Please complete and sign the information below. All Architects, General Contractor and all sub-contractors must individually complete the acknowledgement and acceptance form. Upon completion, please Email to, Attention: TBD

ACKNOWLEDGMENT & ACCEPTANCE

____

Acknowledged and Accepted **Date**

____

Print Name

____

Title

____

Type of Work Performed

____

Print Company Name

____

Phone Number

____

Name of Tenant

A FULLY COMPLETED AND SIGNED COPY OF THESE RULES AND REGULATIONS MUST BE RETURNED TO THE PROPERTY MANAGER, PRIOR TO COMMENCING WORK BY THE ARCHITECT, ENGINEER, GENERAL CONTRACTOR AND EACH SUB-CONTRACTOR.

Comstock Companies
Rules of the Site

Project: Reston Station, Suite ____ – Tenant Improvements for ______________________________ **Date:** ________ , 20__

These rules and regulations ("Rules of the Site") govern work at the referenced project, including upon adjacent supporting areas (collectively, the "Site"). The Rules of the Site have been established by Owner, are administered by Owner's Representative and are provide the guidelines under which the Contractor must operate.

Parties: CRS Plaza I, LC is the "Owner". CDS Asset Management, LC is authorized to act on behalf of the Owner and to designate the Owner's on-site representative (the "On-Site Manager").

A. Prior To Commencement of Work

1. **Insurance Requirements:** Prior to the commencement of Contractor's work, Contractor and each of its subcontractors must procure insurance coverage in accordance with the requirements set forth in Attachment A, and furnish to Owner a certificate of insurance evidencing the required coverages. Any certificate not in approved form, which is incomplete, or which does not clearly indicate the work to be performed will be returned. Contractor must keep the insurance in full force until acceptance of the work by Owner. Insurance shall be modifiable or cancelable only on 60 days prior written notice to Owner from the insurance company via certified mail return receipt requested. Contractor shall obtain replacement coverage prior to the date of cancellation of the original policy. Contractor's failure to obtain replacement coverage will constitute a default under the Contract Documents and Owner shall have the right to exercise its remedies provided therein, at law or in equity. Owner shall also have right, but not the obligation, to purchase replacement insurance at Contractor's expense. In the absence of insurance, Contractor shall cease all work and vacate the Site until such time as Owner receives a new certificate of insurance evidencing the requisite coverage.

2. **Site Logistics Plan:** Contractor must submit a Site Logistics Plan and receive approval prior to the start of construction. This plan should delineate Contractor's planning with respect to security, material loading, trash removal, anticipated protection, flammable material cabinets, fire extinguisher locations, and duration, system shutdowns, and predetermined overtime to the extent possible. Under the Site Logistics Plan, Contractor must accommodate and maintain a safe and legal means of egress to the building exterior.

B. Rules and Procedures for Working in Occupied Space

The following are rules and procedures to be followed when working in or around tenant occupied areas:

1. **Property Occupancy/Operating Hours:** Any work that disturbs tenants such as welding, cutting, coring, x-raying, chilled water disturbances, use of volatile materials etc. must be performed after normal business hours, at Tenant Contractors expense. "Normal Construction Hours": *Monday through Friday: 7:00 am – 6:00 pm; Saturdays:8:00 am – 5:00 pm; Sundays: all day.*

2. **Conduct:** Contractor shall take reasonable care to safeguard the Site, and shall promptly repair any damage caused by Contractor and/or its subcontractors and shall restore the Site to the condition existing before such activity. Contractor shall be responsible for all of its actions on the Site as well as those of its subcontractors, suppliers, agents and visitors. No loud, abusive or otherwise offensive language or actions will be allowed. Contractor shall promptly remove from the Site any employee deemed inappropriate or abusive. Smoking is not permitted on the Site.

3. **Quick Response Team:** Contractor shall designate a quick response team (and submit the team's names) to respond to "priority" items that may directly affect Site occupants. The team must be supplied with communication devices by Contractor (pagers, cellular phone, 2-way radio, etc.) at Contractor's expense.

4. **Contractor Conflicts:** In general, all of Contractor's work must be scheduled so that it in no way conflicts with, interferes with or impedes the operation of the Site. Any noisy operations to be performed other than during Normal Construction Hours, must be scheduled at least 48 hours in advance.

5. **Existing Conditions:**

   a. Contractor must review, in the presence of Owners Representative, the existing conditions prior to taking over an area from Owner, and must accept the work area in "as-is" condition unless material deficiencies exist which prevent Contractor from starting construction. If material deficiencies exist, Owner shall make the

repairs necessary to enable Contractor to start construction, and then Contractor must accept the work area in "as-is" condition.

b. Prior to the start of final finish work, Contractor shall create a videotape or photographic documentation of any damaged areas in proximity to Contractor's work area and shall provide a copy to Owner. This will establish the condition of the space prior to construction start and clearly define Owner's (or base building contractor) responsibility for repairs and replacement. Failure to produce such documentation will indicate acceptance of the space by Contractor in "as-is" condition.

c. Owner's Representative may at any time require additional protection to protect the Site. Contractor shall restore the premises affected by construction operations, including but not limited to the replacement of ceiling tile and re-installing the covers on all electrical panels, prior to the start of the next business day.

d. All systems within the Site, unless specifically noted otherwise, are turned over to Contractor in an operable condition. Non-working system or components of systems following any construction work are the responsibility of Contractor to rectify.

e. All work done by Contractor must be consistent with the construction documents previously approved by Owner.

f. Contractor must comply with applicable Building Standard Materials and energy efficient lighting requirements.

6. **Project Start:** Before Contractor will be allowed to move materials, equipment, or other items onto the Site, or to commence construction of its work, Contractor must provide an acceptable Certificate of Insurance in accordance with Attachment. Such permission will be given when suitable arrangements have been made. A copy of these Rules of the Site, acknowledged and accepted by Contractor, must be posted at the Site in a location clearly visible to all workers. It is Contractor's responsibility to instruct its employees and all subcontractors to familiarize themselves with these rules, and to enforce compliance with these rules at all times. Tenant will receive keys to the space.

7. **Security Deposit:** Contractor shall provide a deposit check for $2,500, payable to Owner. The deposit will be returned after the Contractor has completed Tenant's work provided that no rules have been violated, all Landlord's punch list items are corrected, temporary utility fees are paid, trash removal fees are paid, utility shut-down fees are paid, as-built plans and lien waivers provided and any resulting damage to the Landlord's or other tenant's work has been repaired.

8. **Trash Removal:**

a. Contractor shall be required, at its sole expense, to clean-up and remove on a daily basis rubbish via designated construction exit/entrance to a central trash collection point and/or a container provided by Contractor in a location designated by Owner. Contractor must at all times keep its area of work free from accumulations of waste material, debris and rubbish caused by, or incidental to, Contractor's work. Food and beverage related waste material must be removed on a daily basis. Hazardous, noxious, or flammable materials shall not be left on Site overnight without prior approval of On-Site Coordinator. Any debris, rubbish, materials, or equipment left at any time in an undesignated area on the Site or in any location following completion of Contractor's work will be disposed of by On-Site Coordinator at Contractor's expense. The location of a Dumpster if approved, must not be allowed to over-flow, must be emptied on a regular basis, and must be removed immediately after construction is completed.

b. All work areas must be kept clean and safe. No trash is permitted in the base building or garage. Any materials in any base building core area will be subject to removal and disposal at Contractor's expense without notice.

c. Contractor is responsible for cleaning all areas of work under its control and/or accessed by its personnel, including but limited to: stairways/means of egress, building perimeter, telephone/electrical closet, temporary entrance/office, elevator & vestibules, central plant/mechanical rooms, loading dock and toilet rooms.

d. Use cleaning materials recommended by manufacturer of surface to be cleaned.

e. Use cleaning materials which will not create hazards to health or property.

f. **All Trash must be removed via the freight elevator.**

9. **Materials Delivery:** All materials unloaded must be moved to its area of use immediately so as not to impact use of this facility in any way. Owner shall not be responsible in any way for Contractor's materials anywhere on the Site. Deliveries cannot be made between the hours of 6am to 9am or from 2pm to 7pm, Mondays through Fridays only. All deliveries via the freight elevator. No deliveries whatsoever via the lobby.

10. **Building Access:**

a. Contractor, its subcontractors, suppliers, agents, and visitors may use only the designated building entrance for access to their work on Site. To the extent applicable, Contractor is responsible for protection, ramps, door removal, security, and a dust free environment at this building entrance. Contractor, its subcontractors, agents, and visitors, must arrange and coordinate all access to occupied areas of the property with On-Site Coordinator.

b. No contractors allowed in the main lobby.

c. Any work or repair that involves the following must be scheduled 48 hours in advance. *sanitary sewer tie-in, core drilling, access to the rooftop, or transportation of material to the roof.*

11. **Vertical Transportation:** Freight elevator only. No use of the passenger elevators is permitted.

12. **Temporary Utilities/Protection:**

a. Utilities: Contractor will be afforded access, if available, to temporary utilities including electricity and water. Contractor must coordinate with On-Site Manager to connect to such service. Contractor must return all areas used for temporary service to an "as existing" condition.

b. Toilets: Contractor must provide their own "PortaJohn" in a location specifically designated and approved by Owner. Contractor shall submit an anticipated protection plan as part of the Site Logistics Plan. Construction personnel shall not be permitted to use non-designated toilet facilities.

c. Contractor responsible for maintaining the cleanliness of bathroom in which they are working failure to do so will cause privileges to be taken away. Contractor must cover all surfaces, walls and toilet partitions with core x board or like materials. Contractor must stock the restroom and have the restroom cleaned and restocked at the end of each day.

d. S tairways: Contractor must keep stairways free from debris and mopped daily.

e. Doors: All core doors, including electrical, telephone, and mechanical area doors, are not to be opened without an authorized key, or wired open or mechanically blocked at any time. All doors found to be propped open will be closed and locked.

f. Core Area Mechanical, Electrical, Telephone and Service Elevator Vestibule: Contractor must schedule a pre-construction and post-construction walk-through with Owner. Contractor shall restore all areas to their original condition as established prior to construction start.

g. Dusty Work: Contractor shall notify Owner prior to the commencement of any extremely dusty work (e.g., sheetrock cutting, sanding, extensive sweeping, etc.) Contractor must install permanent filters and replace disposable filters if units were operated during construction. Failure to make such prior notification will result in Contractor absorbing any costs associated with returning any FIVAC equipment, and any other existing improvements damaged by dust, to their original condition.

13. **Security:**

a. Contractor is responsible for the security of its own material, equipment, tools, and work in place. In addition, Contractor is responsible for securing access to and from its work areas.

b. Contractor must provide On-Site Manager or designated representative at all times with keys or other devices which are required to access any area secured by Contractor on Site.

14. **Site Damage:** Contractor shall be responsible for repairing any damage to the Site, existing tenants' or unit owners' space, or other contractors' work caused by Contractor, or its agents, employees or subcontractors.

15. **Safety:**

a. Contractor is responsible to ensure that the workplace is maintained in a safe and orderly manner for all persons working therein. Contractor shall not engage in any labor practice that may impact other contractors' work. Contractor shall comply with all applicable safety and health regulations (Federal, State, Local, and OSHA) that pertain to its work on Site. If required, temporary fire protection equipment in accordance with governing regulations, or as reasonably required by Owner's Representative, shall be provided by Contractor at its sole expense.

b. Contractor (and all subcontractors, as applicable) must supply On-Site Coordinator with the following materials at least 48 hours before work commences:

1. A copy of their Hazard Communication Standard Program as required by OSHA.

2. A list of products and their hazardous substances which Contractor and/or its subcontractors plan to use. The list should include dates and shifts. The list must be updated as work progresses.

3. In the event that materials, products, and/or processes being prepared for this project contain, or may emit, any volatile organic compounds ("VOC"), formaldehyde formations, or hazardous out- gassing, as specified by the manufacturer, an OSHA-compliant "Materials Safety Data Sheet" shall be submitted for the prepared product or material for review by Owners Representative.

4. Temporary ventilation plan for removal of VOC/fumes from space until permanent HVAC system is in full operation, or as directed by On-Site Coordinator.

5. All oxyacetylene must be removed when work is completed. Owners Representative will require written notification (at least 48 hours prior to work).

c. Contractor shall designate a qualified safety officer to oversee the work and provide life safety training to all personnel. Contractor shall submit the name of this person to Owner's Rep.

d. No flammable liquids, gases, or other highly combustible material will be allowed to be stored on Site.

e. Any time that a burning or welding device is used, all surrounding areas must be protected from the heat and/or flame of the device. All personnel who are welding or using any type of cutting torch must provide to Owner's Representative, prior to the commencement of their work, a copy of their Certificate of Fitness to perform such activities. Additionally, all personnel employed to perform fire watch responsibilities must provide to Owner's Representative, prior to the commencement of their work, a copy of their certification to do such. Additionally, Contractor may, at Owner's request, be required to perform any such work after-hours because of the fumes that may be associated with such welding/cutting torch usage.

f. Contractor shall give written notice to Owner's Representative within (24) hours after Contractor learns of any accident or emergency occurrence, fire or other casualty, or any damages to Site, building, building equipment, or any tenant improvements, including but not limited to damage caused by others.

g. Contractor shall provide clear warning notices and effective barriers around work in public areas and tenant spaces.

h. Notwithstanding any provision hereof to the contrary, hazardous substances are prohibited from the Site except (i) as otherwise expressly permitted (and, if permitted, upon the terms set forth) in the Contract Documents, and (ii) in accordance with all applicable federal, state and local laws, rules and regulations.

16. **Field Offices:** Contractor shall not store any material on Site or erect any sheds, offices, or similar structures.

17. **Pedestrian, Vehicular Traffic, and Parking:** Contractor shall not interfere with or endanger public pedestrian and vehicular traffic adjacent to the Site nor interrupt the flow of traffic in and out of the Site. Contractor shall provide its own traffic control personnel as required by local jurisdiction (the "County") and local police authorities, at its sole expense, to coordinate deliveries to the Site that obstruct public or private access roads. The sidewalks, driveways, and loading dock are not to be used for parking by employees or subcontractors of Contractor. Construction workers will park only in areas designated and will be subject to towing if in violation thereof. Handicap parking spaces should not be used or blocked for loading or unloading under any circumstances. If Contractor needs parking for its subcontractors, Contractor must obtain prior written permission. Notwithstanding the foregoing, Owner is not obligated to provide parking for Contractor or its subcontractors.
18. **Vending Machines:** No vending machines or concessions will be permitted on Site.
19. **Signage:** Neither Contractor nor its subcontractors shall not be permitted to place on the Site any identifying signage except for information and directional signage as approved in advance by Owner's Representative.
20. **Supervision:** Contractor must maintain supervisory personnel on the Site at all times work is being performed at the Site. Such personnel must be fully empowered to coordinate, respond to and authorize Contractor's work as necessary to enable work to proceed.
21. **Fire Alarm:**

a. Contractor must arrange for all connections to the base building fire alarm system to be performed by On-Site Coordinator's electrical/fire alarm subcontractor. All costs associated with such work shall be the responsibility of Contractor.

b. For any work requiring suppression of the alarm systems, Contractor must notify On-Site Manager at least 48 hours prior to requirement.

c. On-Site Manager must be notified at least 48 hours prior to the use of any burning or welding device or demolition work so that the fire alarm system can be taken "off-line." Notification must also be given when work is complete.

d. Smoke detectors and other fire alarm system devices must be protected when performing work which may cause these devices to become unduly dusty. Protecting devices such as paper, tape and plastic must be removed daily.

e. If Contractor damages or compromises the integrity of the base building fire alarm system, On-Site Manager may call On-Site Manager fire alarm contractor to repair or restore the system at Contractor's expense.

21. **Air Balance:** Deliver to landlord a certified air balance report which will verify airflow delivery per the construction drawings at the end of construction.

22. **Disruptive Work:**

a. All work performed by Contractor during non-Normal Construction Hours must be scheduled at least 48 hours in advance with On-Site Manager. Any work requiring an interruption in utility, HVAC or life safety system services to other tenants of the Site shall be scheduled at least 48 hours in advance with On-Site Manager. **All work requiring access to County garage will require a minimum of one weeks' notice prior to commencement of work.**

b. *The following construction operations, which take place on any floor of Site, must be performed during the Normal Construction Hours.* These operations include, but are not limited to: (1) drilling, cutting, or chiseling of the concrete floor slab, (2) drilling or cutting of any structural member or installation of a new structural member, (3) any work which generates a vibration that may be disruptive to normal office operations (shooting drywall track, drilling pipe or duct work hangers, installing tack strips, etc.), (4) welding or operating a compressor, (5) draining or tapping into sprinkler piping or plumbing risers or loops, (6) spraying or lacquering, (7) work in occupied tenant spaces, (8) work in ceilings of tenants other than tenant, (9) x-rays of slab, and (10) painting.

c. No cutting or patching of existing work shall be permitted without prior written consent. Request for permission to do drilling or chipping shall include explicit details and description of work and must not under any circumstances diminish the structural integrity or functional capabilities of Site components or systems.

d. Tenant must verify that plumbing work, if any, below the slab is feasible from a construction standpoint. Tenant must coordinate access to complete work below the slab during off hours so as not adversely impact adjacent tenants' operations below. All slab penetrations must be cored, sleeved and grouted. All penetrations must be fire stopped per Code. *Tenant must X-ray and secure approval of slab penetrations from the base building structural engineer – Jennifer Greenawalt JGreenawalt@ThorntonTomasetti.com – (202) 580-6382 – prior to cutting slab.* All under-slab piping must be painted to match adjacent finishes.

e. If applicable, Contractor shall provide not less than one week's notice to Owner for Site system (including elevator) shutdowns necessary to perform the work, including a description of the proposed work, a comprehensive schedule of shutdowns, anticipated duration of shutdown, systems involved, and contingency plans. If such work interferes with Site occupants' ability to conduct business, Contractor shall perform such work only during non-business hours consistent with good construction practices. All Contractors shall work to coordinate shutdowns so as to reduce the frequency and duration of service interruption.

f. The following Site systems must not be shut down, operated, interrupted, modified, or reconfigured without the expressed prior written consent of Owner's Rep: *Elevator, Air Distribution, Sprinkler, Telephone/Data, Electrical Power, Domestic Water, Standpipe, Life Safety/Fire Alarm, Heating Hot Water, Chilled Water, Security, Plumbing, BMS, or Condenser Water/Cooling Tower* An engineer employed by Owner must be present during all shutdowns at a reimbursable overtime rate (4 hour minimum). Special care must be taken when these systems serve other tenant areas. A shut down fee of $500.00 per shut down will be charged to Tenant.

g. Electrical panel covers must be reinstalled at the end of the work day.

h. If work on the standpipe and sprinkler system is required, On-Site Manager must be notified, and necessary Site staff will be dispatched to operate the shut-off valves. When work is completed, On-Site Manager must again be notified to reactivate the system. At no time will a floor be left without sprinkler coverage.

i. Contractor is responsible for providing fire extinguishers with current inspection tags during the construction period within the work area, one per 7,500 square-feet of space under construction.

23. **Burning/Smoking:** Open fire or rubbish burning is prohibited. Smoking is prohibited on the Site.

24. Fire Life Safety Systems:

a. Contractor shall be responsible for false alarms of Site's Fire/Life Safety System generated by Contractor. Each event of a false alarm will cause Contractor to be charged $250, plus any additional fees charged by the County Fire Department in response to these alarms.

b. Fire/Life Safety System equipment must remain in operations at all times during construction. Approvals to take the system, or any part thereof, out of service must be obtained from On-Site Manager on a daily basis. Posting of fire watch at Contractor's expense may be required during all periods when the system is fully or partially out of service.

c. Any efforts to disable the smoke detectors in the work area must be coordinated with On-Site Manager and must be reversed so as to put all Fire/Life Safety Systems back into service during non-working hours. Contractor will be charged $250 for each incident where the Fire/Life Safety Systems on Site are left in a disabled condition and will be responsible for costs, if any, for the repair of systems damaged by Contractor.

d. Any tie-ins to the Fire/Life Safety System must be coordinated through On-Site Manager, and On-Site Manager must be notified at least 48 hours prior to working on any of the devices. If any panels or devices are to be accessed,

25. Permits: Contractor must obtain all building permits for Contractor's work which are required by the County. A copy of the building permit must be supplied to On-Site Coordinator before any work commences, and the original Certificate of Occupancy (Non-RUP) must be supplied to Owner at the time of issuance. Contractor must also provide copies of all final inspections.

26. Light Bulbs and Ballasts: Contractor is responsible for ensuring that all light fixtures in the work area are working properly and are fully lit upon completion of the work. This includes replacement of tubes and ballasts, as required, in light fixtures that are replaced, added or repositioned.

27. Indoor Air Quality Specifications: Of increasing importance in the operation of a Class A mixed-use project is the establishment and maintenance of acceptable indoor air quality ("IAQ") procedures. Exhibit E of Owner Review Procedures for Base Building and Tenant Improvements (which will be provided by On-Site Coordinator, if applicable) outlines, in general, the conditions under which construction must take place in order to comply with established On-Site Coordinator IAQ requirements. Contractor must meet with On-Site Coordinator prior to the commencement of construction to review all specific IAQ requirements related to construction.

28. Inconsistencies with Contract Documents: The "Contract Documents" consist of the lease between Owner and Tenant. If there are any inconsistencies between these Rules of the Site and the Contract Documents, the terms, conditions and requirements of the Contract Documents shall take precedence and shall supersede any terms, conditions or requirements of these Rules of the Site.

29. As-Built/Permit Plans: Tenant will provide one set of "as-built" construction plans within two weeks of construction completion. Contractor shall submit a copy of the building permit plans with County stamps.

30. Lien Waivers: Tenant General contractor will provide a copy of the final unconditional lien waiver along with final unconditional lien waivers from major subcontractors (subcontract value greater than $15,000).

31. Schedule: Tenant General Contractor will submit a copy of the construction schedule prior to construction start.

32. O&M Binder: Shall include the following:

1. Section 1 – Project Directory – all members of project team, subcontractors and vendors
2. Section 2 – Contractor Warranty Letter – warranting all work for one year after date of substantial completion
3. Section 3 – Permits and Inspections
4. Section 4 – Finish Schedule
5. Section 5 – Through end – Subcontractor Sections – each subcontractor section should include the following in this order:

(a) Subcontractor Warranty Letter

(b) All approved submittals – with approval stamp from architect to include all samples, product data, MSDS, specifications, shop drawings, etc.

(c) Care and Maintenance information

(d) User Guides (Mechanical section shall include approved Air Balance Report)

(e) All service agreements
(f) All approved drawings from the county (i.e. Fire Alarm and Sprinkler)

33. **Responsibility of Contractors:** Contractor shall be responsible for his/her own work and every part thereof, and all work of every description done or used in connection therewith. Contractor shall specifically and distinctly assume and does so assume all risks of damage or injury for whatever cause to property or persons used or employed on or in conjunction with the work, and all damage or injury to any persons or property wherever located, due to Contractor's negligence. Contractor undertakes and promises to protect and defend Manager and Owner against all claims on account of any such damage or injury. Contractor will be held responsible for the execution of a satisfactory and complete piece of work in accordance with the true intent of the terms, conditions and specifications, and of any drawings which may have been furnished in connection therewith. Contractor shall provide, without charge, all incidental items required as a part of the work, even though not particularly specified or indicated. If Contractor has good reason for objection to the use of any material, appliance or method of construction as shown or specified, Contractor shall make report of such objection to the Manager and obtain proper written adjustment before the Contract is entered into with Manager. Contractor shall proceed with the work with the understanding that satisfactory completion of the work will be required by Manager.

34. **Warranty**: Unless otherwise specified herein, Contractor guarantees that all work to be performed and all materials to be furnished under this Contract shall be free from defects in materials and workmanship for a period of two years and in the event of any defects, such defects shall be corrected by the contractor at no cost to the Landlord or Tenant.

35. **Title**: Title to all completed or partially completed work at the job site and to all materials delivered to and stored at said job site which are intended to become part of the completed work shall pass to Owner upon the earlier to occur of the installation for the materials.

36. **Building Required Vendor:** Provided that each of the following charges competitive rates for comparable work being performed at Comparable Buildings:

Fire Alarm Tie-In:	**HAISLIP ELECTRICAL, PAT MCAULEY, (301)-343-2501** **PATM@HAISLIPCORP.COM**
HVAC Controls:	**MALLICK, BILL LAURI, (240) 238-1829** **BLAURI@MALLICKMECHANICAL.COM**
Roofing:	**CONSOLIDATED ROOFING, ALEX ZORICH, (301) 595-2559 X24** **ALEX.ZORICH@CONWATER.COM**
Sprinkler:	**CHESAPEAKE SPRINKLER, SCOTT TITUS, (571) 209-5268 (703) 856-4743** **STITUS@CHESASPRINK.COM**
Security Vendor:	**KASTLE – MARK HENRY, (703) 247-0458, MHENRY@KASTLE.COM**
Locksmith / Keyway:	**BALDINOS, KRISTIE RICHARDSON, (703) 378-3555** **KRICHARDSON@BALDINOS.COM**

37. **Managing Fire Protection System Impairment:**

Red Tag Permit System

The Red Tag Permit System is designed to help manage impairments and restore full fire protection. The system is comprised of four key elements:

- Red Tag Permit
- Fire Protection Equipment Decals
- Reusable Impairment Tag for Fire Service Connections
- Red Tag Permit System Wall Hanger

The following guidelines require the use of FM Global's Red Tag Permit System Wall Hanger (P7427), which includes:

- One sheet of Fire Protection Equipment Decals (P7834) to affix to fire protection equipment as a reminder that authorization is needed before any shutdown can occur

- One 12.5 x 13.25-in wall hanger with pockets to keep other elements of the system organized and within reach; also lists steps to take before, during and after an impairment
- Red Tag Permits (F2480) to authorize impairments and document tasks as they are performed
- One Reusable Impairment Tag for Fire Service Connections (P7427t) to wire to fire service connections as a reminder that fire protection is out of service.

Before a Planned Impairment

1. Complete all applicable sections of the permit, providing key information, such as telephone numbers for your local fire service, alarm company, water department and FM Global office servicing your property.

2. Affix the red-and-white Fire Protection Equipment Decals to all protection equipment to remind personnel that authorization is needed before any shutdown can occur.

3. Plan to work on fire protection when the facility is not operating. Shut down any hazardous processes.

4. Prohibit any process with an inherent ignition source, such as hot work. Smoking is also prohibited.

5. Be prepared. Have everything ready before impairing protection, e.g., excavating equipment, pipe plugs, repair parts and personnel.

6. Plan to have temporary fire protection on hand: extra extinguishers charged hose lines, temporary sprinkler protection, etc.

7. Set up temporary sprinkler protection, especially for prolonged impairments, by running a 2.5-in. hose from the hydrant to the 2-in. drain of an active system (an adapter will be required to connect the hose to the drain).

8. Notify your Emergency Response Team, Corporate Risk Manager and the public fire service so they can be ready to handle any emergency that might occur.

9. If fire protection equipment can be restored, determine how to quickly return it to service in case a fire occurs during an impairment.

10. Assign a fire watch to patrol the area where protection equipment is impaired.

11. Notify your local FM Global office closest to you. An engineer and/or client service representative can advise you on how to proceed and follow up until protection has been restored. In addition, he or she can help minimize downtime, if possible, reduce fire exposure to the area, arrange for temporary protection and determine how to restore protection as quickly as possible in the event of a fire.

Completing the Red Tag Permit

The precautions listed at the top of all three parts will help you and your FM Global engineer determine the specific actions you need to take. The information provided in Part 1 transfers to Parts 2 and 3 (F2480).

Part One – Red Tag Permit

This section becomes a record of the impairment. The fire safety supervisor completes, signs and issues the permit, describing the location of the facility and reason for impairment, and then:

- Phones, faxes or provides online the same information to FM Global; and
- Signs the permit to document that the impairment has been planned or is underway.

Part Two – Out of Service

Place Part 2 in the center pocket of the wall hanger as a reminder of the impairment.

Part Three – Fire Protection Out of Service

Issue Part 3 to the fire protection equipment operator, who then documents each step in the impairment and return-to-full-operation processes, and attaches Part 3 to the shut valve. Be sure he or she carefully records the date, time, type of valve and the number of turns needed to close it.

Authorizing the Impairment

• Inform employees that the Red Tag Permit System is in effect. It's best if the wall hanger is displayed in plain view so that the fire safety supervisor or appropriate personnel can easily follow the procedures listed on the poster and permit.

• Use the three-part Red Tag Permit to initiate the impairment and identify affected equipment. Complete the permit, following each step carefully.

Restoring the System

1. Promptly restore fire protection equipment to automatic service as soon as possible.

2. If sprinkler protection was impaired, conduct a 2-in. drain test at the sprinkler riser to obtain a clear, unobstructed water flow.

3. Lock sprinkler control valves in the wide-open position.

4. Reset the alarm system; notify the central station, if applicable.

5. Notify your Emergency Response Team, Corporate Risk Manager, public fire service and FM Global representative that fire protection has been restored.

6. Complete the Red Tag Permit. The fire protection equipment operator documents all steps taken to restore fire protection in Part 3 of the permit, signs it and returns it to the fire safety supervisor:

• Reviews the information on the signed permit and retains it as a record of impairment; and

• Transfers information from Part 3 of the permit to Part 2, and phones, faxes or submits online the information in Part 2 to FM Global.

CONTRACTOR MUST SIGN AND COMPLY WITH THESE RULES. FAILURE TO DO SO MAY RESULT IN WORK STOPPAGE UNTIL SUCH TIME AS FULL COMPLIANCE BY CONTRACTOR IS ACCOMPLISHED.

AGREED TO AND ACCEPTED:

CONTRACTOR:

By:
Name: ______________________________
Title: ______________________________

TENANT:

By:
Name:
Title:

ATTACHMENT A
INSURANCE REQUIREMENTS

Coverage	Minimum Limits of Liability
Comprehensive Automobile Liability insurance to include non-owned, hired vehicles as well as owned vehicles.	$1,000,000 per occurrence combined single limit bodily injury and Property damage.
Worker's Compensation	Statutory Limits
Employer's Liability	$1,000,000 per occurrence
Commercial General Liability Insurance, which shall include the following coverages: - Broad Form Property Damage. - Contractual liability coverage - Contractor's protective liability coverage - Explosion, collapse and damage to underground utilities. - Completed operations coverage for a period of 5 years after final acceptance of the completed Contractor's work. - Premises, and operations. - Independent Contractors. - Blanket contractual liability. - Blanket fire and explosion legal liability. - Liquor liability exclusion deleted. - Products liability.	$1,000,000 per occurrence with a $2,000,000 general aggregate and per project limit endorsement (which limits shall apply for single limit bodily injury, property damage and personal injury).
Excess Liability	Not less than $5,000,000 for each occurrence and in the aggregate.
All Risk Builder's Risk/Installation Floater Covering Separate Contractor's work - Broad All-Risk perils and Collapse on a completed value, non-reporting form. Deductible not to exceed $5,000 each occurrence. - All loss payments made payable to Contractor and Owner.	100% of value of Separate Contractor's completed work, materials, equipment, machinery and supplies.
All Risk property insurance including theft covering equipment tools and materials owned or to be rented by Contractor.	Replacement Cost

Contractor acknowledges that the requirement to obtain the foregoing insurance coverage does not constitute a representation by Owner that such coverage and limits will be adequate to protect Contractor. Furthermore, the insurance procured by Contractor will not reduce or limit Contractor's contractual obligations to indemnify and defend Owner pursuant to any indemnity provisions set forth in the Contract Documents. The All Risk coverage required above shall include a waiver of subrogation clause which states that the insurance company shall not have any right of recovery against Owner, Owner's Agent or On-Site Coordinator, or any of their respective partners, affiliates, successors, heirs, assigns, directors, officers, employees or agents.

All insurance required in this Section shall be provided by financially responsible insurance carriers authorized to do business in the Commonwealth of Virginia and rated by AM. Best Rating Service as A - XII or better.
The policies for the foregoing coverage shall name as additional insureds Owner and Owner's Agent, and their respective officers, agents and employees as their interests shall appear: **Owner, Owner's lender, Bank of America, NA, Comstock Management Services, LC, Comstock Partners, LC, Reston Station Owners Association, CDS Asset Management, LC, Comstock Commercial Management, LC, and the Board of Supervisors of Fairfax County, Virginia.**

Contractor shall also carry such additional insurance as may be required by the laws of the County in which the Site is located. If Contractor shall subcontract any of its work, Contractor shall be responsible for seeing that such subcontractor shall have the insurance coverage required by this Attachment and shall furnish Owner evidence thereof before the subcontractor commences work on the Project. The fact that Contractor has obtained the insurance required by this Attachment shall not diminish Contractor's obligations set forth in any provisions of the Rules of the Site.

Owner may, in its sole discretion, require Contractor to purchase and maintain additional coverage or project specific insurance, and Owner shall thereupon reimburse Contractor for the additional cost of such insurance.